Exhibit 10.4

LOAN AGREEMENT

among

SUNSTONE LAX AIRPORT, LLC

SUNSTONE SH HOTELS L.L.C.

SUNSTONE OP PROPERTIES L.L.C.

SUNSTONE CHANDLER, LLC

SHP OGDEN, LLC

jointly and severally, as the Borrowers

The Senior Lenders Party Hereto

as Senior Lenders

The Junior Lenders Party Hereto

as Junior Lenders

and

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

as Administrative Agent

Financing of portfolio of 35 hotels located in the States of Arizona, California, Colorado,

Minnesota, New Mexico, Oregon, Utah and Washington

Dated as of August     , 2003

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LIST OF EXHIBITS AND SCHEDULES
EXHIBIT A	-	LEGAL DESCRIPTION OF PROPERTIES
EXHIBIT B-1	-	FORM OF SENIOR FLOATING NOTE
EXHIBIT B-2	-	FORM OF JUNIOR FLOATING NOTE
EXHIBIT C	-	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT D	-	ORGANIZATIONAL CHART OF BORROWER
EXHIBIT E	-	ALLOCATED LOAN AMOUNTS AND PERCENTAGES
EXHIBIT F	-	CONDEMNATION AND POTENTIAL CONDEMNATIONS
EXHIBIT G	-	INTEREST RATE CAP AGREEMENT
EXHIBIT H	-	FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENT
EXHIBIT I	-	FORM OF MONTHLY OPERATING STATEMENT
EXHIBIT J	-	FORM OF REMAINDER OF YEAR QUARTERLY REPORT
EXHIBIT K	-	FORM OF TRAILING 12-MONTH QUARTERLY REPORT
EXHIBIT L	-	FORM OF SMITH TRAVEL RESEARCH REPORT
EXHIBIT M	-	FORM OF CAPEX DRAW REQUEST
EXHIBIT N	-	FORM OF CAPEX DRAW SUMMARY
EXHIBIT O	-	FORM OF JOB COST REPORT – CAPEX

SCHEDULE 1	-	COMMITMENTS
SCHEDULE 2	-	CLOSING CONDITIONS
SCHEDULE 3	-	HOTEL ACCOMMODATIONS, ROOM NUMBERS AND TYPES, ETC.
SCHEDULE 4	-	INSURANCE CLAIMS
SCHEDULE 5	-	HOTEL OPERATING AGREEMENTS
5A- MANAGEMENT AGREEMENTS AND MANAGERS
5B- FRANCHISE AGREEMENTS
SCHEDULE 6	-	INITIAL APPROVED BUDGET
SCHEDULE 7	-	DEFERRED MAINTENANCE SCHEDULE
SCHEDULE 8	-	IMMEDIATE RELEASE PROPERTIES
SCHEDULE 9	-	CAPITAL EXPENDITURE RESERVES
SCHEDULE 10	-	GROUND LEASES
SCHEDULE 11	-	OPERATING LEASES, MATERIAL LEASES AND OTHER LEASES AFFECTING PROPERTIES
SCHEDULE 12	-	ENVIRONMENTAL MATTERS
SCHEDULE 13	-	ENTITIES FILING CONSOLIDATED TAX RETURNS
SCHEDULE 14	-	MECHANIC’S LIENS, ETC.
SCHEDULE 15	-	ILLUSTRATIONS OF CALCULATION OF ADMINISTRATIVE AGENT LOST SERVICING FEE

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LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into as of August     , 2003 among SUNSTONE LAX AIRPORT, LLC (“Sunstone LAX”), SUNSTONE SH HOTELS L.L.C. (“Sunstone SH”), SUNSTONE OP PROPERTIES L.L.C. (“Sunstone OP”), SHP OGDEN, LLC (“SHP Ogden”), and Sunstone Chandler, LLC (“Sunstone Chandler”), each a Delaware limited liability company (each of Sunstone LAX, Sunstone SH, Sunstone OP, SHP Ogden and Sunstone Chandler being referred to herein as a “Borrower” and, collectively, as the “Borrowers”); each of the senior lenders that is a signatory hereto identified under the caption “SENIOR LENDERS” on the signature pages hereof together with any successor thereto as registered owner of all or any portion of such senior lender’s promissory note pursuant to the terms hereof (individually, a “Senior Lender” and, collectively, the “Senior Lenders”); each of the junior lenders that is a signatory hereto identified under the caption “JUNIOR LENDERS” on the signature pages hereof together with any successor thereto as registered owner of all or any portion of such junior lender’s promissory note pursuant to the terms hereof (individually, a “Junior Lender” and, collectively, the “Junior Lenders”; the Junior Lenders and the Senior Lenders being referred to collectively herein as the “Lenders”); and MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a corporation organized under the laws of the Commonwealth of Massachusetts, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A. The Borrowers own certain hotels and related land and improvements and have applied to the Lenders for loans in an initial aggregate principal amount of $345,000,000 and in the maximum aggregate amount of $399,500,000 which are secured, in part, by all of such assets; and

B. The Borrowers are affiliated with one another and each has agreed to be jointly and severally liable for the full amount of such Loans; and

C. Each of the Borrowers intends to use its allocated portion of the Loans for its own purposes; and

D. The Senior Lenders desire to make the Senior Floating Loans to the Borrowers upon the terms and conditions set forth in this Agreement;

E. The Junior Lenders desire to make the Junior Floating Loans to the Borrowers upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereby agree to be bound as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used herein, the following terms have the meanings indicated:

(1) “Access Laws” has the meaning assigned in Section 8.14(a).

(2) “ACH” has the meaning assigned in Section 2.5(1)(a).

(3) “Additional Costs” has the meaning assigned in Section 2.6(1)(a).

(4) “Adjusted Libor Rate” means, for any Interest Period for any Floating Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/10 of 1%) determined by the Administrative Agent to be equal to the Libor Base Rate for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Interest Period.

(5) “Administrative Agent” has the meaning assigned in the introductory paragraph on page one of this Agreement.

(6) “Administrative Agent Lost Servicing Fee” means, with respect to any prepayment of the Loans during the first twelve (12) Loan Months, whether in part or in full, whether voluntarily made by any Borrower or made as a result of an acceleration of the Loans by the Administrative Agent on behalf of the Lenders following the occurrence of an Event of Default, or otherwise, other than a prepayment made by any Borrower in connection with the sale of an Immediate Release Property pursuant to Section 2.7(1) of this Agreement or pursuant to Section 3.3(3) in the event Net Proceeds are not made available for the Restoration of an Individual Property:

(a) for any such prepayment made during the first twelve (12) Loan Months, if the Cumulative Prepayment Amount (including the Allocated Loan Amount then being prepaid) is equal to or less than $50,000,000, no Administrative Agent Lost Servicing Fee shall become due or payable;

(b) for any such prepayment made during the first three (3) Loan Months, if the Cumulative Prepayment Amount (including the Allocated Loan Amount then being prepaid), is greater than $50,000,000, zero and one-fourth percent (.25%) of the sum of (i) the amount being prepaid plus (ii) sum of all other previous principal prepayments made (other than prepayments made by any Borrower in connection with the sale of an Immediate Release Property pursuant to Section 2.7(1) of this Agreement or pursuant to Section 3.3(3) in the event Net Proceeds are not made available for the Restoration of an Individual Property); provided that the Borrower shall receive a credit against such amount for any Administrative Agent Lost Servicing Fees previously paid;

(c) if the Cumulative Prepayment Amount during the first three (3) Loan Months exceeded $50,000,000, for any such prepayments made during the period commencing with the first day of the fourth (4th) Loan Month and ending at the expiration of the twelfth (12th) Loan Month, zero and two-tenths percent (.20%) of the amount being prepaid;

(d) if the Cumulative Prepayment Amount during the first three (3) Loan Months was less than or equal to $50,000,000, for any such prepayment made during the period commencing with the fourth (4th) Loan Month and ending at the expiration of the twelfth (12th) Loan Month, if the Cumulative Prepayment Amount (including the Allocated Loan Amount then being prepaid), is greater than $50,000,000, zero and two-tenths percent (.20%) of the sum of (i) the amount being prepaid plus (ii) sum of all other previous principal prepayments made (other than prepayments made by any Borrower in connection with the sale of an Immediate Release Property pursuant to Section 2.7(1) of this Agreement or pursuant to Section 3.3(3) in the event Net Proceeds are not made available for the Restoration of an Individual Property); provided that the Borrower shall receive a credit against such amount for any Administrative Agent Lost Servicing Fees previously paid; and

(e) for any such prepayment made at any time after the expiration of the twelfth (12th) Loan Month, no Administrative Agent Lost Servicing Fee shall become due or payable.

The foregoing provisions are illustrated by the chart and examples set forth on Schedule 15 attached hereto and made a part hereof, which are provided for reference only. In the event of any conflict or ambiguity between the foregoing provisions and such chart or examples, the foregoing provisions shall control in all respects.

(7) “Administrative Agent Servicing Fee” means the fee payable on each Payment Date by the Borrowers to the Administrative Agent in accordance with the terms of Sections 2.3(1)(c) and 13.2 of this Agreement.

(8) “Affiliate” means (a) any corporation in which any Borrower Party or any Person that directly or indirectly owns a beneficial interest in any Borrower Party, directly or indirectly owns or Controls more than ten percent (10%) of the beneficial interest of such corporation, (b) any partnership, joint venture or limited liability company in which any Borrower Party, or any Person that directly or indirectly owns a beneficial interest in any Borrower Party, is a partner, joint venturer or member, (c) any trust in which any Borrower Party, or any Person that directly or indirectly owns a beneficial interest in any Borrower Party, is a trustee or beneficiary, (d) any other Person which directly or indirectly Controls any Borrower Party, (e) any partner, shareholder, director, officer, member, manager or employee of any Borrower Party, or any Person that directly or indirectly owns a beneficial interest in any Borrower Party, or (f) any Person related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of any Borrower Party, or any Person that directly or indirectly owns a beneficial interest in any Borrower Party.

(9) “Agreement” means this Loan Agreement, as amended from time to time.

(10) “Allocated Loan Amount” means, for each Individual Property (a) as of the Closing Date, the amount set forth on Exhibit E and (b) after a Release, Earnout Advance or other prepayment, the revised amount calculated in accordance with Section 2.7(4)(a), Section

2.9(2), Section 2.10(2), or Section 2.3(3)(c)(ii), as applicable. The sum of the Allocated Loan Amounts for all of the Properties shall at all times equal the aggregate principal amount advanced by Lenders and outstanding under the Loans.

(11) “Allocated Percentage” means, for each Individual Property (a) as of the Closing Date, the percentage set forth on Exhibit E and (b) after a Release, Earnout Advance or other prepayment, the revised percentage calculated in accordance with Section 2.7(4)(a), Section 2.9(2) or Section 2.10(2), as applicable. The sum of the Allocated Percentages for all of the Properties shall at all times equal one hundred percent (100%).

(12) “Alternate Interest Rate” means, for any Interest Period and for any Type of Notes, a rate per annum equal to the sum of the Prime Rate plus the Prime Rate Spread applicable to such Type of Notes.

(13) “Alternate Interest Rate Loans” means Loans that bear interest at the Alternate Interest Rate applicable to such Type of Loans, if any.

(14) “Annual Budget” has the meaning assigned in Section 5.3(2).

(15) “Applicable Lending Office” means, for each Lender, the “Lending Office” of such Lender (or of an affiliate of such Lender) designated on the respective signature pages hereof or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans are to be made and maintained, which shall at all times be maintained in the United States.

(16) “Appraisal Event” has the meaning assigned in Section 13.3.

(17) “Appraised Value” means with respect to any Individual Property at any time, the value of such Individual Property, as most recently determined by an appraisal, reasonably acceptable to the Administrative Agent in form and substance, and prepared by an appraiser holding the MAI designation that is reasonably acceptable to the Administrative Agent, which appraised value shall be calculated using methodology consistent with that set forth in the appraisal delivered in connection with the funding of the Loans. Such appraisers and appraisals shall satisfy the requirements of the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Foundation.

(18) “Approved Budget” means (a) if no Cash Trap Period exists at the time of delivery of the Annual Budget to the Administrative Agent pursuant to the Section 5.3(2), the Annual Budget prepared by the Borrowers or (ii) if a Cash Trap Period exists at the time of delivery of the Annual Budget to the Administrative Agent pursuant to the Section 5.3(2), the annual budget approved by the Administrative Agent pursuant to Section 5.3(3).

(19) “Approved Financial Institution” means a financial institution reasonably selected by or approved by the Administrative Agent.

(20) “Approved Franchise Agreements” means those agreements specified on Schedule 5B.

(21) “Assignment and Acceptance” means an Assignment and Acceptance, duly executed by the parties thereto, in substantially the form of Exhibit C hereto and consented to by the Administrative Agent in accordance with Section 2.1(3)(d).

(22) “Assignments of Leases and Rents” means each of those certain Assignments of Leases and Rents, dated the date hereof, by each Borrower and Operator in favor of the Administrative Agent (on behalf of the Lenders).

(23) “Assignments of Licenses” means each of those certain Assignments of Licenses, Permits and Approvals and Contracts, Agreements and Equipment Leases, dated the date hereof, by each Borrower, each Operator and Manager in favor of the Administrative Agent (on behalf of the Lenders).

(24) “Award” has the meaning assigned in Section 3.2.

(25) “Bankruptcy Party” has the meaning assigned in Section 9.8.

(26) “Basel Accord” means the proposals for risk-based capital framework described by the 1988 “International Convergence of Capital Measurement and Capital Standards,” Basel Committee Publications No. 4 (Basel I Capital Accord), as amended, modified and supplemented and in effect from time to time, or any applicable law, rule, regulation, policy, statement or recommendation (whether or not having the force of law) as a direct or indirect consequence of, in connection with or with a view to the matters discussed in relation to the change, amendment and/or replacement of the foregoing agreement.

(27) “Books and Records” has the meaning assigned in Section 5.4(1).

(28) “Borrower” has the meaning assigned in the introductory paragraph on page one of this Agreement and is subject to the rules of interpretation set forth in Section 1.3 hereof.

(29) “Borrower Party” means each of the Borrowers; Sunstone; Sunstone Hotel Properties, Inc.; Sunstone Hotels, LLC; Sunstone Hotels Sub. Corp.; Sunstone Properties Sub Corp.; WTA 99 L.L.C.; San Clemente Hotel Properties L.L.C.; SHP Properties Corp.; SHP Investors, Inc.; Sunstone Hotel Investors, L.P.; SHP Ogden Inc.; Sunstone Hotels Sub L.L.C.; Sunstone SH Hotels Corp.; Sunstone Properties Sub L.L.C.; Sunstone OP Properties Corp.; Alter SHP, LLC; SHP Lessee Corp.; SHP Lessee II Corp.; SHP Lessee III Corp.; and any of their respective successors or permitted assigns from time to time.

(30) “Business Day” means a day other than (a) a Saturday, a Sunday, or a legal holiday on which national banks located in the State of New York or the Commonwealth of Massachusetts are not open for general banking business and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a Conversion of or into, or an Interest Period for, a Floating Loan, a day on which dealings in Dollar deposits are not carried out in the London interbank market.

(31) “Business Plan” has the meaning assigned in Section 5.3(l)(c).

(32) “Capital Budget” has the meaning assigned in Section 5.3(1)(b).

(33) “Capital Expenditure Reserve” has the meaning assigned in Section 5.8(2).

(34) “Capital Improvement” has the meaning assigned in Section 5.9(3)(a).

(35) “Capital Lease” means each of those certain leases designated as “Capital Leases” on Schedule 11 hereto with respect to the Properties and any other leases that would be deemed “capital leases” pursuant to GAAP or the Uniform System of Accounts.

(36) “Cash Trap Period” means a period commencing when DSCR is less than Minimum DSCR and continuing until (a) DSCR has equaled or exceeded Minimum DSCR for six (6) consecutive Loan Months and (b) no Event of Default (or event or condition which with the giving of notice or the passage of time would constitute an Event of Default) exists at the conclusion of such period of six (6) consecutive Loan Months.

(37) “Casualty Consultant” has the meaning assigned in Section 3.3(2)(iii).

(38) “Casualty Retainage” has the meaning assigned in Section 3.3(2)(iv).

(39) “Closing Date” means the date the initial advance of the Loans is funded by the Lenders.

(40) “Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

(41) “Collateral Assignment of Interest Rate Cap Agreement” means that certain Collateral Assignment of Interest Rate Cap Agreement, dated the date hereof, among the Borrowers and the Administrative Agent (on behalf of the Lenders).

(42) “Commercially Reasonable Rates” has the meaning assigned in Section 3.1(1)(k).

(43) “Commitment” means, as to each Lender, the obligation of such Lender to make a Loan in a principal amount up to but not exceeding the amount set opposite the name of such Lender on Schedule 1 under the caption “Commitment” or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 11.22, as specified in the respective instrument of assignment pursuant to which such assignment is effected. The original aggregate principal amount of the Commitments of the date hereof is $345,000,000.00, which shall be subject to increase (up to a maximum aggregate principal amount of $399,500,000) pursuant to the provisions of Section 2.9 or Section 2.10. The Commitment of one or more Lenders is subject to change pursuant to the provisions of Section 2.9(3) in the event any Lender fails to advance its proportionate share of an Earnout Advance.

(44) “Concentration Account” has the meaning assigned in Section 5.7(2).

(45) “Condemnation” has the meaning assigned in Section 3.2.

(46) “Condemnation Limit” means, with respect to any Individual Property, the lesser of (a) $500,000 or (b) the amount equal to ten percent (10%) of the Allocated Loan Amount of such Individual Property.

(47) “Condemnation Proceeds” has the meaning assigned in Section 3.3(2).

(48) “Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.2 of a Floating Loan from one Interest Period to the next Interest Period for such Loan.

(49) “Control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” or “Controlled” have meanings correlative to the foregoing.

(50) “Controlling Lenders” means (a) prior to an Event of Default and acceleration of the Loans, collectively (i) the Senior Lenders holding at least 66 2/3% of the aggregate outstanding principal amount of the Senior Loans and (ii) the Junior Lenders holding at least 66 2/3% of the aggregate outstanding principal amount of the Junior Loans, and (b) after an Event of Default and the acceleration of the Loans, (i) so long as an Appraisal Event has not occurred, the Junior Lenders holding at least 66 2/3% of the aggregate outstanding principal amount of the Junior Loans, and (ii) upon the occurrence of an Appraisal Event, the Senior Lenders holding at least 66 2/3% of the aggregate outstanding principal amount of the Senior Loans.

(51) “Convert”, “Conversion” and “Converted” refer to a conversion pursuant to the terms of this Agreement of one Type of Loans into another Type of Loans, to the extent applicable.

(52) “Cumulative Prepayment Amount” means the sum of the Allocated Loan Amounts prepaid by the Borrowers, whether voluntarily, by acceleration following the occurrence of an Event of Default or otherwise; provided, however, prepayments made by any Borrower in connection with the sale of an Immediate Release Property pursuant to Section 2.7(1) of this Agreement or pursuant to Section 3.3(3) in the event Net Proceeds are not made available for the Restoration of an Individual Property shall not be included in the calculation of the Cumulative Prepayment Amount.

(53) “Debt” means, as to the relevant Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (c) all indebtedness guaranteed by such Person, directly or indirectly, (d) all obligations under leases that constitute capital leases for which such Person is liable, and (e) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

(54) “Debt Service” means, as of any date of calculation, the aggregate payments of interest and, if applicable, principal due under the Loans for the period in question.

(55) “Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law and (b) five percent (5%) per annum in excess of (i) with respect to Floating Loans, the applicable Floating Interest Rate and (ii) with respect to Alternate Interest Rate Loans, if any, the Alternate Interest Rate.

(56) “Deferred Maintenance Reserve” has the meaning assigned in Section 5.8(4).

(57) “Delevering Prepayment” means a prepayment of the Loans made by the Borrowers in accordance with the terms and conditions of Section 2.3(3)(b)(iii) of this Agreement in an amount sufficient to reduce the outstanding principal balance of the Loans to an amount that results in a Loan-to-Value Ratio of fifty percent (50%), as calculated by the Administrative Agent, on behalf of the Lenders.

(58) “Delevering Prepayment Fee” means, with respect to any Delevering Prepayment of the Loans made by the Borrowers in accordance with the terms and conditions of Section 2.3(3)(b)(iii) of this Agreement, the following percentages of the principal amount prepaid during the Loan Months listed below:

Loan Months:	Percentage:
1-12	2.0%
13-24	1.5%
25-36	1.25%
37-42	1.0%
43-Maturity Date	0.50%

(59) “Deposit Account Control Agreement” means an agreement substantially in the form of Exhibit H among the applicable Borrowers (or Operators), the Administrative Agent and the applicable Approved Financial Institution which shall obligate said Approved Financial Institution to allow only the Administrative Agent to make withdrawals therefrom following said Approved Financial Institution’s receipt of notice from the Administrative Agent that an Event of Default has occurred hereunder.

(60) “Depository Account” means a depository account with an Approved Financial Institution approved by the Administrative Agent and maintained in the names of the applicable Borrowers (or Operators) and the Administrative Agent, and which shall be subject to a Deposit Account Control Agreement. Each Operating Account and the Concentration Account shall be a Depository Account.

(61) “Dollars” and “$” means lawful money of the United States of America.

(62) “DSCR” means, as of any date of calculation, the ratio of (a) the Trailing Twelve-Month NOI for all of the Properties then remaining as collateral for the Loans to (b) the anticipated Debt Service for the twelve-month period immediately succeeding such date of calculation, assuming that the Floating Interest Rate then in effect shall remain in effect for such succeeding twelve-month period, provided, however, that if the Floating Interest Rate is greater than the strike rate of the Interest Rate Cap then in effect, the strike rate shall be used to calculate the anticipated Debt Service. The calculation of DSCR shall not include any Net Operating Income or Debt Service attributable to any Individual Property that was included as collateral for the Loans for all or any portion of the twelve-month period in question but was released from the lien of the Mortgages prior to the date of such calculation.

(63) “Earnout Advance” means any Standard Earnout Advance or Special Earnout Advance.

(64) “Environmental Laws” has the meaning assigned in Section 4.1(1).

(65) “ERISA” has the meaning assigned in Section 6.10(1).

(66) “Event of Default” has the meaning assigned in Article 9.

(67) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(68) “Extension Fee” has the meaning assigned in Section 2.8(3)(d).

(69) “Extension Right” has the meaning assigned in Section 2.8(1).

(70) “FF&E” means all furnaces, boilers, machinery, motors, compressors, elevators, fittings, piping, conduits, ducts, air conditioners, partitions, mechanical, electrical and HVAC systems and apparatus of every kind and all other fixtures, equipment and other personality owned by any Borrower or any Operator and located on, attached, affixed or incorporated into any Individual Property including, without limitation, all seating, tables, beds, draperies, cabinetry, chairs, mirrors, nightstands, furniture, furniture accessories, bathroom accessories, floor coverings, curtains, lighting, appliances, lighting fixtures, tableware, table accessories, kitchen and laundry equipment, audio-visual equipment, wall decorations, office furniture, office and conference accessories, television wiring and jacks, and other miscellaneous furniture, fixtures and equipment now or hereafter located at or on any Individual Property and used in the operation of the Improvements, including, without limitation, all replacements thereof.

(71) “Fifty Percent Rate” has the meaning assigned in Section 3.1(1)(k).

(72) “Fiscal Year” means, with respect to any Person, the twelve-month fiscal period in which such Person keeps its books, records and accounts.

(73) “Fitch” means Fitch, Inc. and any successor thereto.

(74) “Floating Interest Rate” means the Senior Floating Interest Rate or the Junior Floating Interest Rate, as applicable.

(75) “Floating Loan Amount” means the sum of the Junior Floating Loan Amount and the Senior Floating Loan Amount. As of the Closing Date, the Floating Loan Amount is $345,000,000. The Floating Loan Amount is subject to increase (up to an aggregate amount of $399,500,000) during the term hereof pursuant to the provisions of Section 2.9 or Section 2.10.

(76) “Floating Loans” means the Senior Floating Loans and the Junior Floating Loans.

(77) “Floating Notes” means the Senior Floating Notes and the Junior Floating Notes.

(78) “Franchise Agreement” means each of those certain franchise agreements specified on Schedule 5B hereto.

(79) “Franchisor Warning Event” means the receipt by the Administrative Agent of written notice from a franchisor under a Franchise Agreement that an Individual Property is not being maintained in accordance with the requirements of such Franchise Agreement or that a default by the franchisee otherwise exists under the terms of such Franchise Agreement.

(80) “Funds Release Limit” means, with respect to any Individual Property, the lesser of (a) $500,000 or (b) the amount equal to five percent (5%) of the Allocated Loan Amount of such Individual Property.

(81) “GAAP” has the meaning assigned in Section 7.2.

(82) “Ground Lease Rent Reserve” has the meaning assigned in Section 5.8(3).

(83) “Hazardous Materials” has the meaning assigned in Section 4.1(2).

(84) “Hazardous Materials Indemnity Agreement” means that certain Hazardous Materials Indemnity Agreement dated the date hereof, executed by Sunstone and each Borrower for the benefit of the Administrative Agent (on behalf of the Lenders).

(85) “Immediate Release” means a Release of an Immediate Release Property carried out in compliance with the terms of Section 2.7(1).

(86) “Immediate Release Property” means each of the Individual Properties specified on Schedule 8.

(87) “Improvements” has the meaning assigned to such term in the related Mortgage with respect to each Individual Property.

(88) “Indebtedness” has the meaning assigned to such term in the related Mortgage with respect to each Individual Property.

(89) “Individual Property” means a piece or parcel of real property and the improvements thereon owned by a Borrower and encumbered by a Mortgage, together with all rights pertaining to such property and improvements, as more particularly described in the granting clauses of each such Mortgage and referred to therein as the “Mortgaged Property”, unless released pursuant to Section 2.7 hereof.

(90) “Initial Interest Rate Cap Agreement” has the meaning assigned in Section 6.31.

(91) “Institutional Investors” means each of the following Persons which, in the reasonable judgment of the Administrative Agent is a reputable institutional investor with substantial experience in real estate lending and originating or investing in mortgage loans similar to the Loans, and (together with its affiliates) has assets of at least $500,000,000 including (i) any bank, trust company or national banking association, acting for its own account or in a fiduciary capacity, (ii) any insurance company, (iii) any pension, endowment or retirement fund, (iv) any investment company or mutual fund, (v) any government, any public employees’ pension or retirement system or any other government agency supervising the investment of public funds, or (vi) any “real estate investment trust” as defined in Section 856 of the Code.

(92) “Insurance Premiums” has the meaning assigned in Section 3.1(2).

(93) “Insurance Proceeds” has the meaning assigned in Section 3.3(2).

(94) “Interest Period” means (i) the initial period commencing on and including the Closing Date to and including August 31, 2003, and (ii) thereafter, the one, three, or six month period selected at the end of the immediately preceding Interest Period by Borrower in accordance with Section 2.1(3); provided, however, that each such Interest Period shall commence on the date such Floating Rate Loan is made or Converted from a Loan of another Type, or, in the event of a Continuation, the last day of the next preceding Interest Period, and shall end on the first Business Day of the next Interest Period, and, provided further that, if any such Interest Period would otherwise end after the Maturity Date, such Floating Rate Loan shall end on the Maturity Date. Except as expressly provided in Section 2.2(2) with respect to the initial Interest Period for an Earnout Advance, in no event may Borrower have more than one Interest Period in respect of Floating Rate Loans from all Lenders outstanding at any one time and to the extent any Floating Rate Loan does not qualify for such Interest Period pursuant to the terms of this Agreement, such Floating Rate Loan shall bear interest at the Alternative Interest Rate.

(95) “Interest Rate” means the applicable Floating Interest Rate or the Alternate Interest Rate, in each case as applicable.

(96) “Interest Rate Cap Agreement” means the Initial Interest Rate Cap Agreement and each Replacement Interest Rate Cap Agreement meeting the criteria set forth in Section 6.31.

(97) “Junior Floating Interest Rate” has the meaning assigned in Section 2.2(1)(b).

(98) “Junior Floating Loan Amount” means, as of the Closing Date, $            . The Junior Floating Loan Amount is subject to increase (up to an aggregate amount of $            ) during the term hereof pursuant to the provisions of Section 2.9 or Section 2.10.

(99) “Junior Floating Loans” means Loans that bear interest at the Junior Floating Interest Rate.

(100) “Junior Floating Notes” means the promissory notes evidencing the Junior Floating Loans of even date herewith substantially in the form of Exhibit B-2 hereto and all promissory notes delivered in substitution or exchange therefor, in each case as the same may be modified, Converted, amended or expended from time to time.

(101) “Junior Lender” and “Junior Lenders” have the meanings assigned, respectively, in the introductory paragraph on page one of this Agreement.

(102) “Leases” means all leases (including the Operating Leases and the Capital Leases), subleases, occupancy agreements, licenses, concessions, rental contracts and other agreements (written or oral) now or hereafter existing relating (i) to any personal property utilized in connection with the operation of any Individual Property or (ii) the use or occupancy of any Improvements located on any Individual Property, together with all guarantees, letters of credit and other credit support, modifications, extensions and renewals thereof, whether before or after the filing by or against a Borrower of any petition of relief under 11 U.S.C. § 101 et. seq., and all related security and other deposits. All of the Leases as of the date hereof are specified on Schedule 11 attached hereto.

(103) “Legal Requirements” means, with respect to each Individual Property, federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of governmental authorities affecting such Individual Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Borrower, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) any way limit the use and enjoyment thereof.

(104) “Lender” and “Lenders” have the meanings assigned, respectively, in the introductory paragraph on page one of this Agreement.

(105) “Libor Base Rate” means, for any Interest Period for any Floating Loan, the Dollar rate (rounded upward to the nearest one sixteenth (1/10) of one percent) per annum appearing on Page 3750 (i.e., the LIBOR page) of the Dow Jones Markets (Telerate) Service (or on any successor or substitute page of such Service) at approximately 11:00 a.m. London time on the date two Business Days prior to the first day of such Interest Period as the rate for the offering of Dollar deposits having a term closest in duration to such Interest Period, provided that (i) if such rate does not appear on such page, or if such page shall cease to be publicly available, or if the information contained on such page, in the reasonable judgment of the Administrative Agent shall cease accurately to reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by the Administrative Agent, the Libor Base Rate for such Interest Period shall be determined from such substitute financial reporting service as the Administrative Agent in its reasonable discretion shall determine and (ii) if the Dow Jones Markets (Telerate Service) publishes more than one such rate, the average of such rates shall apply.

(106) “Libor Breakage Fee” for each Type of Floating Loans means the following, discounted to present value at the Libor Base Rate:

((R-T) x P) x D,
(360)

Where:

1.	R = The Floating Interest Rate for the applicable Type of Floating
Loans on the prepayment date
2.	T = Libor Base Rate
3.	P = The outstanding principal amount of the applicable Type of
Floating Loans on the prepayment date
4.	D = Number of days remaining in the Interest Rate Period

(107) “Licenses” has the meaning assigned in Section 6.22.

(108) “Lien” means any interest, or claim thereof, in any Individual Property securing an obligation owed to, or a claim by, any Person other than the owner of the Individual Property, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting an Individual Property.

(109) “Limited Guaranty” means that certain Limited Guaranty and Indemnity Agreement, dated the date hereof, by Sunstone in favor of the Administrative Agent (on behalf of the Lenders).

(110) “Loan Documents” means: (a) this Agreement, (b) the Notes, (c) the Mortgages, (d) the Assignments of Leases and Rents, (e) the Assignments of Licenses, (f) the Security Agreements, (g) the Limited Guaranty, (h) the Hazardous Materials Indemnity Agreement, (i) the Subordination of Management Agreements, (j) the Stock Pledge, (k) the Membership Pledges, (1) the Uniform Commercial Code Financing Statements naming any of the Borrowers or Operators as debtor and the Administrative Agent as secured party, (m) the Interest Rate Cap Agreement, (n) the Collateral Assignment of Interest Rate Cap Agreement and any collateral assignment of interest rate cap agreement hereafter executed by the Borrowers in favor of the Administrative Agent, (o) the Multi-Party Agreement, and (p) all other documents now or hereafter executed by any of the Borrowers, Operators or Manager or any other Person to evidence or secure the payment of the Indebtedness or the performance of the Borrowers or otherwise executed by a Person affiliated with any of the Borrowers in connection with this Agreement, the Notes, or the Mortgages, and (p) all amendments, modifications, restatements, extensions, renewals and replacements of the foregoing.

(111) “Loan Month” means any full calendar month during the term of this Agreement, with the first Loan Month being September, 2003 and the 13th Loan Month being September, 2004. The first Loan Month shall be deemed to include the partial month commencing on the date of this Agreement.

(112) “Loan-to-Value Ratio” means, as of the date such calculation is being made, a percentage represented by a fraction, the numerator of which is the outstanding principal balance of the Loans and the denominator of which is the quotient obtained by dividing the Trailing Twelve Month NOI as of such date by ten and one-half percent (10.5%). The Loan-to-Value Ratio shall be calculated by the Administrative Agent on behalf of the Lenders.

(113) “Loan Year” means the period between the date hereof and August 31, 2004 for the first Loan Year and the period between each succeeding September 1 and August 31 until the Maturity Date.

(114) “Loans” means the Floating Loans and the Alternate Interest Rate Loans, if any.

(115) “Losses” means all claims, suits, liabilities (including without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages of whatever kind or nature (including but not limited to reasonable out-of-pocket attorneys’ fees, costs and expenses).

(116) “Management Agreement” means each of those certain management and operation agreements specified on Schedule 5A hereto.

(117) “Manager” means Sunstone Hotel Properties, Inc., a Colorado corporation, and its successors and permitted assigns.

(118) “Material Capital Lease” means any Capital Lease with annual rent in excess of $10,000.

(119) “Material Lease” means (a) any Lease of any portion of an Individual Property with annual rent in excess of $10,000 where the premises leased thereunder are used or intended to be used as a restaurant, cafeteria or other food service or beverage establishment, (b) any Lease of any portion of an Individual Property under which the total rent payable by the tenant (including base rent, percentage rent and any other incremental rent components) accounts for more than five percent (5%) of the total Operating Revenues of the Individual Property affected by such Lease, (c) any Operating Lease, or (d) any other Lease which is identified as a “Material Lease” as of the date hereof on Schedule 11 attached hereto.

(120) “Maturity Date” means (a) September 1, 2007, (b) September 1, 2008 if the Loans have been extended pursuant to the provisions of Section 2.8, or (c) any earlier date on which all of the Loans are required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

(121) “Maximum Loan to Value Ratio” means seventy-five percent (75%) during the first two Loan Years, seventy percent (70%) during the third Loan Year, and sixty-eight percent (68%) from the first day of the fourth Loan Year to the Maturity Date.

(122) “Membership Pledge” means each of those certain Membership Interest Pledge and Security Agreements (together with the attachments thereto and consents, certificates, powers and other materials referred to therein), dated the date hereof, relating to the pledges of membership interests to the Administrative Agent (on behalf of the Lenders) from (a) Sunstone Hotels, LLC as pledgor regarding its pledge of equity interest in Sunstone LAX Airport, LLC, (b) Sunstone Hotels Sub L.L.C. and Sunstone SH Hotels Corp. as pledgors regarding their pledges of equity interests in Sunstone SH Hotels L.L.C, (c) Sunstone Properties Sub L.L.C. and Sunstone OP Properties Corp. as pledgors regarding their pledges of equity interests in Sunstone OP Properties L.L.C., (d) Sunstone Hotel Investors, L.P. as pledgor regarding its pledge of equity interest in Sunstone Chandler, LLC and (e) SHP Ogden Inc. and Sunstone Hotel Investors, LLC regarding their pledges of equity interests in SHP Ogden, LLC.

(123) “Minimum DSCR” means a ratio of 1.40 to 1.00.

(124) “Monthly Operating Statement” has the meaning assigned in Section 7.1(2).

(125) “Moody’s” means Moody’s Investor Services, Inc. and any successor thereto.

(126) “Mortgage” means with respect to each Individual Property, the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, or the Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, as applicable, each dated the date hereof and executed by each of the Borrowers in favor of the Administrative Agent (on behalf of the Lenders), covering such Individual Property and any amendments, modifications, renewals, substitutions or replacements thereof. “Mortgages” means all of the Mortgages on all of the Properties listed in Schedule A hereto, which Mortgages secure the Loans on a cross-defaulted, cross-collateralized basis.

(127) “Multi-Party Agreement” means that certain Multi-Party Agreement, dated the date hereof, among the Borrowers, the Operators, the Manager and the Administrative Agent.

(128) “Net Cash Flow” means, with respect to any specified period, the positive difference, if any of (a) the aggregate of the Net Operating Income for all Individual Properties for such period minus (b) Debt Service for such period.

(129) “Net Operating Income” means, as of any date of calculation and for each Individual Property then serving as collateral for the Loans, an amount calculated as the excess, if any, of (a) the Operating Revenues of such Individual Property over (b) the sum of (i)

the Operating Expenses of such Individual Property plus (ii) the amount required to be set aside as the reserve percentage of Operating Revenues of such Individual Property pursuant to Section 5.8(2).

(130) “Net Proceeds” has the meaning assigned in Section 3.3(2).

(131) “Net Proceeds Deficiency” has the meaning assigned in Section 3.3(2)(vi).

(132) “Net Sales Proceeds” means an amount determined in accordance with the following formula:

Net Sales Proceeds =		(a) Sales Price
	minus	(b) Sales Expenses
Where:

Sales Price means the gross price shown in the contract of sale, as adjusted for usual and customary prorations between the purchaser and the selling Borrower;

Sales Expenses means all commercially reasonable and customary expenses incurred and paid to third parties in connection with such sale.

(133) “Non-Recourse Exceptions” has the meaning assigned in Section 12.2(1).

(134) “Notes” means the Floating Notes and, without duplication, any promissory notes evidencing the Alternate Interest Rate Loans, if any.

(135) “OFAC” means the USA Patriot Act of 2001, including Executive Order 13324 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended through the date hereof, and other federal laws and regulations and executive orders administered by, the United States Department of the Treasury, Office of Foreign Assets Control which prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals (such individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanction and embargo programs).

(136) “OFAC Programs” means such additional programs administered by OFAC which prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

(137) “Operating Account” has the meaning assigned in Section 5.7(1).

(138) “Operating Budget” has the meaning assigned in Section 5.3(1)(a).

(139) “Operating Expenses” means, as of any date of calculation and for each Individual Property then serving as collateral for the Loans, an amount calculated as the sum of (a) all salaries and employee expense and payroll taxes of all employees at such Individual

Property (including salaries, wages, bonuses and other compensation, and benefits including life, medical and disability insurance and retirement benefits); (b) management fees and expenses paid to any Manager under a Management Agreement; (c) costs and expenses related to the repair and maintenance of such Individual Property (other than those paid with insurance proceeds); (d) costs and expenses of operational supplies and utilities; (e) the cost of any insurance procured with respect to such Individual Property; (f) governmental fees and assessments (including real estate taxes, betterments, and similar charges); (g) ground rents paid to any third-party ground lessor, if applicable; (h) rentals or other amounts paid in connection with the leasing of any vehicles, telephone or computer systems, or other equipment; (i) franchise fees and other amounts paid to any franchisor under any of the Franchise Agreements; (j) costs and expenses related to the provision of food, beverages, and laundry service; and (k) costs and expenses related to supplies, license fees, advertising, marketing, reservation systems and any and all other operating expenses as are reasonably necessary for the proper and efficient operation of such Individual Property in accordance with the provisions hereof and determined in accordance with GAAP and the Uniform System of Accounts; but excluding, however, (i) federal, state and municipal excise, sales, and use taxes collected directly from patrons and guests or as a part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes paid over to federal, state or municipal governments; (ii) payments on the Loans or other mortgage or security instrument encumbering such Individual Property; and (iii) depreciation and amortization on intangibles.

(140) “Operating Lease” means each of those certain leases designated as “Operating Leases” on Schedule 11 hereto with respect to the Properties.

(141) “Operating Revenues” means, as of any date of calculation and for each Individual Property then serving as collateral for the Loans, an amount calculated as the sum of all revenues, receipts, and income of any kind derived directly or indirectly by a Borrower or by an Operator from or in connection with such Individual Property whether on a cash basis or credit, paid or collected, determined in accordance with GAAP and the Uniform System of Accounts, and including without limitation (a) revenues from the rental of guest rooms, whether to individuals, groups or transients; (b) revenues from the sale of food and beverages, whether from restaurants, room service, catering or otherwise; (c) revenues from vending machines, honor bar, movie rental, telephone, concessions and similar services; (d) revenues from fitness centers, golf courses and other facilities and equipment rentals related to any of the foregoing; (e) revenues from business centers, internet kiosks, fax stations and similar services; (f) revenues from parking and guest transportation services or facilities; (g) revenues from retail sales; and (h) rents and other revenues (including any common area maintenance revenues and other items denominated as additional rent) received from tenants, lessees, licensees or concessionaires (but not including their gross receipts); but excluding, however: (i) federal, state and municipal excise, sales, and use taxes collected directly from patrons and guests or as a part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes and paid over to federal, state or municipal governments, (ii) gratuities, (iii) proceeds of insurance and condemnation, (iv) proceeds from sales other than sales in the ordinary course of business, (v) all loan proceeds from financing or refinancings of the Facility or interests therein or components thereof, (vi) judgments and awards, except any portion thereof arising from normal business operations of the hotel, and (vii) items constituting “allowances” under the Uniform System of Accounts.

(142) “Operator” means each of SHP Lessee Corp., SHP Lessee II Corp. and SHP Lessee III Corp., each a Delaware corporation, together with their successors and assigns.

(143) “Other Release” means a Release of an Individual Property carried out in compliance with the terms of Section 2.7(2).

(144) “Other Release Property” means any Individual Property which is the subject of a Release carried out in compliance with the terms of Section 2.7(2).

(145) “Participant” has the meaning assigned in Section 11.22(3).

(146) “Payment Date” means October 1, 2003 and the first Business Day of each calendar month thereafter to and including the Maturity Date.

(147) “Permitted Encumbrances” means with respect to each Individual Property, only the outstanding liens, easements, restrictions, security interests and other exceptions to title set forth in the Title Policy insurance insuring the lien of the Mortgage, together with the liens and security interests in favor of the Administrative Agent created by the Loan Documents and such other matters as are expressly set forth in the Loan Documents.

(148) “Permitted Investment” means any one or more of the following:

(i) demand deposit accounts maintained at an Approved Financial Institution;

(ii) direct obligations of, or obligations guaranteed as to timely payment of principal and interest by, the United States of America (“USA”) or any agency or instrumentality thereof provided that such obligations are backed by the full faith and credit of the USA;

(iii) repurchase obligations with respect to any security described in clause (i) above entered into with a depository institution or trust company (acting as principal) whose long-term unsecured debt obligations have received one of the two highest ratings available for such securities by at least two of the Rating Agencies;

(iv) units of taxable money market funds which funds are regulated investment companies, seek to maintain a constant net asset value of $1 per share and invest solely in obligations backed by the full faith and credit of the USA, and have been designated in writing by at least two of the Rating Agencies in one of the two highest credit rating categories as Permitted Investments with respect to this definition; provided in each case, that no such investment shall be purchased at a premium to its face value (disregarding interest accrued to the date of acquisition) and that no such investment shall have a maturity later than the earlier of (x) the Business Day before the proceeds of such investment are anticipated to be needed, or (y) one year from the date of acquisition;

(v) commercial paper which is (a) rated at least AA-1” by S&P and, if rated by Moody’s, at least the equivalent Moody’s ratings, (b) issued by a corporation or company (other than any Borrower or affiliate thereof) and (c) in certificated form; and

(vi) investments in (A) the Oppenheimer Centennial Government Trust or (B) such other money market funds rated at least AAm or AAm-G or its equivalent from any Rating Agency (for purposes of this definition, such investments may include money market funds sponsored by the Administrative Agent or any of its Affiliates that have the required credit rating from any Rating Agency).

(149) “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

(150) “Personality” shall have the meaning assigned to such term in the related Mortgage with respect to each Individual Property and shall include the FF&E with respect to such Individual Property.

(151) “Policies” shall have the meaning assigned to such term in Section 3.1(2).

(152) “Prepayment Fee” means, collectively and to the extent applicable, the Libor Breakage Fee, the Standard Prepayment Fee and the Delevering Prepayment Fee.

(153) “Prime Rate” means the highest prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal as the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) from time to time. If The Wall Street Journal ceases publication of the Prime Rate, the “Prime Rate” shall mean the prime rate (or base rate) announced by Fleet National Bank (whether or not such rate has actually been charged by such bank). If such bank discontinues the practice of announcing the Prime Rate, the “Prime Rate” shall mean the prime or base rate charged by a large United States commercial bank selected by the Administrative Agent.

(154) “Prime Rate Spread” means, with respect to any Interest Period and any Type of Notes, the positive difference, if any, of (a) the Floating Interest Rate that would be in effect during such Interest Period for such Type of Notes minus (b) the Prime Rate on the day that is two (2) Business Days prior to the first day of such Interest Period.

(155) “Properties” means collectively, the aggregate of all or more than one, as applicable, of each Individual Property which is subject to the terms of this Agreement.

(156) “Rate Cap Rating Criteria” means with respect to any Person, the long term unsecured debt obligations of the applicable Person are rated at least “AA” by S&P and at least “Aa” by Moody’s.

(157) “Rating Agencies” means each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been approved by the Administrative Agent.

(158) “Rebranding Renovation” means, with respect to any Individual Property, extensive capital improvements or renovations to the Improvements which are undertaken in connection with a re-branding or change in franchise affiliation with respect to such Individual Property.

(159) “Register” has the meaning assigned in Section 2.1(3)(b).

(160) “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System of the United States of America (or any successor), as the same may be modified and supplemented and in effect from time to time.

(161) “Regulatory Change” means, with respect to any Lender, any change after the date hereof in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

(162) “Related Parties” has the meaning assigned in Section 6.27.

(163) “Release” means an Immediate Release or an Other Release.

(164) “Release Amount” means (a) with respect to any Immediate Release of an Individual Property being sold by any Borrower on or before December 31, 2003 pursuant to Section 2.7(1) of this Agreement, an amount equal to one hundred percent (100%) of the Allocated Loan Amount for such Individual Property, (b) with respect to any Other Release of an Individual Property being sold by any Borrower pursuant to Section 2.7(2) of this Agreement, (i) if the Loan-to-Value Ratio immediately following the proposed Other Release will be less than or equal to the Maximum Loan-to-Value Ratio, an amount equal to one hundred twenty-five percent (125%) of either (A) with respect to an Individual Property that is not a Tarsadia Property, the Allocated Loan Amount for such Individual Property or (B) with respect to a Tarsadia Property, the Tarsadia Floor Release Amount, and (ii) if the Loan-to-Value Ratio immediately following the proposed Other Release will be greater than the Maximum Loan-to-Value Ratio, an amount equal to the greater of (x) one hundred twenty-five percent (125%) of either (A) with respect to an Individual Property that is not a Tarsadia Property, the Allocated Loan Amount for such Individual Property, or (B) with respect to a Tarsadia Property, the Tarsadia Floor Release Amount and (y) the Net Sale Proceeds from the sale of such Individual Property, or (c) with respect to any Other Release of an Individual Property which is the subject of a Rebranding Renovation pursuant to Section 2.7(2) of this Agreement, an amount equal to one hundred twenty-five percent (125%) of either (i) with respect to an Individual Property that is not a Tarsadia Property, the Allocated Loan Amount for such Individual Property, or (ii) with respect to a Tarsadia Property, the Tarsadia Floor Release Amount.

(165) “Rents” means all rents, revenues, issues, profits, income and proceeds due or to become due from tenants of the Properties, including rentals and all other payments of any kind under the Leases or otherwise for using, leasing, licensing, possessing, operating from, rendering in, selling or otherwise enjoying the Properties.

(166) “Replacement Interest Rate Cap Agreement” has the meaning assigned in Section 6.31.

(167) “Reserves” means the Tax and Insurance Reserve, the Capital Expenditure Reserve, the Ground Lease Rent Reserve, the Deferred Maintenance Reserve and the Trapped Cash Reserve.

(168) “Reserve Requirement” means, for any Interest Period for any Floating Loan, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the Libor Base Rate for any Interest Period for any Floating Loans is to be determined as provided in the definition of “Libor Base Rate” or (ii) any category of extensions of credit or other assets that includes Floating Loans.

(169) “Restoration” means the repair and restoration of an Individual Property after a casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such casualty or Condemnation, with such alterations as may be reasonably approved by the Administrative Agent.

(170) “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

(171) “Scheduled Payment” means each payment of interest only, or of principal and interest, due under each Loan on the related Payment Date as provided in Section 2.3(1) hereof.

(172) “Secondary Market Transaction” has the meaning assigned in Section 11.9(2).

(173) “Security Agreements” means each of those certain Security Agreements, dated the date hereof, by each Borrower, each Operator and Manager in favor of the Administrative Agent (on behalf of the Lenders).

(174) “Senior Floating Interest Rate” has the meaning assigned in Section 2.2(l)(a).

(175) “Senior Floating Loan Amount” means, as of the Closing Date, $             The Senior Floating Loan Amount is subject to increase (up to an aggregate

amount of $       ) during the term hereof pursuant to the provisions of Section 2.9 or Section 2.10.

(176) “Senior Floating Loans” means Loans that bear interest at the Senior Floating Interest Rate.

(177) “Senior Floating Notes” means the promissory notes evidencing the Senior Floating Loans of even date herewith substantially in the form of Exhibit B-l hereto and all promissory notes delivered in substitution or exchange therefor, in each case as the same may be modified, Converted, amended or expended from time to time.

(178) “Senior Lender” and “Senior Lenders” have the meanings assigned, respectively, in the introductory paragraph on page one of this Agreement.

(179) “Servicer” has the meaning assigned in Section 11.24.

(180) “Servicing Agreement” has the meaning assigned in Section 11.24.

(181) “Severed Loan Documents” has the meaning assigned in Section 11.9(4).

(182) “Site Assessment” means an environmental engineering report for an Individual Property prepared at the applicable Borrower’s expense by an engineer engaged by such Borrower and reasonably approved by the Administrative Agent, and in a manner reasonably satisfactory to the Administrative Agent, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about such Individual Property, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard El527-00 (or any successor thereto published by ASTM and in effect at the time such report was produced) and good customary and commercial practice.

(183) “Special Earnout Advance” means any future advance of principal under the Loans by the Lenders to the Borrowers to increase the outstanding principal balance of the Loans after the Closing Date in accordance with the terms and conditions of Section 2.10 of this Agreement.

(184) “Special Earnout Calculation Date” means each of December 31,2003 and June 30, 2004.

(185) “Special Earnout Valuation Limit” means, as of any Special Earnout Calculation Date, the product obtained by multiplying (a) the quotient obtained by dividing the Trailing Twelve Month NOI as of such date by nine and one-half percent (9.5%) by (b) seventy- five percent (75%). The Special Earnout Valuation Limit shall be calculated, and is subject to verification pursuant to Section 2.10(3), by the Administrative Agent on behalf of the Lenders.

(186) “Special Purpose Entity” has the meaning assigned in Section 6.27.

(187) “Standard Earnout Advance” means any future advance of principal under the Loans by the Lenders to the Borrowers to increase the outstanding principal balance of the Loans after the Closing Date in accordance with the terms and conditions of Section 2.9 of this Agreement.

(188) “Standard Prepayment Fee” means, with respect to any prepayment of the Loans, whether in part or in full, whether voluntarily made by any Borrower or made as a result of an acceleration of the Loans by the Administrative Agent on behalf of the Lenders following the occurrence of an Event of Default, or otherwise, other than a prepayment made by any Borrower in connection with the sale of an Immediate Release Property pursuant to Section 2.7(1) of this Agreement or pursuant to Section 3.3(3) in the event Net Proceeds are not made available for the Restoration of an Individual Property:

(a) for any such prepayment made during the first twelve (12) Loan Months, if the Cumulative Prepayment Amount (including the Allocated Loan Amount then being prepaid), is equal to or less than $50,000,000, two percent (2%) of the principal amount being prepaid;

(b) for any such prepayment made during the first twelve (12) Loan Months, if the Cumulative Prepayment Amount (including the Allocated Loan Amount then being prepaid), is greater than $50,000,000, two and one-half percent (2.50%) of the sum of (i) the amount being prepaid plus (ii) sum of all other previous principal prepayments made (other than a prepayment made by any Borrower in connection with the sale of an Immediate Release Property pursuant to Section 2.7(1) of this Agreement or pursuant to Section 3.3(3) in the event Net Proceeds are not made available for the Restoration of an Individual Property); provided that the Borrower shall receive a credit against such amount for any Standard Prepayment Fees previously paid;

(e) for any such prepayment made during the period commencing with the thirteenth (13th) Loan Month and ending at the expiration of the eighteenth (18th) Loan Month, one percent (1%) of the principal amount prepaid; and

(f) for any such prepayment made at any time after the expiration of the eighteenth (18th) Loan Month, zero percent (0%) of the principal amount prepaid.

(189) “State” means with respect to each Individual Property, the state in which such Individual Property is located.

(190) “Stock Pledge” means that certain Stock Pledge and Security Agreement (together with the attachments thereto and consents, certificates, powers and other materials referred to therein), dated the date hereof, relating to the pledges of stock to the Administrative Agent (on behalf of the Lenders) from Sunstone Hotel Properties, Inc. as pledgor regarding its pledge of equity interests in SHP Lessee Corp., SHP Lessee II Corp., and SHP Lessee III Corp.

(191) “STR Report” means a Smith Travel Research Report for each Individual Property in the form of Exhibit L attached hereto

(192) “Subordination of Management Agreements” means each of those certain Manager’s Consent and Subordination of Management Agreements, dated the date hereof, by each Manager in favor of the Administrative Agent (on behalf of the Lenders).

(193) “Sunstone” means Sunstone Hotel Investors, L.L.C., a Delaware limited liability company, together with its successors and assigns.

(194) “Tarsadia Anaheim Ground Lease” means that certain Ground Lease dated as of August 7,1997 by and between TSB Crystal Partnership, a California general partnership, as “Landlord” and Sunstone OP Properties L.L.C., a Delaware limited liability company, as “Tenant”, a memorandum of which dated August 7,1997 was recorded on August 7,1997 as Instrument No. 19970377909 in the Office of the Clerk/Recorder of Orange County, California, and which Ground Lease was amended by that certain Amendment Number One To Ground Lease dated as of January 23,1998 and that certain Amendment Number Two To Ground Lease dated as of January 26, 2002.

(195) “Tarsadia Anaheim Property” means that certain piece or parcel of land, together with the buildings and improvements thereon and appurtenances thereto, which is encumbered by the Tarsadia Anaheim Ground Lease, in each case to the extent of any Borrower’s interest therein.

(196) “Tarsadia Floor Release Amount” means (i) for the Tarsadia Anaheim Property, $2,771,000, (ii) for the Tarsadia Los Angeles Property, $11,777,000, or (iii) for the Tarsadia San Diego Property, $8,544,000.

(197) “Tarsadia Ground Lease” means each of the Tarsadia Anaheim Ground Lease, the Tarsadia Los Angeles Ground Lease, and the Tarsadia San Diego Ground Lease.

(198) “Tarsadia Los Angeles Ground Lease” means that certain Ground Lease dated as of August 28,1997 by and between Peacock, LLC, a California limited liability company, as “Landlord” and Sunstone OP Properties L.L.C., a Delaware limited liability company, as “Tenant”, a memorandum of which dated August 28, 1997 was recorded on August 28,1997 as Instrument No. 97-1344998 in the Official Records of Los Angeles County, and which Ground Lease was amended by that certain Amendment Number One To Ground Lease dated as of September 2,1997, that certain Amendment Number Two To Ground Lease dated as of January 23, 1998 and that certain Amendment Number Three To Ground Lease dated as of January 26,2002.

(199) “Tarsadia Los Angeles Property” means that certain piece or parcel of land, together with the buildings and improvements thereon and appurtenances thereto, which is encumbered by the Tarsadia Los Angeles Ground Lease, in each case to the extent of any Borrower’s interest therein.

(200) “Tarsadia Property” means each of the Tarsadia Anaheim Property, the Tarsadia Los Angeles Property, and the Tarsadia San Diego Property.

(201) “Tarsadia San Diego Ground Lease” means that certain Ground Lease dated as of August 7, 1997 by and between Shivani, LLC, a California limited liability company, as “Landlord” and Sunstone Hotel Investors, L.P., a Delaware limited partnership, predecessor- in-interest to Sunstone OP Properties L.L.C., a Delaware limited liability company, as “Tenant”, a memorandum of which dated August 7, 1997 was recorded on August 7, 1997 as Instrument No. 1997-0378110 in the San Diego County Recorder’s Office, and which Ground Lease was amended by that certain Amendment Number One To Ground Lease dated as of January 23, 1998 and that certain Amendment Number Two To Ground Lease dated as of January 26, 2002.

(202) “Tarsadia San Diego Property” means that certain piece or parcel of land, together with the buildings and improvements thereon and appurtenances thereto, which is encumbered by the Tarsadia San Diego Ground Lease, in each case to the extent of any Borrower’s interest therein.

(203) “Tax and Insurance Reserve” has the meaning assigned in Section 5.8(1).

(204) “Tax Escrow Rebalancing” has the meaning assigned in Section 5.8(l)(c).

(205) “Taxes” has the meaning assigned in Section 8.2 hereof.

(206) “Terrorism Insurance” has the meaning assigned in Section 3.1(1)(k).

(207) “TIC Amount” has the meaning assigned in Section 3.l(l)(k).

(208) “Title Policy” means one or more lender’s polic(y)(ies) of title insurance issued to the Administrative Agent (on behalf of the Lenders) on or about the Closing Date and insuring the lien of each of the Mortgages.

(209) “Trailing Twelve-Month NOI” means, as of any date of calculation, the Net Operating Income of all of the Properties then remaining as collateral for the Loans for the twelve full calendar months immediately preceding such date of calculation. Trailing Twelve- Month NOI shall not include any Net Operating Income attributable to any Individual Property that was included as collateral for the Loans during a portion or all of such twelve-month period but was released from the lien of the Mortgages prior to the date of such calculation.

(210) “Trapped Cash Reserve” has the meaning assigned in Section 5.8(5).

(211) “TRIA” has the meaning assigned in Section 3.1(1)(k).

(212) “Type” has the meaning assigned in Section 1.2.

(213) “Uniform System of Accounts”means the Uniform Systems of Accounts for the Lodging Industry (9th edition), as revised and supplemented from time to time.

(214) “Westbrook Partners” means Westbrook Real Estate Partners LLC, a Delaware limited liability company, or any entity wholly owned and Controlled by Westbrook Real Estate Partners LLC, a Delaware limited liability company, including Westbrook Real Estate Partners Management III, LLC, a Delaware limited liability company.

Section 1.2 Types. Loans hereunder are sometimes distinguished by “Type.” The “Type” of a Loan refers to whether such Loan is a Senior Floating Loan, a Junior Floating Loan or an Alternate Interest Rate Loan.

Section 1.3 Borrower; Joint and Several Liability; Suretyship Waivers. It is intended by the parties hereto that each Borrower shall be liable, jointly and severally, for all of the obligations of the Borrowers hereunder. Accordingly, each of Sunstone LAX, Sunstone Hotel, Sunstone OP, SHP Ogden and Sunstone SH expressly agrees and acknowledges with each Lender and the Administrative Agent that:

(1) It understands that the Lenders would not have made the Loans but for the agreement of each Borrower to be jointly and severally liable for each and every obligation of the Borrowers set forth herein, and it agrees that it has received sufficient consideration for its agreement to be bound by and to the extent of the terms hereof. In particular, each Borrower is of the view that the financial accommodations offered to each Borrower under this Agreement will enhance the aggregate borrowing powers of the Borrowers, and that each Borrower and Borrower Party will receive substantial direct and/or indirect benefits by reason of the making of the Loans and other financial accommodations provided herein.

(2) In any provision of this Agreement where any Borrower makes a representation or warranty, such representation or warranty shall constitute a separate representation or warranty made by each Borrower as to the content and substance thereof.

(3) In any provision of this Agreement where any Borrower makes an agreement or covenant, such agreement or covenant shall be a separate agreement or covenant of each Borrower, and each such entity shall be jointly and severally liable with each other such entity for the full and faithful performance thereof, without regard to whether (i) any Borrower shall have better rights to control or assure the performance of such agreement or covenant or (ii) such agreement or covenant affects an Individual Property in which any Borrower does not have a direct interest.

(4) An Event of Default may occur hereunder, and the Administrative Agent and Lenders shall be permitted to exercise their remedies as stated herein, if any Borrower by its action or inaction causes an Event of Default to occur, and the lack of fault or breach by any other Borrower shall neither serve nor be deemed to halt such Event of Default nor prevent, delay or impair any such exercise of remedies.

(5) In exercising any remedies herein after an Event of Default, the Administrative Agent and Lenders shall be permitted to exercise their remedies as stated herein against any or all of the Borrowers, or none of them, as the Administrative Agent and Lenders shall determine in their sole and absolute discretion, and any lack of fault or lack of breach by any Borrower shall not prevent, delay or impair the pursuit or implementation of any such remedies against them.

(6) The obligations, covenants, agreements and duties of each Borrower under the Loan Documents shall in no way be discharged, affected or impaired by any of the following:

(a) the waiver by Administrative Agent of the performance or observance by Borrower or any other party of any of the agreements, covenants, terms or conditions contained herein;

(b) the extension, in whole or in part, of the time for payment by any Borrower of any sums owing or payable under any Loan Document;

(c) any assumption by any person of any or all of any Borrower’s obligations under any Loan Document;

(d) the waiver or release or modification or amendment (whether material or otherwise) of any provision of any Loan Document;

(e) any failure, omission or delay on the part of Administrative Agent to enforce, assert or exercise any right, power or remedy conferred on or available to Administrative Agent under any of the Loan Documents, or any action on the part of Administrative Agent granting indulgence or extension in any form whatsoever;

(f) the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or other similar proceeding affecting any Borrower or any of its assets or any impairment, modification, release or limitation of liability of any Borrower or any of their estates in bankruptcy or of any remedy for the enforcement of such liability resulting from the operation of any present or future provision of the Federal Bankruptcy Code or other similar statute or from the decision of any court;

(g) the release of any Borrower from the performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law;

(h) the power or authority or lack thereof of any Borrower to execute, acknowledge or deliver any of the Loan Documents;

(i) the legality, validity or invalidity of any Loan Document;

(j) any defenses whatsoever that Borrower may or might have to the payment of any portion of the Indebtedness except for the payment thereof;

(k) the existence or non-existence of any Borrower as a legal entity;

(1) any right of setoff, counterclaim or defense (other than payment in full of the Indebtedness in accordance with the terms of the Loan Documents) that any Borrower may or might have to its respective undertakings, liabilities and obligations hereunder, each and every such defense being hereby waived by each Borrower; or

(m) any other cause, whether similar or dissimilar to any of the foregoing, that might constitute a legal or equitable discharge of any Borrower (whether or not such Borrower shall have knowledge or notice thereof) other than payment in full of the Indebtedness.

(7) To the extent notwithstanding the above and the express intent of the parties, if any Borrower is deemed to be a surety or guarantor of another Borrower, then the following shall apply:

(a) Each Borrower understands and further acknowledges that if the Administrative Agent forecloses judicially or nonjudicially against any real property securing the Loans, that foreclosure could impair or destroy any ability that such Borrower may have to seek reimbursement, contribution or indemnification from another Borrower or others based on any right such Borrower may have of subrogation, reimbursement, contribution or indemnification for any amounts paid by such Borrower hereunder. Each Borrower further understands and acknowledges that in the absence of this provision, the potential impairment or destruction of such Borrower’s rights, if any, may entitle such Borrower to assert a defense based on California Code of Civil Procedure (“CCP”) § 580d as interpreted in Union Bank v. Gradsky, to the extent applicable. Each Borrower freely, irrevocably and unconditionally: (a) waives and relinquishes that defense, and agrees that such Borrower will be fully liable hereunder, even though the Administrative Agent may foreclose judicially or nonjudicially against the real property securing the Loans; (b) agrees that such Borrower will not assert that defense in any action or proceeding that the Administrative Agent may commence to enforce the terms of the Loan Documents; (c) acknowledges and agrees that the rights and defenses waived by such Borrower hereunder include any right or defense that such Borrower may have or be entitled to assert based upon or arising out of any one or more of the following (to the extent applicable): (i) CCP § 580a (which, if such Borrower had not given this waiver, would otherwise limit such Borrower’s liability after any nonjudicial foreclosure sale to the difference between the obligations for which such Borrower is liable and the fair market value of the property or interests sold at such nonjudicial foreclosure sale rather than the actual proceeds of such sale), (ii) CCP § 580b and CCP § 580d (which, if such Borrower had not given this waiver, would otherwise limit the Administrative Agent’s right to recover a deficiency judgment with respect to purchase money obligations and after any nonjudicial foreclosure sale, respectively), (iii) CCP § 726 (which, if such Borrower had not given this waiver, among other things, would otherwise require the Administrative Agent to exhaust all of its security before a personal judgment may be obtained for a deficiency), or (iv) California Civil Code § 2848 (which, if Borrower had not given this waiver, among other things, would entitle Borrower to enforce every remedy the Administrative Agent may have against the Borrower for its payments hereunder); and (d) acknowledges and agrees that the Administrative Agent is relying on this waiver in making the Loans, and that this waiver is a material part of the consideration that the Administrative Agent is receiving for making the Loans.

WITHOUT LIMITING THE FOREGOING, EACH BORROWER WAIVES ALL RIGHTS AND DEFENSES THAT SUCH BORROWER MAY HAVE IN CONNECTION WITH THE FOREGOING TERMS. THIS MEANS, AMONG OTHER THINGS:

(i) THE ADMINISTRATIVE AGENT MAY COLLECT FROM SUCH BORROWER WITHOUT FIRST FORECLOSING ON ANY REAL OR PERSONAL PROPERTY COLLATERAL PLEDGED BY THE BORROWER OR ANY OTHER BORROWER; AND

(ii) IF THE ADMINISTRATIVE AGENT FORECLOSES ON ANY REAL PROPERTY COLLATERAL PLEDGED BY THE BORROWER OR ANY OTHER BORROWER:

(A) THE AMOUNT OF THE ADMINISTRATIVE AGENT’S CLAIM HEREUNDER MAY BE REDUCED ONLY BY THE PRICE FOR WHICH THAT COLLATERAL IS SOLD AT THE FORECLOSURE SALE, EVEN IF THE COLLATERAL IS WORTH MORE THAN THE SALE PRICE; AND

(B) THE ADMINISTRATIVE AGENT MAY COLLECT FROM SUCH BORROWER EVEN IF THE ADMINISTRATIVE AGENT, BY FORECLOSING ON THE REAL PROPERTY COLLATERAL, HAS DESTROYED ANY RIGHT SUCH BORROWER MAY HAVE TO COLLECT FROM THE BORROWER.

THIS IS AN UNCONDITIONAL AND IRREVOCABLE WAIVER OF ANY RIGHTS AND DEFENSES THE BORROWERS MAY HAVE IN CONNECTION WITH THE LOANS. THESE RIGHTS AND DEFENSES INCLUDE, BUT ARE NOT LIMITED TO, ANY RIGHTS OR DEFENSES BASED UPON CCP §§ 580a, 580b, 580d, OR 726 (TO THE EXTENT APPLICABLE).

Section 1.4 Interpretation.

For all purposes of this Agreement and each other Loan Document, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

(1) the capitalized terms defined in this Article have the meanings assigned to them in this Article, include the plural as well as the singular, and, when used with respect to any instrument, contract or agreement, include all extensions, modifications, amendments and supplements from time to time thereto;

(2) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP (as hereinafter defined) in effect on the date hereof;

(3) the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement and each other Loan Document as a whole and not to any particular Article, Section, or other subdivision;

(4) the words “include” and “including” and other words of similar import shall be construed as if followed by the phrase “, without limitation,”;

(5) the phrases “satisfactory to any Lender” or “satisfactory to Administrative Agent” shall mean in form and substance satisfactory to such Lender or Administrative Agent, as the case may be, in all respects, the phrases “with Lender’s consent”, “with Lender’s approval”, “with Administrative Agent’s consent” or “with Administrative Agent’s approval” shall mean such consent or approval at Lender’s or Administrative Agent’s, as the case may be, discretion, and the phrases “acceptable to Lender” or “acceptable to Administrative Agent” shall mean acceptable to Lender or Administrative Agent, as the case may be, at such party’s sole discretion, unless a different standard for consent or approval is expressly set forth; and

(6) any provision of this Agreement and each other Loan Document permitting the recovery of out-of-pocket attorneys’ fees, costs and expenses shall be deemed to include such fees and costs incurred in all appellate proceedings.

ARTICLE II

LOAN TERMS

Section 2.1 The Commitments, Loans and Notes.

(1) Loans. Each Lender severally agrees, on the terms and conditions of this Agreement, to make a Loan to the Borrowers in Dollars, and the Borrowers agree to accept the Loans, in a principal amount of the Commitment of such Lender, which Loans in the aggregate shall equal $345,000,000.00 on the date hereof, but which shall be subject to increase to a maximum amount of $399,500,000 pursuant to the provisions of Section 2.9 and Section 2.10 hereof. The Loans shall be funded on the Closing Date (or on such later dates as may be required pursuant to the provisions of Section 2.9 or Section 2.10) provided that the closing conditions set forth in Schedule 2 shall have been satisfied on such date to the satisfaction of the Lenders and Administrative Agent. The Loans shall be repaid in accordance with this Agreement and the other Loan Documents.

(2) Lending Offices. The Loans of each Lender shall be made and maintained at such Lender’s Applicable Lending Office.

(3) Notes.

(a) Form. The Senior Floating Loan made by each Senior Lender shall be evidenced by a Senior Floating Note of the Borrowers and the Junior Floating Loan made by each Junior Lender shall be evidenced by a Junior Floating Note of the Borrowers. Each Note shall be payable to the applicable Lender in a principal amount equal to the amount of such Lender’s Commitment.

(b) Register. The Administrative Agent shall cause to be kept a register (the “Register”) for the registration of ownership and transfer or assignment of the Notes. The names and addresses of the registered owners of the Notes, the transfers or assignment of the Notes and the names and addresses of the transferees of the Notes will be registered in the Register under such reasonable regulations as Administrative Agent may prescribe. Each Borrower and Administrative Agent shall deem and treat the registered owner of any Note as shown in the Register as the absolute owner thereof for all purposes, and neither any Borrower nor Administrative Agent shall be affected by any notice to the contrary and payment of the principal of, interest on, and Prepayment Fee, if any, due on or with respect to the related Note shall be made only to or upon the order of such registered owner. All such payments so made shall be valid and effective to satisfy and discharge the liability of any Borrower upon such Note to the extent of the sums so paid. Upon reasonable request from time to time, Administrative Agent shall permit any Borrower to examine the Register.

(c) Exchange of Notes. Any Note may be exchanged for a new Note or Notes of the same Type if such Note or Notes to be so exchanged is surrendered for cancellation to Administrative Agent and is accompanied by the request of the registered owner thereof specifying the denomination of the new Note or Notes to be issued in exchange therefor. Upon Administrative Agent’s request therefor, a new Note or Notes of the same Type, executed by the Borrowers and payable to such registered owner in the denominations so requested and in an aggregate principal amount equal to the aggregate original principal amount of such Note to be so exchanged, shall be executed and delivered by the Borrowers to Administrative Agent for delivery to such registered owner in exchange for such Note to be so exchanged. Each new Note issued pursuant to this Section 2.1 in exchange for, in substitution for, or in lieu of an outstanding Note shall be dated the date of such old Note. All new Notes shall be valid obligations of the Borrowers, jointly and severally, evidencing the same debt as such old Notes and shall be entitled to the benefits and security of the Loan Documents to the same extent as the old Notes. Each Lender and the Administrative Agent shall bear its own costs and expenses in connection with any request for an exchange of Notes and the Borrower shall have no liability therefor.

(d) Transfer of Notes. No transfer or assignment of the Notes shall be effective until the same is shown on the Register and a certificate of transfer referred to below is duly issued. Any Note may be transferred on the Register if such Note is surrendered for cancellation to Administrative Agent and is accompanied by an instrument of transfer satisfactory to Administrative Agent, a fully executed Assignment and Acceptance which has been consented to by the Administrative Agent and such other documents, certificates or opinions as Administrative Agent may reasonably require. Upon Administrative Agent’s request therefor, a new Note of the same Type, executed by the Borrowers and registered in the name of the transferee in a principal amount equal to the original principal amount of such transferred Note, shall be executed by the Borrowers and delivered to Administrative Agent for delivery to the transferee in exchange for such transferred Note. Upon completion of registration of transfer, a certificate that such transfer has been completed shall be promptly provided by Administrative Agent to the Borrowers, the transferor and the transferee, and such certificate shall constitute conclusive evidence of such registration and the effectiveness of such transfer and assignment. Each Lender and the Administrative Agent shall bear its own costs and expenses in connection with any request for a transfer of Notes and the Borrower shall have no liability therefor.

(e) Loss, Theft, Destruction or Mutilation of Notes. In the event of the loss, theft or destruction of any Note, upon receipt by the Borrowers and Administrative Agent of a reasonably satisfactory indemnification agreement executed in favor of the Borrowers and Administrative Agent by the holder of such Note (the unsecured indemnity agreement of any Institutional Investor with a net worth at least equal to 200% of the outstanding principal amount of the lost Note being deemed satisfactory as to the creditworthiness of the indemnitor), or in the event of the mutilation of any Note, upon the surrender of such mutilated Note by the holder thereof to the Borrowers, the Borrowers shall execute and deliver to such holder a new replacement Note in lieu of the lost, stolen, destroyed or mutilated Note. Each Lender and the Administrative Agent shall bear its own costs and expenses in connection with any request for a replacement of Notes and the Borrower shall have no liability therefor.

(f) Limitation on Sale or Transfer of Junior Floating Notes. Notwithstanding any other term or provision of this Agreement to the contrary, unless and until an Event of Default has occurred, Massachusetts Mutual Life Insurance Company shall at all times be required to hold: (i) Junior Floating Notes representing at least fifty-one percent (51%) of the aggregate outstanding principal amount of the Junior Floating Loans; and (ii) Senior Floating Notes representing at least twenty-five percent (25%) of the aggregate outstanding principal amount of the Senior Floating Loans.

Section 2.2 Interest Rate; Late Charge; Default Rate.

(1) Interest Rate.

(a) Senior Floating Loans.The outstanding principal balance of the Senior Floating Loans shall bear interest at a rate equal to ________ percent (______%) per annum in excess of the Adjusted Libor Rate for the related Interest Period (the “Senior Floating Interest Rate”). The Senior Floating Interest Rate shall be subject to decrease in connection with a Delevering Prepayment completed in accordance with the provisions of Section 2.3(3)(b)(iii). [Once determined, this rate and the Junior Floating Interest Rate will yield a non-default blended rate equal to the sum of 3.25% and the Adjusted Libor Rate, or a non-default blended rate equal to the sum of 2.40% and the Adjusted Libor Rate if the Delevering Prepayment has been made.] [Bracketed text to be deleted in final draft.]

(b) Junior Floating Loans.The outstanding principal balance of the Junior Floating Loans shall bear interest at a rate equal to ________ percent (________%)

per annum in excess of the Adjusted Libor Rate for the related Interest Period (the “Junior Floating Interest Rate”). The Junior Floating Interest Rate shall be subject to decrease in connection with a Delevering Prepayment completed in accordance with the provisions of Section 2.3(3)(b)(iii). [Once determined, this rate and the Senior Floating Interest Rate will yield a non-default blended rate equal to the sum of 3.25% and the Adjusted Libor Rate, or a non-default blended rate equal to the sum of 2.40% and the Adjusted Libor Rate if the Delevering Prepayment has been made.] [Bracketed text to be deleted in final draft.]

(c) Alternate Interest Rate Loan. If any Floating Loan shall be Converted at any time to an Alternate Interest Rate Loan pursuant to this Agreement, the outstanding principal balance of such Alternate Interest Rate Loan shall bear interest at a rate of interest equal to the Alternate Interest Rate for the related Interest Period.

(2) Interest Periods. Subject to the provisions of this Agreement which, in certain instances, require payment of interest at the Alternate Interest Rate, each Floating Loan shall Continue from one Interest Period to the next Interest Period applicable thereto. Interest shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the date of the initial advance or the date on which the immediately preceding payment was due. The Borrowers may, subject to the definition of Interest Period, select an Interest Period of one, three, or six months by giving not less than three (3) Business Days’ prior irrevocable notice of the Interest Period so selected to the Administrative Agent. Notwithstanding any other provision of any Loan Document, if the Borrowers shall have failed to select such an Interest Period by the date required pursuant to the immediately preceding sentence, the Borrowers shall be deemed to have selected a one month Interest Period for the immediately succeeding Interest Period. While any Event of Default exists, the Administrative Agent, on behalf of the Lenders, may, but shall not be obligated to, suspend the right of the Borrowers to select the Interest Period applicable thereto, in which event all Floating Loans may, at the option of the Administrative Agent, be Converted (on the last day of the respective Interest Period therefor) into Floating Rate Loans with Interest Periods of one month. With respect to each Earnout Advance, the Borrowers shall be deemed to have selected an initial Interest Period that is coterminous with the then existing Interest Period for the Loans.

(3) Late Charge. If any Borrower fails to pay any installment of interest or principal within ten (10) days after the date on which the same is due, the Borrowers, jointly and severally, shall pay to Administrative Agent (on behalf of the related Lenders) a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. No such late charge shall be due or payable in connection with the final payment on the Loans due on the Maturity Date.

(4) Default Rate. While any Event of Default exists, the Loans shall bear interest at the applicable Default Rate for Loans of the related Type.

Section 2.3 Terms of Payment. The Loans shall be payable as follows:

(1) Scheduled Payments.

(a) On the Closing Date, a payment in advance of interest only at the applicable Interest Rate shall be due and payable for the period from the Closing Date to (but not including) the first day of the next calendar month.

(b) Beginning with the Interest Period commencing on September 1, 2003, the Borrowers shall pay interest at the applicable Interest Rate in arrears on each Payment Date commencing on October 1, 2003 to and including the Maturity Date;

(c) On each Payment Date, the Borrowers shall pay the Administrative Agent monthly installments of the Administrative Agent Servicing Fee in accordance with the terms of Section 13.2 of this Agreement; and

(d) On the Maturity Date, the Borrowers shall pay all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents until all amounts due under the Loan Documents are paid in full.

(2) Term of Loans. The term of the Loans shall commence on the date hereof and expire on the Maturity Date.

(3) Prepayment.

(a) Mandatory Prepayments. Outstanding principal on the Loans shall be prepaid as follows:

(i) Commencing on the Payment Date occurring in the 27th Loan Month and on every third Payment Date thereafter (the Payment Date in the 30th Loan Month, the Payment Date in the 33rd Loan Month, etc.), if the Loan-to-Value Ratio as of such Payment Date is greater than the Maximum Loan-to-Value Ratio, the Borrowers shall make a principal payment on the Loans in an amount equal to FIVE MILLION and 00/100 DOLLARS ($5,000,000.00), which amount shall be applied by the Administrative Agent to reduce the outstanding principal balance of the Loans. Such principal payments shall be made without any Prepayment Fee (except a Libor Breakage Fee, if such payment is made on a day other than on the last day of an Interest Period).

(ii) Outstanding principal on the Loans shall be prepaid, in whole or in part, as applicable, in an amount equal to any Insurance Proceeds or Condemnation Proceeds received and applied by Administrative Agent to prepay principal on the Loans pursuant to the terms of Section 3.3(3). Borrower shall pay a Libor Breakage Fee if any such prepayment is made on a day other than on the last day of an Interest Period, but otherwise such prepayment may be made without any Prepayment Fee.

(b) Optional Prepayments.

(i) At any time on or prior to December 31, 2003, the Borrowers may make a partial prepayment of the Loans in an amount equal to the Release Amount in connection with the sale of an Immediate Release Property in accordance with the terms of Section 2.7(1) of this Agreement. If the Release Amount is paid on any day other than the last day of an Interest Period, the Borrowers shall also pay the Libor Breakage Fee to the Administrative Agent on behalf of the Lenders, but otherwise such prepayment may be made without any Prepayment Fee.

(ii) At any time during the term of the Loans, the Borrowers may make a partial prepayment of the Loans in an amount equal to the Release Amount in connection with the sale or Rebranding Renovation of an Other Release Property in accordance with the terms of Section 2.7(2) of this Agreement; provided, however, Borrower shall not make such prepayments in connection with the sale or Rebranding Renovation of Other Release Properties in an aggregate amount greater than $200,000,000 of the Allocated Loan Amounts of such Other Release Properties during the first Loan Year. The Borrowers shall also pay (a) to the Administrative Agent on behalf of the Lenders, the Standard Prepayment Fee; (b) if the Release Amount is paid on any day other than the last day of an Interest Period, to the Administrative Agent on behalf of the Lenders, the Libor Breakage Fee; and (c) if the sum of the Allocated Loan Amounts being prepaid, together with the sum of all other previous prepayments of Allocated Loan Amounts made in connection with the Releases of Other Release Properties, is greater than $50,000,000 of the Allocated Loan Amounts of all of such Other Release Properties and such prepayment is made during the first 12 Loan Months, to the Administrative Agent only, the Administrative Agent Lost Servicing Fee to compensate the Administrative Agent for its lost servicing opportunity.

(iii) If, at any time prior to the Maturity Date, Sunstone (or any other Person then owning Sunstone or substantially all of the assets of Sunstone) becomes a publicly traded real estate investment trust through an initial public offering or otherwise, the Borrowers may make the Delevering Prepayment so long as the following conditions precedent are satisfied to the satisfaction of the Administrative Agent:

(A) At the time of the notice from the Borrower to the Administrative Agent of the Borrowers’ desire to make the Delevering Prepayment and at the time of the tendering of the Delevering Prepayment, there shall exist no Event of Default or condition which, with the giving of notice from the Administrative Agent to any Borrower or the passage of time, or both, would constitute an Event of Default;

(B) Each Borrower shall provide to the Administrative Agent such documents, opinions and other evidence as the Administrative Agent may reasonably require in connection with the Loan Documents as a result of the issuance of public securities related to said initial public offering and the Delevering Prepayment;

(C) Each Borrower shall provide to the Administrative Agent at least thirty (30) days prior written notice of such Borrower’s intent to make the Delevering Payment on a date certain;

(D) At least five (5) business days prior to the proposed date for the Delevering Prepayment, the Administrative Agent on behalf of the Lenders shall provide the Borrowers with written notice of the amount of the Delevering Prepayment;

(E) Simultaneously with the payment of the Delevering Payment to the Administrative Agent on behalf of the Lenders, the Borrowers shall pay to the Administrative Agent, also on behalf of the Lenders, the Delevering Prepayment Fee;

(F) If the Delevering Prepayment is made by the Borrowers on any day other than the last day of an Interest Period, the Borrowers shall also pay the Libor Breakage Fee to the Administrative Agent on behalf of the Lenders;

(G) Upon receipt of the Delevering Prepayment, the Delevering Prepayment Fee and any Libor Breakage Fee by the Administrative Agent on behalf of the Lenders and upon the satisfaction by the Borrowers of all other conditions precedent to the Delevering Prepayment set forth in this Section 2.3(3)(b)(iii), each of the Senior Floating Interest Rate and the Junior Floating Interest Rate shall be deemed to have been reduced to the respective interest rates necessary to yield a blended interest rate which would be equal, in the absence of an Event of Default, to the sum of the Adjusted Libor Rate and Two and 40/100 (2.40%) per annum; and

(H) From and after the date of a Delevering Prepayment by the Borrowers in accordance with the terms of this Section 2.3(3)(b)(iii), none of the Borrowers shall be eligible under any circumstances for any Earnout Advances to increase the outstanding principal balance of the Loans in accordance with the terms of Section 2.9 or Section 2.10 of this Agreement.

(c) Prepayments in General; Prepayment Election Upon Acceleration.

(i) If the Loans are prepaid, in whole or in part, including, without limitation, pursuant to a casualty or Condemnation or the sale of an Other Release Property or a Rebranding Renovation, each such prepayment shall be made to the Administrative Agent on the related Payment Date (or if elected by the Borrowers or required to be made on another date, such other date), and in every case together with (i) the accrued and unpaid interest on the principal amount prepaid, (ii) the Prepayment Fee and Administrative Agent Lost Servicing Fee, if any, due with respect thereto, and (iii) any amounts payable to a Lender holding a Loan pursuant to Section 2.6(5) as a result of such prepayment while a Loan is in effect. If the Loans are accelerated for any reason other than casualty or Condemnation, the Borrowers shall be deemed to have elected to prepay the Loans in full on the date of the related Event of Default and shall pay to the Administrative Agent (on behalf of the Lenders) the Standard Prepayment Fee and to the Administrative Agent (for its lost servicing opportunity) the Administrative Agent Lost Servicing Fee (if such acceleration occurs prior to the last day of the 12th Loan Month) described above which would then be due with respect to an optional prepayment pursuant to Section 2.3(3)(b). Notwithstanding anything to the contrary contained herein, no Standard Prepayment Fee, Delevering Prepayment Fee or Administrative Agent Lost Servicing Fee is due with respect to the Scheduled Payments of principal required to be made pursuant to Section 2.3(l)(d) or Section 2.3(3)(a)(i) hereof or in connection with the prepayment of the Loans, or any portion thereof, as a result of any casualty or Condemnation (including but not limited to, in the event that any Borrower prepays a portion of the Loans in order to obtain a release of an Individual Property for which the Administrative Agent has elected to apply Net Proceeds received in connection with a casualty or condemnation towards repayment of the Indebtedness pursuant to Section 3.3(3) hereof), provided that if any such prepayment is made after the occurrence of an Event of Default or an acceleration of the Loans and prior to the acceptance of a cure thereof by Administrative Agent, including, without limitation, by virtue of any sale of any Individual Property by foreclosure or power of sale, the Borrowers shall pay to the Administrative Agent (on behalf of the Lenders) any Prepayment Fee and to the Administrative Agent (for its lost servicing opportunity) the Administrative Agent Lost Servicing Fee that may then be due as set forth above, if any. In the event that the Administrative Agent elects to apply any Net Proceeds to the repayment of the Loans, the Administrative Agent shall invest such Net Proceeds in Permitted Investments through the last day of the Interest Period, as directed by the Borrowers, until such Net Proceeds are applied to the Indebtedness on the next Payment Date and the Borrowers shall continue to pay interest on the Loans until so applied. The Administrative Agent shall not be obligated to obtain any specified rate of return with respect to Permitted Investments on the Net Proceeds and in no event shall the Administrative Agent or the Lenders be liable for any loss of the principal amount of the Net Proceeds, the risk of such losses to be borne solely by the Borrowers for the term of the Loans (unless such loss is caused by the Administrative Agent’s conversion or misappropriation of such Net Proceeds).

(ii) Except as may be set forth in Section 2.7(4) in connection with Releases or elsewhere in this Agreement, any partial prepayment of the Loans shall (A) be applied to reduce the outstanding principal amount of the Loans on a pari passu basis and (B) decrease the Allocated Loan Amounts for each Individual Property by an amount equal to the product of (I) the Allocated Percentage for such Individual Property and (II) the amount of the prepayment. After each such prepayment, the Administrative Agent shall prepare a revised Exhibit E to this Agreement which reflects the revised Allocated Loan Amounts as calculated pursuant to this subsection and shall distribute such revised schedule to the Borrowers and Lenders. Such revised exhibit shall, absent manifest error, be conclusive evidence of the revised Allocated Loan Amounts and shall be binding upon the parties hereto without the necessity of any formal amendment or other writing.

Section 2.4 Security. The Loans shall be secured by inter alia (1) the Mortgage creating a first priority lien on each Individual Property, (2) the Assignment of Leases and Rents creating a first priority lien on such Leases and Rents with respect to each Individual Property, (3) the Stock Pledges and Membership Pledges, (4) the assignment by the Borrowers to the Administrative Agent of the Interest Rate Cap Agreement pursuant to the Collateral Assignment of Interest Rate Cap Agreement, and (5) the other Loan Documents. As further security for the Loans, the Borrowers agree to fund the Reserves as set forth herein.

Section 2.5 Payments; Priority; Etc.

(1) Payments Generally.

(a) Payments by Borrowers. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrowers under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Borrowers under any other Loan Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent (on behalf of the Lenders). Such payments shall be made by the Borrowers, at the sole election of the Administrative Agent, either (i) by automatic clearing house (“ACH”) debit of a bank account of one or more of the Borrowers of which the Administrative Agent has received at least thirty (30) days’ prior written notice or (ii) by wire transfer to an account designated by the Administrative Agent by notice to the Borrowers. Each payment must be received by the Administrative Agent not later than 1:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) Forwarding of Payments by Administrative Agent.

(i) Except as otherwise agreed by the Administrative Agent and the Lenders, each payment received by the Administrative Agent under this Agreement or any Note shall be paid by the Administrative Agent promptly to the applicable Lenders in immediately available funds, for account of such Lender’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

(ii) Notwithstanding any other provision of this Agreement to the contrary, the Borrowers shall be deemed to have satisfied their obligation to make a payment to the Lenders hereunder if the Borrowers make such payment directly to the Administrative Agent in accordance with the terms of Section 2.5(1)(a) for forwarding by the Administrative Agent in accordance with the terms of this Section 2.5(1)(b). The Borrower shall have no liability to any Lender for any loss or damages resulting from the Administrative Agent’s failure to forward any funds properly received by the Administrative Agent from the Borrowers in accordance with the terms of Section 2.5(1)(a).

(c) Extensions to Next Business Day. If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

(2) Priority and Application of Payments.

(a) So long as no Event of Default shall have occurred and be continuing, payments received with respect to the Loans (including Scheduled Payments on the Loans and any mandatory prepayments, Release Amounts, Delevering Prepayments and any other optional prepayments permitted hereunder) shall be applied and paid to the Senior Lenders and the Junior Lenders on a pro rata basis in accordance with the respective unpaid principal amounts of the Loans. Any accrued interest, Libor Breakage Fees, Prepayment Fees or other payments with respect to either the Senior Loans or Junior Loans, as applicable, shall be applied and paid to the Lenders holding Loans of the applicable Type, pro rata in accordance with the respective unpaid principal amounts of such Type of Loans.

(b) If an Event of Default shall have occurred and be continuing, payments received with respect to the Loans shall be applied and paid first to the Senior Lenders, on a pro rata basis in accordance with the respective unpaid principal amounts of the Senior Loans, until each such Senior Lender has received payment in full hereunder, and second to the Junior Lenders, on a pro rata basis in accordance with the respective unpaid principal amounts of the Junior Loans, until each such Junior Lender has received payment in full hereunder.

(c) If, following the occurrence of an Event of Default, the Administrative Agent and the Lenders, in their sole and absolute discretion, accept the cure by the Borrowers of said Event of Default and permit the Borrowers to reinstate the Loans, and during the pendency of said Event of Default the Administrative Agent applied all or a disproportionate amount of the payments received with respect to the Loans first to the Senior Lenders, on a pro rata basis in accordance with the respective unpaid principal amounts of the Senior Loans (pursuant to Section 2.5(2)(b) above), the Borrowers shall have the right to make a partial prepayment of the Junior Loans in an amount calculated by the Administrative Agent to be sufficient to cause the outstanding principal balances of the Junior Loans and the Senior Loans to be in the same proportion as the outstanding principal balances of the Junior Loans and the Senior Loans on the Closing Date. If the Borrowers elect to make the foregoing partial prepayment of the Junior Loans, said prepayment shall be accompanied by the Libor Breakage Fee, if applicable, the Administrative Agent Lost Servicing Fee, if applicable, and the Standard Prepayment Fee.

(3) Sharing of Payments, Etc.

(a) Right of Set-off. Each Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of the Borrowers at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness is then due to any Borrower), in which case it shall promptly notify the Borrowers and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b) Sharing. If any Lender shall obtain from any of the Borrowers payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by any Borrower to such Lender than the percentage received by any other Lender, it shall promptly pay over such excess to the Administrative Agent for further distribution to the other Lenders, pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Rights of Lenders; Bankruptcy. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of such Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 2.5(3) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.5(3) to share in the benefits of any recovery on such secured claim.

Section 2.6 Yield Protection; Etc.

(1) Additional Costs.

(a) Costs of Making or Maintaining Floating Loans. Each Borrower shall pay directly to each Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any increased costs that such Lender determines are attributable to its making or maintaining of any Floating Loans or its obligation to make any Floating Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”). resulting from any Regulatory Change that:

(i) subjects any Lender (or its Applicable Lending Office for any of such Loans) to any tax, duty or other like charge in respect of such Loans or its related Note or changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Note in respect of any of such Loans (excluding Regulatory Changes affecting the rate of tax on the overall net income of such Lender or of such Applicable Lending Office); or

(ii) as to any Floating Loans, imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement used in the determination of the Adjusted Libor Rate for any Interest Period for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of “Libor Base Rate”), or any such commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or

(iii) as to any Floating Loans, imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities) or its Commitment.

If any Lender requests compensation from the Borrowers under this paragraph (a), the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or Continue Floating Loans until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 2.6(4) shall be applicable), provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b) Costs Attributable to Regulatory Change or Risk-Based Capital Guidelines. Without limiting the effect of the foregoing provisions of this Section 2.6(1) (but without duplication), each Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender (or, without duplication, the bank holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such bank holding company) as to any Floating Loans, pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basel Accord (or as a direct or indirect consequence of, in connection with or with a view to the matters discussed in the Basel Accord), of capital in respect of (as to its Floating Loans) its Commitment or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such bank holding company) to a level below that which such Lender (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request).

(c) Notification and Certification. Each Lender shall notify the Borrowers of any event occurring after the date hereof entitling such Lender to compensation under paragraph (a) or (b) of this Section 2.6(1) as promptly as practicable, but in any event within forty-five (45) days, after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within forty-five (45) days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 2.6(1) in respect of any costs resulting from such event, only be entitled to payment under this Section 2.6(1) for costs incurred from and after the date forty - five (45) days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable opinion of such Lender, be disadvantageous to such Lender. Each Lender will furnish to the Borrowers a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph (a) or (b) of this Section 2.6(1). Determinations and allocations by any Lender for purposes of this Section 2.6(1) of the effect of any Regulatory Change pursuant to paragraph (a) of this Section 2.6(1), or of the effect of capital maintained pursuant to paragraph (b) of this Section 2.6(1), on its costs or rate of return of maintaining Floating Loans or its obligation to make Floating Loans, or on amounts receivable by it in respect of Floating Loans, and of the amounts required to compensate such Lender under this Section 2.6(1), shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis.

(2) Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the Libor Base Rate for any Interest Period for any Floating Loan:

(a) the Administrative Agent determines in good faith, which reasonable determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of Libor Base Rate or upon which the Libor Base Rate is determined, are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Floating Loans as provided herein; or

(b) Lenders holding at least 51% of the aggregate outstanding principal amount of the Floating Loans determine in good faith, which reasonable determination shall be conclusive, and notify the Administrative Agent that the relevant rates of interest referred to in the definition of Libor Base Rate upon the basis of which the rate of interest for Floating Loans for such Interest Period is to be determined or upon which the Libor Base Rate is determined, are not likely adequately to cover the cost to such Lenders of making or maintaining Floating Loans for such Interest Period;

then the Administrative Agent shall give the Borrowers and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Floating Loans or to Continue Floating Loans, and the Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding Floating Loans, either prepay such Loans (without premium or penalty, other than a Libor Breakage Fee if such prepayment is made on any day other than the last day of an Interest Period) or such Loans shall be automatically Converted into Alternate Interest Rate Loans.

(3) Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Floating Loans hereunder (and the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be materially disadvantageous to such Lender, in the reasonable opinion of such Lender), then such Lender shall promptly notify the Borrowers thereof (with a copy to the Administrative Agent) and such

Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, Floating Loans shall be suspended until such time as such Lender may again make and maintain Floating Loans (in which case the provisions of Section 2.6(4) shall be applicable).

(4) Treatment of Affected Loans. If the obligation of any Lender to make Floating Loans or to Continue, or to Convert Alternate Interest Rate Loans into, Floating Loans shall be suspended pursuant to Section 2.6(1), 2.6(2) or 2.6(3), such Lender’s Loans shall be automatically Converted into Alternate Interest Rate Loans on the last day(s) of the then current Interest Period(s) for Loans (or, in the case of a Conversion resulting from a circumstance described in Section 2.6(3), on such earlier date as such Lender may specify to the Borrowers with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 2.6(1), 2.6(2) or 2.6(3) that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Floating Loans shall be applied instead to its Alternate Interest Rate Loans; and

(b) all Loans that would otherwise be made or Continued by such Lender as Floating Loans shall be made or Continued instead as Alternate Interest Rate Loans, and all Loans of such Lender that would otherwise be Converted into Floating Loans shall remain as Alternate Interest Rate Loans.

If such Lender gives notice to the Borrowers with a copy to the Administrative Agent that the circumstances specified in Section 2.6(1), 2.6(2) or 2.6(3) that gave rise to the Conversion of such Lender’s Floating Loans pursuant to this Section 2.6(4) no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist), such Lender’s Alternate Interest Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for Floating Loans, to the extent necessary so that after giving effect thereto, all Alternate Interest Rate Loans and Floating Loans are allocated among the Lenders ratably (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

(5) Compensation. In connection with the prepayment of any Loan on a date other than the last day of the Interest Period for such Loan (including, without limitation, any prepayment resulting from the acceleration of said Loan pursuant to the Administrative Agent’s or the Lender’s rights referred to in Article 9), the Borrowers shall pay to the Administrative Agent for account of each Lender, the Libor Breakage Fee to compensate said Lender for any loss, cost or expense incurred by such Lender in connection with such prepayment.

(6) U.S. Taxes.

(a) Gross-up for Deduction or Withholding of U.S. Taxes. Each Borrower agrees to pay to each Lender that is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to such non-U.S. Person hereunder after deduction for or withholding in respect of any

U.S. Taxes imposed with respect to such payment (or in lieu thereof, payment of such U.S. Taxes by such non-U.S. Person), will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

(i) to any payment to any Lender hereunder unless such Lender is, on the date hereof (or on the date it becomes a Lender hereunder) and on the date of any change in the Applicable Lending Office of such Lender, either entitled to submit a Form W-8BEN (relating to such Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form W-8ECI (relating to all interest to be received by such Lender hereunder in respect of the Loans), or

(ii) to any U.S. Taxes imposed solely by reason of the failure by such non-U.S. Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-U.S. Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes.

For the purposes hereof, (A) “U.S. Person” means a citizen, national or resident of the United States of America, a corporation, limited liability company, partnership or other entity created or organized in or under any laws of the United States of America or any State thereof, or any estate or trust that is subject to Federal income taxation regardless of the source of its income, (B) “U.S. Taxes” means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein, (C) “Form W-8BEN” means Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) of the Department of the Treasury of the United States of America and (D) “Form W-8ECI” means Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption From Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America. Each of the Forms referred to in the foregoing clauses (C) and (D) shall include such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates.

(b) Evidence of Deduction, Etc. Within 30 days after paying any amount to the Administrative Agent or any Lender from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, each Borrower shall deliver to the Administrative Agent for delivery to such non-U.S. Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).

(c) Notice. Each Lender shall notify the Borrowers of any change in circumstances which would modify or render invalid any claimed exemption or reduction. The applicable Lender will designate a different Applicable Lending Office for the Loans that such Lender may then be maintaining if such designation will avoid the need for, or reduce, the amounts due to such Lender pursuant to this Section 2.7(6), provided (i) in the sole opinion of such Lender the change in the Applicable Lending Office will not be disadvantageous to such Lender and (ii) such Lender will have no obligation to designate an Applicable Lending Office located in the United States of America.

(d) Borrower’s Rights. Notwithstanding anything to the contrary contained in this Section 2.6, in the event that any Lender (or the Administrative Agent, on behalf of any Lender) shall demand payment from the Borrowers of any additional amounts under this Section 2.6(6), then the Borrowers shall have the right to prepay the Loan(s) held by such Lender in full without any Administrative Agent Lost Servicing Fee and any prepayment fee or premium, including the Standard Prepayment Fee, but subject in each instance to payment of the Libor Breakage Fee.

Section 2.7 Release of Properties. Except as set forth in this Section 2.7 or in Section 3.3(3), no repayment or prepayment of all or any portion of the Notes shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the applicable Mortgage or any other Loan Document on any Individual Property or other collateral securing the Loans.

(1) Immediate Release Properties. At any time on or prior to December 31, 2003, the Borrowers on one or more occasions may obtain and the Administrative Agent and Lenders shall take such actions as are necessary to effectuate pursuant to this Section 2.7(1): (a) the release of any Immediate Release Property from the Lien of the Mortgage thereon (and related Loan Documents), (b) the release of the Borrowers’ obligations under the Loan Documents with respect to such Immediate Release Property (other than those expressly stated to survive payment of the Release Amount and the release of the Mortgage thereon, including, but not limited to, those obligations set forth in the Hazardous Materials Indemnity Agreement), and (c) the release of any funds in the Tax and Insurance Reserve or any of the Reserves, to the extent such funds are related or allocated to such Immediate Release Property and have not been previously disbursed, all upon the satisfaction by each Borrower of each of the following conditions to the satisfaction of the Administrative Agent:

(i) At the time of the notice from the Borrowers to the Administrative Agent of any Borrower’s desire to sell the Immediate Release Property and pay the Release Amount and at the time of the sale of the Immediate Release Property and the tendering of the Release Amount, there shall exist no Event of Default or condition which, with the giving of notice from the Administrative Agent to the Borrowers or the passage of time, or both, would constitute an Event of Default;

(ii) The Borrowers shall provide Administrative Agent with at least fifteen (15) Business Days’ prior written notice of the pending sale of the Immediate Release Property and the partial prepayment of the Loans pursuant to this Section 2.7(1);

(iii) The Borrowers shall remit to the Administrative Agent (on behalf of the Lenders) an amount equal to the Release Amount for the applicable Immediate Release Property;

(iv) The Borrowers shall pay to the Administrative Agent all sums, including, but not limited to, any Libor Breakage Fee and interest due pursuant to Section 2.3(3) hereof and all other sums then due and payable under the Notes, this Agreement, the Mortgages and the other Loan Documents with respect to said Immediate Release Property;

(v) The Immediate Release Property is sold and transferred from any Borrower to another Person which is not an Affiliate of any of the Borrowers, pursuant to a contract of sale that is a bona fide arm’s length contract, and the Borrowers shall provide Administrative Agent with true and correct copies, certified by an officer of the transferring Borrower, of the contract of sale for said Immediate Release Property and the closing documents for the sale of said Immediate Release Property, including but not limited to a copy of the deed and the closing statement; and

(vi) The Borrowers shall submit to the Administrative Agent (on behalf of the Lenders), not less than ten (10) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for such Individual Property for execution by the Administrative Agent. Such release shall be in proper form for recording in the jurisdiction in which the Immediate Release Property is located and shall be reasonably satisfactory to the Administrative Agent. In addition, the Borrowers shall provide all other documentation the Administrative Agent reasonably requires to be delivered by the Borrowers in connection with such release, together with a Borrower’s certificate certifying that such documentation (A) will effect such release in accordance with the terms of this Agreement, and (B) will not impair or otherwise adversely affect the Liens, security interests and other rights of the Administrative Agent or Lenders under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released).

(2) Release of Other Properties. Subject to the limitation set forth in Section 2.3(3)(b)(ii) of this Agreement that the Borrowers may not prepay greater than $200,000,000 of the Allocated Loan Amounts for any Individual Properties from prepayments relating to the sale or Rebranding Renovation of any Other Release Properties during the first Loan Year, at any time on or prior to the Maturity Date, the Borrowers on one or more occasions may obtain and the Administrative Agent and Lenders shall take such actions as are necessary to effectuate pursuant to this Section 2.7(2): (a) the release of any Other Release Property from the Lien of the Mortgage thereon (and related Loan Documents) in connection with either a sale of such Other Release Property to a third party unrelated to any of the Borrowers or a Rebranding Renovation of such Other Release Property, (b) the release of a Borrower’s obligations under the Loan Documents with respect to such Other Release Property (other than those expressly stated to survive payment of the Release Amount and the release of the Mortgage thereon, including, but not limited to, those obligations set forth in the Hazardous Materials Indemnity Agreement), and (c) the release of any funds in the Tax and Insurance Reserve and any other Reserve, to the extent such funds are related or allocated to such Other Release Property and have not been previously disbursed, all upon the satisfaction by the Borrowers of each of the following conditions to the satisfaction of the Administrative Agent:

(i) At the time of the notice from the Borrowers to the Administrative Agent of a Borrower’s desire to sell or conduct a Rebranding Renovation of the Other Release Property, as applicable, and at the time of the Release of the Other Release Property and the tendering of the Release Amount, there shall exist no Event of Default or condition which, with the giving of notice from the Administrative Agent to the Borrowers or the passage of time, or both, would constitute an Event of Default;

(ii) The Borrowers shall provide Administrative Agent with at least fifteen (15) days prior written notice of the pending sale or Rebranding Renovation, as applicable, of the Other Release Property and the partial prepayment of the Loans pursuant to this Section 2.7(2);

(iii) The Borrowers shall remit to the Administrative Agent (on behalf of the Lenders) an amount equal to the Release Amount for the applicable Other Release Property;

(iv) The Borrowers shall pay to the Administrative Agent all sums, including, but not limited to, any Libor Breakage Fee, any Standard Prepayment Fee and all interest due pursuant to Section 2.3(3) hereof and all other sums then due and payable under the Notes, this Agreement, the Mortgages and the other Loan Documents with respect to said Other Release Property;

(v) If the Other Release Property is not being Released in connection with a Rebranding Renovation, such Other Release Property shall be sold and transferred from a Borrower to another Person, which is not an Affiliate of any of the Borrowers, pursuant to a contract of sale that is a bona fide arm’s length contract, and the transferring Borrower shall provide Administrative Agent with true and correct copies, certified by an officer of such Borrower, of the contract of sale for said Other Release Property and the closing documents for the sale of said Other Release Property, including but not limited to the deed and the closing statement;

(vi) The Borrowers shall submit to the Administrative Agent (on behalf of the Lenders), not less than ten (10) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for such Other Release Property for execution by the Administrative Agent. Such release shall be in proper form for recording in the jurisdiction in which the Other Release Property is located and shall be reasonably satisfactory to the Administrative Agent. In addition, the Borrowers shall provide all other documentation the Administrative Agent reasonably requires to be delivered by the Borrowers in connection with such release, together with a Borrower’s certificate certifying that such documentation (A) will effect such release in accordance with the terms of this Agreement, and (B) will not impair or otherwise adversely affect the Liens, security interests and other rights of the Administrative Agent or Lenders under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

(vii) After giving effect to the partial prepayment of the Loans in an amount equal to the Release Amount and the release of the Mortgages and other Loan Documents encumbering the Other Release Property being sold, the DSCR for all of the remaining Properties shall be greater than or equal to 1.50:1;

(viii) Following the Release of the Other Release Property (or Properties) in question and the payment of the Release Amount, the outstanding principal balance of the Loans shall be greater than or equal to $30,000,000 and there shall be at least four (4) remaining Individual Properties owned by the Borrowers and encumbered by the Mortgages securing the Loans. If the outstanding principal balance of the Loans following such prepayment is less than $30,000,000 or if there are four or fewer Individual Properties then owned by the Borrowers and encumbered by the Mortgages securing the Loans, the Administrative Agent (on behalf of the Lenders) may, in its sole and absolute discretion, accelerate the Loans and require the Borrowers to repay the Loans in full, together with all applicable Prepayment Fees as a condition to the release of the Mortgage encumbering the Other Release Property being sold by any Borrower.

(3) Release of Certain Borrowers; Payment in Full.

(a) In the event that all of the Individual Properties owned by any Borrower have been Released pursuant to the terms of Section 2.7 hereof, then (i) such Borrower shall be released from its obligations under the Notes and the other Loan Documents and (ii) the Stock Pledges or Membership Pledges, as applicable, relating to such Borrower and any applicable Operator shall also be released (but only if such Stock Pledges or Membership Pledges do not also relate to any other Borrowers who remain liable under the Notes and the other Loan

Documents or to any Operators who remain liable under any other Loan Document). In connection with any such release of a Borrower or any Stock Pledges or Membership Pledges relating to such Borrower, the Borrowers shall submit to the Administrative Agent proper release documentation for execution by the Administrative Agent. All reasonable costs and expenses associated with the Administrative Agent’s review, execution and delivery of such documentation shall be borne by the Borrowers.

(b) The Administrative Agent shall, upon the written request and at the expense of the Borrowers, upon payment in full of all principal and interest on the Loans and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Notes and this Agreement, release the Liens of the Mortgages and all other security interests created by the Loan Documents not theretofore released provided that the requirements of this Section have been satisfied.

(c) In connection with the release of the Liens and any other security interests created by the Loan Documents, the Borrowers shall submit to the Administrative Agent, not less than fifteen (15) business days prior to the related payment date, a release of Lien (and related Loan Documents) for each Individual Property and other collateral for execution by the Administrative Agent. Such release shall be in a form appropriate in each jurisdiction in which an Individual Property or other collateral is located and reasonably satisfactory to the Administrative Agent. In addition, the Borrowers shall provide all other documentation the Administrative Agent reasonably requires to be delivered by any Borrower in connection with such release.

(4) Allocated Loan Amounts and Percentages; Revised Exhibit E.

(a) Upon any Release of an Individual Property, the Allocated Loan Amounts and Allocated Percentage for the remaining Properties shall be recalculated as follows and in the following order of priority:

(i) For an Immediate Release Property, the Release Amount shall be applied to reduce the Allocated Loan Amount for such Immediate Release Property to zero.

(ii) For an Other Release Property, a portion of the Release Amount equal to 100% of the Allocated Loan Amount for such Other Release Property shall be applied to reduce the Allocated Loan Amount for such Other Release Property to zero.

(iii) The Administrative Agent shall recalculate the Allocated Percentage for each remaining Individual Property to a fraction, the numerator of which is the Allocated Loan Amount for such Individual Property and the denominator of which is the aggregate outstanding principal amount of the Loans.

(iv) For an Other Release Property, if any Tarsadia Properties are then subject to the lien hereof, any remaining portion of the Release Amount shall be applied to reduce the Allocated Loan Amounts of such Tarsadia Properties on a pro rata basis in accordance with their respective Allocated Percentages, until the Allocated Loan Amount of each Tarsadia Property has been reduced to zero.

(v) If any portion of the Release Amount has been applied to reduce the Allocated Loan Amounts of any Tarsadia Properties pursuant to preceding clause (iv), the Administrative Agent shall recalculate the Allocated Percentage for each remaining Individual Property to a fraction, the numerator of which is the Allocated Loan Amount for such Individual Property and the denominator of which is the aggregate outstanding principal amount of the Loans.

(vi) If any portion of the Release Amount remains after giving effect to the preceding clauses of this Section 2.7(4), such remaining portion shall be applied to reduce the Allocated Loan Amounts for all of the remaining Properties on a pro rata basis in accordance with their respective Allocated Percentages.

(vii) The Administrative Agent shall recalculate the Allocated Loan Amounts for all of the remaining Properties to account for the prepayments specified in this subsection.

(b) In connection with any Release of fewer than all of the Properties, the Administrative Agent shall prepare a revised Exhibit E to this Agreement which reflects the revised Allocated Percentages and revised Allocated Loan Amounts as calculated pursuant to subsection (a) and shall distribute such revised schedule to the Borrowers and Lenders. Such revised exhibit shall, absent manifest error, be conclusive evidence of the revised Allocated Percentages and revised Allocated Loan Amounts and shall be binding upon the parties hereto without the necessity of any formal amendment or other writing.

Section 2.8 Extension of Loan Terms and Maturity.

(1) The Borrowers shall have a one-time right to extend the Maturity Date of the Loans to September 1, 2008. Such extension right (the “Extension Right”) may only be exercised in strict compliance with the provisions of this Section.

(2) If the Borrowers elect to extend the Maturity Date as set forth in this Section, they shall give prior written notice of such election to the Administrative Agent. Such notice must be received by the Administrative Agent not earlier than one hundred twenty (120) days prior to the Maturity Date nor later than thirty (30) days prior to the Maturity Date.

(3) The Borrowers’ right to exercise the Extension Right shall be expressly conditioned upon satisfaction of each of the following conditions precedent (it being understood that the term “Maturity Date” as used in this section shall mean the Maturity Date prior to the effectiveness of such extension):

(a) On the date of such written election by the Borrowers and on the Maturity Date, no Event of Default (or event or condition which with the giving of notice or the passage of time would constitute an Event of Default) shall have occurred and be continuing.

(b) On the date of such written election by the Borrowers and on the Maturity Date, the Loan-to-Value Ratio shall be less than or equal to sixty-five percent (65%).

(c) Not later than thirty (30) days prior to the Maturity Date, the Borrowers shall have provided to the Administrative Agent a Replacement Interest Rate Cap Agreement covering the period from the original Maturity Date to the Maturity Date as so extended.

(d) On or prior to the Maturity Date, the Borrowers shall pay to the Lenders a non-refundable extension fee in an amount equal to the product of one fourth of one percent (0.25%) times the outstanding principal amount of the Loans as of the Maturity Date (the “Extension Fee”).

(e) On or prior to the Maturity Date, the Borrowers shall execute and deliver to the Administrative Agent (i) a written certification stating that (A) no Event of Default has occurred and is continuing as of such date and as of the Maturity Date and (B) all of the representations and warranties of each Borrower contained in this Agreement and in the other Loan Documents are true, complete and correct in all material respects as of such date and as of the Maturity Date (except as to such matters which by their nature can no longer be true as a result of the passage of time and not as a result of any action or inaction by any Borrower) and (ii) such other agreements, title insurance endorsements, legal opinions or other items as may be reasonably requested by the Administrative Agent on behalf of the Lenders in connection with such extension. It is understood that if applicable state and local title insurance requirements so allow, the Administrative Agent will accept one or more endorsements to the Title Policy, without requiring the Borrowers to obtain new policies of title insurance in connection with such extension, if such endorsements would provide the same substantive coverage to the Administrative Agent with respect to the extended maturity date of the Loans.

(f) On or prior to the Maturity Date, the Borrowers shall pay all expenses incurred by the Administrative Agent and the Lenders in connection with such extension, including, but not limited to, title search fees, title insurance or endorsement premiums, legal fees and expenses, due diligence fees, and consultant’s fees.

Section 2.9 Standard Earnout Advances.

(1) At any time during the first two Loan Years, the Borrowers on one or more occasions may request and the Lenders shall make Standard Earnout Advances of additional principal amounts under the Loans upon the terms and conditions set forth in this Section 2.9 and upon the satisfaction by the Borrowers of each of the following conditions to the satisfaction of the Administrative Agent and the Lenders:

(a) The Borrowers shall request in writing to the Administrative Agent each Standard Earnout Advance at least thirty (30) days prior to the proposed date of the Standard Earnout Advance. The Borrowers’ written request must include the amount of the Standard Earnout Advance requested by the Borrowers;

(b) At the time of the notice from the Borrowers to the Administrative Agent of the Borrowers’ request for a Standard Earnout Advance and at the time of the Standard Earnout Advance, there shall exist no Event of Default or condition which, with the giving of notice from the Administrative Agent to the Borrowers or the passage of time, or both, would constitute an Event of Default;

(c) After giving effect to the requested Standard Earnout Advance, the DSCR for all of the remaining Properties shall be greater than or equal to 1.50:1;

(d) After giving effect to the requested Standard Earnout Advance, the Loan-to-Value Ratio shall not exceed the Maximum Loan-to-Value Ratio;

(e) No Standard Earnout Advances will be made after the last day of the second Loan Year, and there shall be no more than two Standard Earnout Advances in any one Loan Year and no more than four Standard Earnout Advances in total;

(f) The maximum amount of all Standard Earnout Advances (in the aggregate) made by the Lenders shall be $40,000,000, and the maximum principal amount of the Loans, including all Standard Earnout Advances shall be $399,500,000; provided, however, that (i) the maximum amount of all Standard Earnout Advances (in the aggregate) shall be reduced to $20,000,000, if Borrower has completed Releases of Other Release Properties pursuant to Section 2.7(2) of this Agreement (or has given notice to the Administrative Agent of the pending release of an Other Release Property pursuant to Section 2.7(2) of this Agreement) which in the aggregate (A) will exceed $100,000,000 of the Allocated Loan Amounts of all of such Other Release Properties but (B) will be equal to or less than $200,000,000 of the Allocated Loan Amounts of all of such Other Release Properties and (ii) no further Standard Earnout Advances shall be available to any Borrower hereunder, and neither the Administrative Agent nor any of the Lenders shall have any further obligation to fund Standard Earnout Advances, if Borrower has completed Releases of Other Release Properties pursuant to Section 2.7(2) of this Agreement (or has given notice to the Administrative Agent of the pending release of an Other Release Property pursuant to Section 2.7(2) of this Agreement) which in the aggregate will exceed $200,000,000 of the Allocated Loan Amounts of all of such Other Release

Properties. Notwithstanding the foregoing limitations upon the amount of Standard Earnout Advances, in the event the Lenders make Standard Earnout Advances in the aggregate in excess of $20,000,000 and, subsequent to making such Standard Earnout Advances, the Borrowers complete Releases of Other Release Properties (in accordance with the terms of Section 2.7(2)) in excess of $100,000,000 of the Allocated Loan Amounts, in no event shall the Borrowers be obligated to return or refund such Standard Earnout Advances, except as otherwise provided in accordance with the terms and conditions of the Loan Documents for the repayment by the Borrowers of the Loans and all Standard Earnout Advances.

(g) No Standard Earnout Advance shall be made in an amount less than $5,000,000, and all Standard Earnout Advances in an amount greater than $5,000,000 shall be in increments of $1,000,000;

(h) Each Standard Earnout Advance shall be deemed to be an increase in the outstanding principal amount of the Loans and shall be on all of the same terms and conditions as the Loans, including but not limited to the Interest Rate, the Interest Period, the Maturity Date, and the collateral therefor;

(i) The Mortgages and the other Loan Documents shall secure each Standard Earnout Advance as if the Standard Earnout Advance was made on the Closing Date;

(j) At least thirty (30) days prior to each Standard Earnout Advance, the Borrowers shall provide to the Administrative Agent a title search for substantially all of Individual Properties (and at least fifteen (15) days prior to each Standard Earnout Advance, the Borrowers shall provide to the Administrative Agent a title update for all of Individual Properties) confirming that there are no new or additional liens or encumbrances affecting each Individual Property other than the Permitted Encumbrances;

(k) If requested by the Administrative Agent on behalf of the Lenders, the Borrowers shall provide to the Administrative Agent a date-down endorsement to each Title Policy insuring the Mortgages, which date-down endorsements increase the amount of the Title Policy to reflect the Standard Earnout Advance, insure that there are no new or additional liens or encumbrances affecting each Individual Property other than the Permitted Encumbrances, and change the effective date of each Title Policy (provided that if applicable state and local title insurance requirements so allow, the Administrative Agent will accept endorsements which do not change the effective date of the Title Policy if the cost to do so would be materially greater than not changing such effective date and if such endorsements would provide the same substantive coverage to the Administrative Agent with respect to the increased outstanding amount of the Loans);

(l) At least thirty (30) days prior to each Standard Earnout Advance, the Borrowers shall provide to the Administrative Agent certified financial statements for each Borrower and operating statements for each Individual Property for the immediately preceding twelve month period and such other financial information as the Administrative Agent may request in order to determine the DSCR and the Loan-to-Value Ratio;

(m) If requested by the Administrative Agent on behalf of the Lenders, the Borrowers shall execute and deliver to the Administrative Agent and the Lenders any modification agreements amending and modifying the Mortgages and other Loan Documents to reflect the Standard Earnout Advance; provided, however, such modification agreements shall not impose any material additional liability upon the Borrowers, other than the liability to repay the Standard Earnout Advance in question.

(n) The Borrowers shall pay all reasonable expenses incurred by the Administrative Agent and the Lenders in connection with each Standard Earnout Advance, including, but not limited to, title search fees, title insurance or endorsement premiums, legal fees and expenses, due diligence fees, and consultant’s fees; and

(o) The Borrowers shall pay to the Administrative Agent on behalf of the Lenders an administrative fee equal to the product of the amount of the requested Standard Earnout Advance and one-tenth of one percent (.10%).

(2) Each Standard Earnout Advance shall have the effect of increasing the Allocated Loan Amounts for each Individual Property by an amount equal to the product of (a) the then-current Allocated Percentage for such Individual Property and (b) the amount of the Standard Earnout Advance. After each Standard Earnout Advance is made, the Administrative Agent shall prepare a revised Exhibit E to this Agreement which reflects the revised Allocated Loan Amounts as calculated pursuant to this subsection and shall distribute such revised schedule to the Borrowers and Lenders. Such revised exhibit shall, absent manifest error, be conclusive evidence of the revised Allocated Loan Amounts and shall be binding upon the parties hereto without the necessity of any formal amendment or other writing.

(3) In the event that any Lender fails to make its proportionate share of a Standard Earnout Advance when required under the terms hereof, the Administrative Agent shall advance such funds on behalf of the non-advancing Lender. In such an event, the Commitment of the non-advancing Lender shall be reduced by the amount of the funds which it has failed to advance and the Commitment of the Administrative Agent shall be increased by the amount of funds which it advances on behalf of such non-advancing Lender.

Section 2.10 Special Earnout Advances.

(1) Within thirty (30) days after a Special Earnout Calculation Date, so long as the aggregate principal amount advanced by Lenders and outstanding under the Loans is less than the Special Earnout Valuation Limit, the Borrowers may request and the Lenders shall make Special Earnout Advances of additional principal amounts under the Loans upon the terms and conditions set forth in this Section 2.10 and upon the satisfaction by the Borrowers of each of the following conditions to the satisfaction of the Administrative Agent and the Lenders:

(a) The Borrowers shall request in writing that the Administrative Agent make a Special Earnout Advance on a date not earlier than thirty (30) days after the date of such written request but not later than sixty (60) days after the applicable Special Earnout Calculation Date. The Borrowers’ written request must include the amount of the Special Earnout Advance requested by the Borrowers;

(b) At the time of the notice from the Borrowers to the Administrative Agent of the Borrowers’ request for a Special Earnout Advance and at the time of the Special Earnout Advance, there shall exist no Event of Default or condition which, with the giving of notice from the Administrative Agent to the Borrowers or the passage of time, or both, would constitute an Event of Default;

(c) After giving effect to the requested Special Earnout Advance, the aggregate principal amount advanced by Lenders and outstanding under the Loans shall be less than or equal to the Special Earnout Valuation Limit;

(d) No Special Earnout Advances will be made after the date that is sixty (60) days after the applicable Special Earnout Calculation Date, and there shall be no more than two Special Earnout Advances during the term of the Loan;

(e) The maximum amount of all Special Earnout Advances (in the aggregate) made by the Lenders shall be $14,500,000, and the maximum principal amount of the Loans, including all Special Earnout Advances shall be $399,500,000;

(f) No Special Earnout Advance shall be made in an amount less than $1,000,000, and all Special Earnout Advances shall be in increments of $1,000,000;

(g) Each Special Earnout Advance shall be deemed to be an increase in the outstanding principal amount of the Loans and shall be on all of the same terms and conditions as the Loans, including but not limited to the Interest Rate, the Interest Period, the Maturity Date, and the collateral therefor;

(h) The Mortgages and the other Loan Documents shall secure each Special Earnout Advance as if the Special Earnout Advance was made on the Closing Date;

(i) At least thirty (30) days prior to each Special Earnout Advance, the Borrowers shall provide to the Administrative Agent a title search for substantially all of Individual Properties (and at least fifteen (15) days prior to each Special Earnout Advance, the Borrowers shall provide to the Administrative Agent a title update for all of Individual Properties) confirming that there are no new or additional liens or encumbrances affecting each Individual Property other than the Permitted Encumbrances;

(j) If requested by the Administrative Agent on behalf of the Lenders, the Borrowers shall provide to the Administrative Agent a date-down endorsement to each Title Policy insuring the Mortgages, which date-down endorsements increase the amount of the Title Policy to reflect the Special Earnout Advance, insure that there are no new or additional liens or encumbrances affecting each Individual Property other than the Permitted Encumbrances, and change the effective date of each Title Policy (provided that if applicable state and local title insurance requirements so allow, the Administrative Agent will accept endorsements which do not change the effective date of the Title Policy if the cost to do so would be materially greater than not changing such effective date and if such endorsements would provide the same substantive coverage to the Administrative Agent with respect to the increased outstanding amount of the Loans);

(k) At least thirty (30) days prior to each Special Earnout Advance, the Borrowers shall provide to the Administrative Agent certified financial statements for each Borrower and operating statements for each Individual Property for the immediately preceding twelve month period and such other financial information as the Administrative Agent may request in order to determine the Special Earnout Valuation Maximum, and the Administrative Agent shall have approved the amount of the Special Earnout Advance in accordance with the provisions of subsection (3) of this Section 2.10;

(1) If requested by the Administrative Agent on behalf of the Lenders, the Borrowers shall execute and deliver to the Administrative Agent and the Lenders any modification agreements amending and modifying the Mortgages and other Loan Documents to reflect the Special Earnout Advance; provided, however, such modification agreements shall not impose any material additional liability upon the Borrowers, other than the liability to repay the Special Earnout Advance in question;

(m) The Borrowers shall pay all reasonable expenses incurred by the Administrative Agent and the Lenders in connection with each Special Earnout Advance, including, but not limited to, title search fees, title insurance or endorsement premiums, legal fees and expenses, due diligence fees, and consultant’s fees; and

(n) The Borrowers shall pay to the Administrative Agent on behalf of the Lenders an administrative fee equal to the product of the amount of the requested Special Earnout Advance and one-tenth of one percent (.10%).

(2) Each Special Earnout Advance shall have the effect of increasing the Allocated Loan Amounts for each Individual Property by an amount equal to the product of (a) the then-current Allocated Percentage for such Individual Property and (b) the amount of the Special Earnout Advance. After each Special Earnout Advance is made, the Administrative

Agent shall prepare a revised Exhibit E to this Agreement which reflects the revised Allocated Loan Amounts as calculated pursuant to this subsection and shall distribute such revised schedule to the Borrowers and Lenders. Such revised exhibit shall, absent manifest error, be conclusive evidence of the revised Allocated Loan Amounts and shall be binding upon the parties hereto without the necessity of any formal amendment or other writing.

(3) Prior to and as a condition of funding any Special Earnout Advance, the Administrative Agent shall have the right to verify the Special Earnout Valuation Limit and the amount of the Special Earnout Advance requested by the Borrowers and to confirm, in the exercise of the Administrative Agent’s sole and absolute discretion, that the amounts represented thereby have not been affected by nonrecurring events or charges, temporary reductions in Operating Expenses or other one-time or temporary events, or other factors that would reasonably be expected to cause the Trailing Twelve-Month NOI not to represent, on a going-forward basis, a reasonably accurate measure of the valuation of the Properties. In the event that the Administrative Agent determines, in its sole and absolute discretion, that the Special Earnout Valuation Limit should be reduced in order to more accurately reflect such conditions, the amount of the Special Earnout Advance shall be similarly reduced.

(4) In the event that any Lender fails to make its proportionate share of a Special Earnout Advance when required under the terms hereof, the Administrative Agent shall advance such funds on behalf of the non-advancing Lender. In such an event, the Commitment of the non-advancing Lender shall be reduced by the amount of the funds which it has failed to advance and the Commitment of the Administrative Agent shall be increased by the amount of funds which it advances on behalf of such non-advancing Lender.

ARTICLE III

INSURANCE, CONDEMNATION, RESERVES AND CASH MANAGEMENT

Section 3.1 Insurance. (1) The Borrower shall obtain and maintain, or cause to be maintained, insurance for each Borrower and each of the Individual Properties providing at least the following coverages:

(a) comprehensive all risk property insurance on the Improvements and the Personalty, insuring against loss or damage to such Individual Property by fire and other “extended coverage” risks of physical loss, including contingent liability from “Operation of Building Laws,” in each case (i) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of land, excavations, foundations, underground utilities and footings) with a waiver of depreciation together with endorsements for “Demolition Costs” and “Increased Costs of Construction” with each such endorsement having a $5,000,000 sublimit per occurrence, (ii) containing an agreed amount endorsement with respect to the Improvements and Personalty waiving all co-insurance provisions; (iii) providing for no deductible in excess of Fifty Thousand Dollars ($50,000) for all such insurance coverage; and (iv) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the

Improvements or the use of the Individual Property shall at any time constitute legal non-conforming structures or uses. Except as expressly provided in Section 3.1(l)(k) of this Agreement, such policy may not include any exclusion for acts of terrorism. In addition, the Borrowers shall obtain: (A) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (I) the outstanding principal balance of the Notes allocated to the applicable Individual Property or (II) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as the Administrative Agent shall require; and (B) earthquake insurance in amounts and in form and substance satisfactory to the Administrative Agent in the event the Individual Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (A) and (B) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (a). With respect to the earthquake insurance referred to in clause (B) hereof, the Borrowers shall at all times be required to maintain such coverage on Improvements located in San Diego, California or Salt Lake City, Utah; the Borrowers shall be required to maintain such coverage on Improvements located in other areas only to the extent such coverage may be obtained at commercially reasonable premium rates.

(b) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage liability occurring upon, in or about the Individual Property, such insurance (i) to be on the so-called “occurrence” form with a combined limit of not less than Two Million Dollars ($2,000,000) in the aggregate and One Million Dollars ($1,000,000) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (ii) to continue at not less than the aforesaid limit until required to be changed by the Administrative Agent in writing by reason of materially changed economic conditions making such protection inadequate, provided that the Administrative Agent has required such change with respect to similar loans held or administered by the Administrative Agent; and (iii) to cover at least the following hazards: (A) premises and operations; (B) products and completed operations on an “if any” basis; (C) independent contractors; (D) blanket contractual liability for all legal contracts; and (E) contractual liability covering the indemnities contained in the Mortgages to the extent the same is available;

(c) business income or interruption insurance (i) with loss payable to the Administrative Agent (on behalf of the Lenders); (ii) covering all risks required to be covered by the insurance provided for in subsection (a) above; (iii) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personalty has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; (iv) in an amount equal to one hundred percent (100%) of the projected gross income from the Individual Property for a period of twelve (12) months from the date that the Individual Property is repaired or replaced and operations are resumed; and (v) providing for “extra expense” coverage in an amount reasonably satisfactory to the Administrative Agent. The amount of such business income or interruption insurance shall be determined prior to the date hereof and at least once each year thereafter based on the Borrowers’ reasonable estimate of the gross income from each Individual Property for the succeeding twelve (12) month period. If a Cash Trap Period has occurred and is continuing, all proceeds payable to the Administrative Agent pursuant to this subsection shall be deposited into the Trapped Cash Account; otherwise, such proceeds shall be deposited into the applicable Operating Account upon the written request of the Borrowers; provided, however, if such insurance proceeds are disbursed to the Administrative Agent in an amount representing losses for a period in excess of one (1) month, then such insurance proceeds shall be held by the Administrative Agent in an interest-bearing account and applied on a monthly basis in the amount attributed to the related month by the insurance company providing such loss of rents and/or business income insurance. Nothing herein contained shall be deemed to relieve any Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Notes and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(d) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements by or on behalf of any Borrower at an Individual Property, and only if the Individual Property coverage form does not otherwise apply, (i) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (ii) the insurance provided for in subsection (a) above written in a so-called builder’s risk completed value form (A) on a non-reporting basis, (B) against all risks insured against pursuant to subsection (a) above, (C) including permission to occupy the Individual Property, and (D) with an agreed amount endorsement waiving co-insurance provisions;

(e) if any Borrower has any employees, workers’ compensation subject to the statutory limits of the state in which the Individual Property is located, and employer’s liability insurance with a limit of at least One Million Dollars ($1,000,000) per accident and per disease per employee, and One Million Dollars ($1,000,000) for disease aggregate in respect of any work or operations on or about the Individual Property, or in connection with the Individual Property or its operation (if applicable);

(f) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by the Administrative Agent on terms consistent with the commercial property insurance policy required under subsection (a) above;

(g) umbrella liability insurance in an amount not less than Fifty Million Dollars ($50,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (b) above;

(h) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million Dollars ($1,000,000);

(i) if any Borrower has any employees, insurance against employee dishonesty in an amount not less than one (1) month of gross revenue from such Individual Property with a deductible not greater than Fifty Thousand Dollars ($50,000);

(j) upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as the Administrative Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located; and

(k) notwithstanding the provisions of Section 3.1(l)(a) above that require that Borrowers’ comprehensive all risk property insurance policy not to exclude from coverage terrorism events and that such policy therefore include 100% replacement cost insurance without co-insurance for damage to any Individual Property caused by terrorist activities and that such insurance have a deductible of not more than the amount set forth in said Section 3.1(l)(a) (collectively, “Terrorism Insurance”), Administrative Agent, on behalf of the Lenders hereby agrees, solely for the benefit of Borrowers during Borrowers’ ownership of the Properties and not for the benefit of any successor or assignee of Borrowers, during any period that the Terrorism Risk Insurance Act (“TRIA”) is in effect, Borrower shall be required to purchase Terrorism Insurance so long as the same can be obtained at Commercially Reasonable Rates. If TRIA is no longer in effect, then for a period of 12 months from the date TRIA expires, in the event Borrowers’ existing comprehensive all risk property insurance policy is renewed by the current insurer or a new policy is obtained upon expiration of the existing policy and such renewal or new policy does not include or specifically excludes Terrorism Insurance or contains any material modification of the Terrorism Insurance requirements set forth above, Borrowers will be required to use “commercially reasonable efforts” (as defined below) to either purchase at Commercially Reasonable Rates a rider or a separate insurance policy providing for Terrorism Insurance. Such policy and the insurer must in all respects be satisfactory to Administrative Agent. Should the commercial mortgage lending environment relating to Terrorism Insurance and the insurance environment for obtaining Terrorism Insurance at the expiration of the 12-month period be substantially similar to the lending and insurance environment on the date TRIA expires, then Administrative Agent will reasonably consider extending this provision for an additional 12 month period or successive additional 12 month periods should lending and insurance conditions so warrant.

As used in this Section, “Commercially Reasonable Rates” shall mean a rate, for the Terrorism Insurance portion of Borrowers’ insurance policy only, that is equal to or less than 50% of the total cost of the remaining portion of the all-risk policy that will then co-exist with the Terrorism Insurance at the time the Terrorism Insurance is considered for purchase (the “Fifty Percent Rate”). As used in this Section, “commercially reasonable efforts” shall mean that Borrowers have obtained and provided to Administrative Agent written quotes for Terrorism Insurance from at least three (3) insurers each calendar quarter during any period that Terrorism Insurance for the Properties is not in place.

If after using commercially reasonable efforts, Borrowers are unable to obtain 100% replacement cost Terrorism Insurance at Commercially Reasonable Rates, then unless Administrative Agent in its sole discretion approves otherwise, Borrowers will use commercially reasonable efforts to purchase the maximum amount of Terrorism Insurance as may be then available at a premium which is equal to the Fifty Percent Rate, provided the amount of such coverage would be for at least $50,000,000 (the “TIC Amount”). Should Borrowers, after using commercially reasonable efforts, be unable to purchase at least the TIC Amount of coverage of Terrorism Insurance at a cost equal to or less than the Fifty Percent Rate, then Borrower shall provide written notice thereof to the Administrative Agent. In such event, the Borrower shall have the right, exercisable by delivering a written notice signed by the Borrowers and the Guarantor within ten (10) Business Days of the lapse of such coverage, to cause Guarantor to indemnify the Administrative Agent and the Lenders, on a full recourse basis, for any and all Losses, up to an aggregate limit of $10,000,000, which they may incur or suffer which would have been covered by Terrorism Insurance had such coverage been in effect. In the event the Borrowers and Guarantor fail to timely deliver such notice, the Administrative Agent shall have the right (but not the obligation) to force place at least $10,000,000 of coverage of Terrorism Insurance for the Properties, and Borrowers agree to promptly reimburse Administrative Agent for the actual premium costs of such force-placed Terrorism Insurance up to an amount equal to the Fifty Percent Rate (it being understood that Borrower shall not be required to reimburse the Administrative Agent for said Terrorism Insurance premiums if at any time during the term of the Loan the Borrowers or the Administrative Agent learns that the amount of Terrorism Insurance coverage obtained by the Administrative Agent for a premium in an amount equal to the Fifty Percent Rate is less than $10,000,000). If no Terrorism Insurance is placed by Borrowers or Administrative Agent on the Properties, then if at any time during the Loan term, the TIC Amount of Terrorism Insurance becomes available at Commercially Reasonable Rates, Borrowers shall be required to purchase such Terrorism Insurance.

(2) All insurance provided for in Section 3.1(1) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall, to the extent not specified above, be subject to the reasonable approval of the Administrative Agent as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Properties are located with a rating of “A-X” or better as established by Best’s Rating Guide and having a claims paying ability rating of “A-” (or the comparable rating) or better by at least two (2) of the Rating Agencies (one of which shall be (a) S&P if S&P is rating the securities issued in any Secondary Market Transaction of which all or any portion of this Loan is a part, and (b) Moody’s if Moody’s is rating the securities issued in any Secondary Market Transaction of which all or any portion of this Loan is a part). Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to the Administrative Agent, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to the Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by the Borrowers to the Administrative Agent; provided, however, the Borrowers shall not be required to deliver evidence of the payment of Insurance Premiums if they have deposited sufficient funds in the Tax and Insurance Reserve to enable the Administrative Agent to pay such Insurance Premiums.

(3) The Borrowers may obtain a blanket insurance policy with respect to the Properties which satisfies all of the requirements contained herein. Any blanket insurance Policy shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Individual Property in compliance with the provisions of Section 3.1(1), including an acknowledgement that the payment of the premium allocated to the Individual Property shall continue such Policy as to the Individual Property notwithstanding any other payment of premiums.

(4) All Policies of insurance provided for or contemplated by Section 3.1(1), except for the Policy referenced in Section 3.1(1)(e), shall name the applicable Borrower as the insured and the Administrative Agent as the additional insured (on behalf of the Lenders), as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of the Administrative Agent providing that the loss thereunder shall be payable to the Administrative Agent (on behalf of the Lenders).

(5) All Policies of insurance provided for in Section 3.1(1) shall contain clauses or endorsements to the effect that:

(a) no act or negligence of any Borrower, or anyone acting for any Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as the Administrative Agent or Lenders are concerned;

(b) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ written notice to the Administrative Agent;

(c) each Policy shall provide that the issuers thereof shall give written notice to the Administrative Agent if the Policy has not been renewed fifteen (15) days prior to its expiration; and

(d) The Administrative Agent and Lenders shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(6) If at any time the Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, the Administrative Agent shall have the right, on the first Business Day following written notice to the Borrowers, to obtain such insurance coverage as the Administrative Agent reasonably deems appropriate and all premiums incurred by the Administrative Agent in connection with obtaining such insurance and keeping it in effect shall be paid by the Borrowers to the Administrative Agent upon written demand and until paid shall be secured by the Mortgages and shall bear interest at the highest Default Rate then applicable to any of the Notes.

(7) If an Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, the Borrowers shall give prompt notice of such damage to the Administrative Agent and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property and otherwise in accordance with Section 3.3 hereof. The Borrowers shall pay all costs of such Restoration whether or not such costs are covered by insurance. The Administrative Agent may, but shall not be obligated to make proof of loss if not made promptly by the Borrowers.

(8) In the event of foreclosure of a Mortgage with respect to an Individual Property, or other transfer of title to an Individual Property in extinguishment in whole or in part of the Indebtedness all right, title and interest of the Borrowers in and to the Policies that are not blanket Policies then in force concerning the Individual Property and all proceeds payable thereunder (including proceeds payable under blanket policies which relate to the Individual Property) shall thereupon vest in the purchaser at such foreclosure or the Administrative Agent or other transferee in the event of such other transfer of title.

Section 3.2 Condemnation Awards. Each Borrower shall promptly give the Administrative Agent notice of the actual or threatened commencement of any condemnation or eminent domain proceeding (a “Condemnation”) affecting any Individual Property and shall deliver to the Administrative Agent copies of any and all papers served in connection with such proceedings. So long as no Event of Default has occurred, the Borrowers shall be entitled to negotiate and settle any Condemnation proceedings which involve claims of less than the Condemnation Limit and which do not have a material adverse effect on parking, access or Improvements at any Individual Property without obtaining the prior consent of the Administrative Agent. If an Event of Default has occurred, or if the Condemnation involves a claim equal to or greater than the Condemnation Limit and would have a material adverse effect on parking, access or Improvements at any Individual Property, the Administrative Agent may

participate in any such negotiations and proceedings and the reasonable out-of-pocket costs of the Administrative Agent with respect thereto shall be at the expense of the Borrowers and the Borrowers shall deliver to the Administrative Agent all instruments required to permit participation in such negotiations and proceedings. Each Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with the Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings (subject, however, to the Borrower’s rights to negotiate and settle certain claims without the consultation of the Administrative Agent as set forth above). The Administrative Agent is hereby irrevocably appointed as each Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and apply any award consistent with the Loan Documents and, upon any Borrower’s failure to diligently prosecute a claim for an Award, to make any compromise or settlement in connection with any such Condemnation. Notwithstanding any taking by any public or quasi-public authority through eminent domain or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), the Borrowers shall continue to pay the Indebtedness at the time and in the manner provided for its payment in the Notes and in this Agreement and the Indebtedness shall not be reduced until any award or payment therefor (an “Award”) shall have been actually received and applied by the Administrative Agent, after the deduction of reasonable out-of-pocket expenses of collection not previously paid by the Borrowers, to the reduction or discharge of the Indebtedness. The Administrative Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Notes. If an Individual Property or any portion thereof is taken by a condemning authority, the Borrowers shall promptly commence and diligently prosecute the Restoration of the Individual Property and otherwise comply with the provisions of Section 3.3 hereof. If an Individual Property is sold, through foreclosure or otherwise, prior to the receipt by the Administrative Agent of the Award, the Administrative Agent shall have the right, whether or not a deficiency judgment on the Notes shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Indebtedness.

Section 3.3 Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(1) If the Net Proceeds shall be less than the Funds Release Limit, and the costs of completing the Restoration shall be less than the Funds Release Limit, such Net Proceeds will be disbursed by the Administrative Agent to the applicable Borrower upon receipt, provided that all of the conditions set forth in Section 3.3(2)(i) are met and such Borrower delivers to the Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(2) If the Net Proceeds are equal to or greater than the Funds Release Limit or the cost of completing the Restoration is equal to or greater than the Funds Release Limit, the Administrative Agent shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 3.3. The term “Net Proceeds” for purposes of this Section 3.3 shall mean: (a) the net amount of all insurance proceeds received by the Administrative Agent pursuant to Section 3.1 (l)(a), (d) and (f) as a result of such damage or destruction, after deduction of its reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (b) the net amount of the Award, after deduction of its reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to the Borrowers for Restoration provided that the Net Proceeds are received at least one hundred eighty (180) days prior to the Maturity Date and each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (I) in the event the Net Proceeds are Insurance Proceeds, less than sixty percent (60%) of the total floor area of the Improvements of the Individual Property have been damaged, destroyed or rendered unusable as a result of such fire or other casualty or (II) in the event the Net Proceeds are Condemnation Proceeds, less than twenty-five percent (25%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located in such land;

(C) the applicable Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Net Proceeds have been received by the Administrative Agent or Borrower, as applicable) and shall diligently pursue the same to satisfactory completion;

(D) the Administrative Agent shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Notes, which will be incurred with respect to the Individual Property as a result of the occurrence of any such fire or other casualty or taking, whichever the case may be, will be covered out of (I) the Net Proceeds, (II) the insurance coverage referred to in Section 3.1(l)(c), if applicable, or (III) by other funds of the Borrowers;

(E) the Administrative Agent shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (I) three (3) months prior to the Maturity Date, (II) such time as may be required under all Legal Requirements in order to repair and restore the Individual Property to the condition it was in immediately prior to such fire or other casualty or to as nearly as possible the condition it was in immediately prior to such taking, as applicable or (III) the expiration of the insurance coverage referred to in Section 3.1(l)(c);

(F) the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all Legal Requirements and all necessary operating or reciprocal easement agreements for the operation and maintenance of the Individual Property (including, without limitation, the Franchise Agreement for such Individual Property) are, or remain, in effect;

(G) the Restoration shall be done and completed by the Borrowers in an expeditious and diligent fashion and in compliance with all Legal Requirements (including, without limitation, all applicable Environmental Laws) and in compliance with the plans and specifications that have been approved by the Administrative Agent and/or the Casualty Consultant;

(H) such fire or other casualty or taking, as applicable, does not result in either a loss of access to the Individual Property or the related Improvements or a loss of a material portion of the parking spaces benefiting such Individual Property such that, following the loss of such parking spaces, the Individual Property is no longer in compliance with applicable zoning and land use regulations;

(I) no Cash Trap Period then exists or, as determined by the Administrative Agent in its reasonable discretion, would be likely to result from the release of such Net Proceeds for the Restoration of such Individual Property;

(J) Legal Requirements permit the Improvements to be rebuilt to substantially the same size and scope and at substantially the same location as they existed prior to such fire or other casualty or taking, as applicable; and

(K) the applicable Borrower shall commence and complete the Restoration within the time period specified by any Legal Requirements which might limit the Improvements from being rebuilt to the same size and scope and at the same location as they existed prior to such fire or other casualty or taking, as applicable.

(ii) The Net Proceeds shall be held by the Administrative Agent in an account maintained by the Administrative Agent at an Approved Financial Institution and any income earned thereon shall be added to such Net Proceeds and become a part thereof and, until disbursed in accordance with the provisions of this Section 3.3, shall constitute additional security for the Indebtedness and other obligations under the Loan Documents. Such Net Proceeds shall be invested in Permitted Investments. All out-of-pocket costs and expenses of maintaining and administering such Net Proceeds shall be paid by the Borrowers. The Administrative Agent shall not be obligated to obtain any specified rate of return with respect to Permitted Investments on the Net Proceeds and in no event shall the Administrative Agent be liable for any loss of the principal amount of the Net Proceeds, the risk of such losses to be borne solely by the Borrowers for the term of the Loans (unless such loss is caused by the Administrative Agent’s conversion or misappropriation of such Net Proceeds). The Net Proceeds shall be disbursed by the Administrative Agent to, or as directed by, the Borrowers from time to time during the course of the Restoration, upon receipt of evidence satisfactory to the Administrative Agent that (A) an amount equal to the portion of the Net Proceeds requested by the Borrowers to be disbursed is due and payable to or required to be deposited with third parties approved by the Administrative Agent in connection with the Restoration, (B) all materials installed and work and labor performed in connection with the Restoration have been installed and/or completed in accordance with the plans and specifications for the Restoration previously approved by the Administrative Agent and/or the Casualty Consultant, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property arising out of the Restoration which have not either been fully bonded to the reasonable satisfaction of the Administrative Agent and discharged of record or in the alternative fully insured to the reasonable satisfaction of the Administrative Agent by the title company issuing the title insurance policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and approval in all respects by the Administrative Agent and by an independent consulting engineer selected by the Administrative Agent (the “Casualty Consultant”), which approval shall not be unreasonably withheld, conditioned or delayed. The Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by the Administrative Agent and the Casualty Consultant, which approval shall not be unreasonably withheld, delayed or conditioned. All reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by the Borrowers.

(iv) In no event shall the Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 3.3(2), be less than the amount actually held back by the Borrowers from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to the Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 3.3(2) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and the Administrative Agent receives evidence reasonably satisfactory to the Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage.

(v) the Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of the Administrative Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, the Borrowers shall deposit the deficiency (the “Net Proceeds Deficiency”) with the Administrative Agent before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with the Administrative Agent shall be held by the Administrative Agent in the same manner as the Net Proceeds and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 3.3(2) shall constitute additional security for the Indebtedness and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with the Administrative Agent after the Casualty Consultant certifies to the Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 3.3(2), and the receipt by the Administrative Agent of evidence reasonably satisfactory to the Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall, so long as no Event of Default shall have occurred and be continuing under the Notes, this Agreement or any of the other Loan Documents, either (A) if no Cash Trap Period then exists, be remitted by the Administrative Agent to the Borrowers or (B) if a Cash Trap Period then exists, be deposited by the Administrative Agent into the Trapped Cash Reserve, whereupon such excess funds shall become part of the Trapped Cash Reserve and constitute additional security for the Loans.

(3) All Net Proceeds not required (a) to be made available for the Restoration or (b) to be returned to the Borrowers or deposited in the Trapped Cash Reserve pursuant to Section 3.3.(2)(vii) may be retained and applied by the Administrative Agent toward the payment or prepayment of the Indebtedness, without the payment of any Prepayment Fee (it being understood that, pursuant to Section 2.3(3)(c)(i), the Administrative Agent shall hold and invest such Net Proceeds until the next Payment Date so as to avoid the incurrence of any Libor Breakage Fee), as set forth in Section 2.3(3)(a)(ii), or, at the discretion of the Administrative Agent, the same may be paid, either in whole or in part, to the Borrowers. In the event that the Administrative Agent elects to apply Net Proceeds toward the payment or prepayment of the Indebtedness pursuant to the preceding sentence, the Borrowers may obtain the release of the Lien of the Mortgage (and related Loan Documents) pursuant to Section 2.7(2) hereof with respect to the Individual Property that has suffered the casualty or Condemnation; provided, however, with respect to the requirement set forth in (w) Section 2.7(2)(iii), the Borrowers shall only be required to pay the excess of the Release Amount for such Individual Property over the Net Proceeds actually received by the Administrative Agent and applied toward the prepayment of the Indebtedness, (x) Section 2.7(2)(iv), the Borrowers shall not be required to pay any Prepayment Fee (except a Libor Breakage Fee, if such payment is made on a day other than on the last day of an Interest Period), (y) Section 2.7(2)(v), the Borrowers shall only be required to transfer the Individual Property to another Person, which may be an Affiliate of any Borrower, in accordance with the other terms and provisions of this Agreement, including, but not limited to, Section 6.27 hereof and (z) Section 2.7(2)(viii), the Borrowers shall not be required to satisfy the 1:50:1:00 DSCR requirement.

ARTICLE IV

ENVIRONMENTAL MATTERS

Section 4.1 Certain Definitions. As used herein, the following terms have the meanings indicated:

(1) “Environmental Laws” means any applicable local, state, federal or other governmental statute, ordinance, code, order, decree, law, rule or regulation (or a part thereof) pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up including, without limitation, (a) any Arizona statutes contained in Arizona Revised Statutes Title 49 (the foregoing statutes only to the extent applicable to the Individual Properties located in Arizona); (b) the California Environmental Quality Act and the applicable provisions of the California Health and Safety Code, California Labor Code and the California Water Code (the foregoing statutes only to the extent applicable to the Individual Properties located in California); (c) Articles 6.5 to 18, inclusive, of Title 25 of the Colorado Revised Statutes (the foregoing statutes only to the extent applicable to the Individual Properties located in Colorado); (d) Minnesota Environmental Response and Liability Act, Minn. Stat.

chap. 115B, the Minnesota Petroleum Tank Release Cleanup Act, Minn. Stat. chap. 115C (the foregoing statutes only to the extent applicable to the Individual Properties located in Minnesota); (e) the following provisions of the New Mexico Statutes Annotated (“NMSA”): the Air Quality Control Act, Sections 74-2-1 through 74-2-17, NMSA 1978; the Hazardous Waste Act, Sections 74-4-1 through 74-4-14, NMSA 1978; the Emergency Management Act, Sections 74-4B-1 through 74-4B-14, NMSA 1978; the Voluntary Remediation Act, Sections 74-4G-1 through 74-4G-12, NMSA 1978; and the Water Quality Act, Sections 74-6-1 through 74-6-17, NMSA 1978 (the foregoing statutes only to the extent applicable to the Individual Property located in New Mexico); (f) the following provisions of the Oregon Revised Statutes (“ORS”): Chapter 459 (Solid Waste Management) of Oregon Revised Statutes (“ORS”), ORS Chapter 459A (Refuse and Recycling), ORS Chapter 465 (Hazardous Waste and Hazardous Material I), ORS Chapter 466 (Hazardous Waste and Hazardous Materials II), Chapter 467 (Noise Control), ORS Chapter 468 (Environmental Quality Generally), ORS Chapter 468A (Air Quality), ORS Chapter 496 (Threatened or Endangered Species) and ORS Chapter 468B (Water Quality) and the amendments, regulations, orders, decrees, permits, licenses, guidance documents or deeds now or hereafter promulgated thereunder, as applicable (the foregoing statutes only to the extent applicable to the Individual Property located in Oregon); (g) the following provisions of the Utah Code Annotated (“UCA”): Hazardous Substances Mitigation Act, U.C.A. §§ 19-6-301—325; Solid and Hazardous Waste Act, U.C.A. § 19-6-101—123; Underground Storage Tank Act U.C.A. §§ 19-6-401—429; Lead Acid Battery Disposal Act, U.C.A. §§ 19-6-601-607; Used Oil Management Act, U.C.A. §§ 19-6-701-723; Voluntary Cleanup Program, U.C.A. §§ 19-8-101— 118; Environmental Institutional Control Act, U. C. A. §§ 19-9-101—108; Water Quality Act, U.C.A. §§ 19-5-101—119; Safe Drinking Water Act, U.C.A. §§ 19-4-101—112; Air Conservation Act, U.C.A. §§ 19-2-101—127; and the Radiation Control Act, U.C.A. §§ 19-3-101—113 (the foregoing statutes only to the extent applicable to those Properties located in Utah); (h) the following provisions of the Revised Code of Washington (“RCW”): Washington Water Pollution Control Act, RCW Chapter 90.48, Washington Clean Air Act, RCW Chapter 70.94, Washington Solid Waste Management Recovery and Recycling Act, RCW Chapter 70.95, Washington Hazardous Waste Management Act, RCW Chapter 70.105, Washington Hazardous Waste Fees Act, RCW Chapter 70.95E, Washington Model Toxics Control Act, RCW Chapter 70.105D, Washington Nuclear Energy and Radiation Act, RCW Chapter 70.98, Washington Radioactive Waste Storage and Transportation Act of 1980, RCW Chapter 70.99, Washington Underground Petroleum Storage Tanks Act, RCW Chapter 70.148 (the foregoing statutes only to the extent applicable to those Properties located in Washington); and (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, as amended, the Hazardous Substances Transportation Act, as amended, the Solid Waste Disposal Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Toxic Substances Control Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended, the Federal Insecticide, Fungicide and Rodenticide Act, as amended, the National Environmental Policy Act, as amended, the Rivers and Harbors Appropriation Act, as amended, any applicable state environmental superlien and environmental clean-up statutes, and all regulations adopted in respect of the foregoing laws whether presently in force or coming into being and/or effectiveness hereafter.

(2) “Hazardous Materials” means (a) petroleum or chemical (to the extent regulated by Environmental Laws) products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, (h) toxic mold, or (i) any substance or item listed in the United States Department of Transportation Optional Hazardous Materials Table, 49 C.F.R. §172.101, as to date or hereafter amended, or in the United States Environmental Protection Agency List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as to date or hereafter amended, or (j) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws.

Section 4.2 Representations and Warranties on Environmental Matters. To each Borrower’s knowledge, except as set forth in the Site Assessments or on Schedule 12 attached hereto, (1) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, treated, discharged, disposed of or otherwise present at or about any Individual Property or any property adjacent to any Individual Property (except for cleaning and other products used in connection with the routine operation, maintenance or repair of any Individual Property (a) in full compliance with Environmental Laws and (b) consistent with the use of the Individual Property as a hotel and ancillary hotel related uses) and no Hazardous Materials were removed or transported from any Individual Property, (2) all permits, licenses, approvals and filings required by Environmental Laws as to any Individual Property have been obtained, and the use, operation and condition of any Individual Property do not, and did not previously, violate any Environmental Laws, (3) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened, nor have any settlements been reached by or with any parties or any liens imposed in connection with any Individual Property concerning Hazardous Materials or Environmental Laws and no underground storage tanks exist on any part of any Individual Property, and (4) none of the Individual Properties located in California has been or is now being used in violation of any applicable Environmental Laws and the Property has not been designated as “hazardous waste property” or “border zone property” pursuant to Section 25220, et seq., of the California Health and Safety Code.

Section 4.3 Covenants on Environmental Matters.

(1) Each Borrower shall (a) comply strictly and in all respects with applicable Environmental Laws; (b) notify the Administrative Agent immediately upon its discovery of any spill, discharge, release or presence of any Hazardous Materials at, upon, under, within, contiguous to or otherwise affecting any Individual Property (except for cleaning and other products used in connection with the routine operation, maintenance or repair of any Individual Property (i) in full compliance with Environmental Laws and (ii) consistent with the use of the Individual Property as a hotel and ancillary hotel related uses); (c) promptly remove such Hazardous Materials and remediate any Individual Property in full compliance with Environmental Laws; and (d) promptly forward to the Administrative Agent copies of all orders, notices, permits, applications or other written communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Materials or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect any Individual Property or any Borrower.

(2) Each Borrower shall not cause, install or conduct, as applicable, and shall prohibit any other Person within the Control of such Borrower from causing, installing or conducting, as applicable, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from, installing or conducting, as applicable, (a) any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about any Individual Property or the transportation of any Hazardous Materials to or from any Individual Property in violation of Environmental Laws, provided that (i) each Borrower shall be required to give the Administrative Agent prior written notice of any intended use, storage, generation, manufacture, installation, or disposal of any Hazardous Materials at, upon, under, within or about any Individual Property or the transportation of any Hazardous Materials to or from any Individual Property (except for cleaning and other products used in connection with routine maintenance or repair of any Individual Property and (ii) such activity is in full compliance with Environmental Laws and consistent with the use of the Individual Property as a hotel and ancillary hotel related uses), (b) any underground storage tanks at any Individual Property, or (c) any activity at any Individual Property that requires a permit or other authorization under Environmental Laws, unless the activity is conducted in the ordinary course of the applicable Borrower’s business at said Individual Property, in full compliance with all applicable Environmental Laws and any necessary permit or authorization required in connection therewith is obtained and maintained and such Borrower’s business is consistent with the use of the Individual Property as a hotel and ancillary hotel related uses.

(3) Each Borrower shall, at Borrower’s sole cost and expense, provide to the Administrative Agent promptly upon the written request of the Administrative Agent from time to time, a Site Assessment or, if required by the Administrative Agent, an update to any existing Site Assessment, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within any individual Property; provided, however, (a) the Administrative Agent shall not request a Site Assessment under this Section 4.3 more than one (1) time in any twelve (12) month period for each Individual Property unless: (i) the Administrative Agent’s request for a Site Assessment is based on a reasonable suspicion of Hazardous Materials at or adjacent to any Individual Property, (ii) a breach of representations under Section 4.2 exists, or (iii) an Event of Default exists, and (b) Borrower shall not be required to pay the expenses incurred by the Administrative Agent in connection with any such Site Assessment or update of a Site Assessment unless one or more of the conditions described in clauses (i), (ii) and (iii) above exist.

Section 4.4 Allocation of Risks and Indemnity. (1) As between the Borrowers, the Administrative Agent and the Lenders, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting any Individual Property shall lie solely with the Borrowers. Accordingly, the Borrowers shall bear all risks and costs associated with any loss (but not including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by the

Administrative Agent pursuant to this Agreement or by law. The Borrowers shall indemnify, defend and hold the Administrative Agent and the Lenders and their respective shareholders, directors, officers, employees and agents harmless from and against all loss, liabilities, damages, claims, costs and expenses (including reasonable costs of defense and consultant fees, investigation and laboratory fees, court costs and other litigation expenses) arising out of or associated, in any way, with (a) the non-compliance with Environmental Laws at, upon, within, contiguous to or adjacent to any Individual Property or otherwise relating to the Loans; (b) the existence of Hazardous Materials in, on, about, contiguous to, or adjacent to, any Individual Property; (c) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to Hazardous Materials in, on, about, contiguous to, or adjacent to, any Individual Property; (d) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials; or (e) a breach of any representation, warranty or covenant contained in this Article 4, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including those arising from the joint, concurrent, or comparative negligence of the Administrative Agent and the Lenders. The Borrowers’ obligations under this Section 4.4(1) shall arise upon the discovery of the presence of any such Hazardous Materials, whether or not any governmental authority has taken or threatened any action in connection with the presence of any such Hazardous Materials, and whether or not the existence of any such Hazardous Materials or potential liability on account thereof is disclosed in the Site Assessment and, except as expressly provided in this Section 4.4(1), shall continue notwithstanding the repayment of the Loans or any transfer or sale of any right, title and interest in any Individual Property (by foreclosure, deed in lieu of foreclosure or otherwise). Notwithstanding the foregoing provision regarding the survival of the Borrowers’ indemnity obligations under this Section: (x) if the Loan is repaid in full in accordance with the terms and conditions of the Loan Documents and the Mortgages encumbering each Individual Property are released and discharged or if an Immediate Release Property or an Other Release Property is released from the lien of the Mortgage encumbering said Individual Property pursuant to Sections 2.8 or 2.7(2), respectively, the Borrowers may deliver to the Administrative Agent a new Site Assessment for the Individual Property(ies) in question and the Borrowers’ indemnification obligations under this Section 4.4 with respect to the Individual Property(ies) released from the lien of the Mortgage(s) shall expire one year following the date of the delivery of the Site Assessments to the Administrative Agent if and only if there are no pending or threatened claims relating to Hazardous Materials at said Individual Properties at the end of said one year period, and the Administrative Agent confirms in writing that the Site Assessment has been approved by the Administrative Agent (which approval shall not be unreasonably withheld) and does not raise any issues with respect to potential environmental liability with respect to said Individual Properties; provided, however, if the Administrative Agent disapproves the Site Assessment, Borrower’s liability for any claims, potential claims and risks not otherwise identified in said Site Assessment shall expire one (1) year after the delivery of such Site Assessment to the Administrative Agent; and (y) the Borrowers’ indemnification obligations under this Section 4.4 shall not extend to Hazardous Materials first present on an Individual Property after (or the violation of an Environmental Law first occurring after) the Administrative Agent or its designee takes title to said Individual Property by foreclosure or by its acceptance of a deed in lieu of foreclosure provided (A) such Hazardous Materials were placed, deposited or released in, on or under the Premises after the date of foreclosure or deed in lieu of foreclosure by third parties unrelated in any way to

Borrowers or any person or entity affiliated with or having an interest in any Borrower or a partner, member or manager of any Borrower and (B) such placement, deposit or release was not caused by and does not result from the acts or omissions of any Borrower, any partner, member or manager of any Borrower or any person or entity having a direct or indirect interest in any Borrower or partner or member of any Borrower. This indemnification shall inure to the benefit of any Affiliate of the Administrative Agent or any Lender that takes title to one or more Individual Properties pursuant to a foreclosure or the acceptance of a deed in lieu of foreclosure but shall not benefit any third party purchaser of an Individual Property from the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender.

Notwithstanding the foregoing, with respect to an Individual Property located in the State of Arizona, this indemnity shall survive payment of the Notes (subject, however, to the time limitation on a Borrower’s liability for claims as set forth in the preceding paragraph), but shall become null and void and of no further force or effect with respect only to such Individual Property in the event the Administrative Agent, the beneficiary under the applicable Mortgage, or any other party obtains title to such Individual Property through foreclosure or exercises a power of sale under the applicable Mortgage or deed in lieu of foreclosure or exercise of power of sale. This indemnity shall remain in full force and effect with respect to all other Properties securing the Loan.

(2) Additionally, if any Hazardous Materials affect or threaten to affect the Properties, the Administrative Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable at the expense of the Borrowers in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials as required by any Environmental Laws if the Administrative Agent determines in its reasonable discretion that any Borrower is not diligently and in good faith taking such action and such Borrower does not commence such action within fifteen (15) Business Days of receipt of notice thereof from the Administrative Agent. Any amounts paid by the Administrative Agent by reason of the application of Section 4.4(1) shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained, or amounts paid or expended, by the Administrative Agent until paid. The obligations and liabilities of the Borrowers under this Section 4.4(2) shall survive any termination, satisfaction, assignment, entry of a judgment of foreclosure or delivery of a deed in lieu of foreclosure.

(3) So long as no Event of Default exists, the Borrowers may submit to the Administrative Agent a proposal to substitute an environmental insurance policy for the Borrowers’ indemnification obligations set forth in Section 4.4(1) above and for the Borrowers’ and Sunstone’s indemnification obligations set forth in the Hazardous Materials Indemnity Agreement. Any such request by the Borrowers shall include a true and complete copy of the proposed environmental insurance policy and the projected premium for said policy. The Administrative Agent shall consider any such proposal in good faith and make a recommendation to the Lenders with respect to any such request. The Administrative Agent shall not be obligated to consent to or approve the substitution of the proposed environmental insurance policy for said indemnification obligations, and the Administrative Agent shall only grant such consent or approval if it receives the written consent of the Controlling Lenders, which consent may be granted, conditioned or withheld in each Lender’s sole and absolute discretion.

Section 4.5 No Waiver. Notwithstanding any provision in this Article 4 or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, the Administrative Agent and the Lenders do not waive and expressly reserves all rights and benefits now or hereafter accruing to the Administrative Agent and/or any Lenders under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by the Administrative Agent and/or any Lender pursuant to the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception.”

ARTICLE V

CERTAIN PROPERTY MATTERS; CASH MANAGEMENT

Section 5.1 Leases. Except as set forth on Schedule 11, there are no Leases affecting the Properties. The Leases disclosed on Schedule 11 (including the amendments disclosed thereon) represent the full and complete terms and provisions of the leases entered into between the respective parties thereto which are in effect as of the date hereof, and there are no amendments, modifications, or other agreements relating thereto. No Borrower has executed any prior assignment of Leases which is presently effective or during the term of the Loans will become effective, nor has it performed any act or executed any other instrument which might prevent the Administrative Agent (on behalf of the Lenders) from operating under any of the terms and conditions of the Assignments of Leases and Rents or which would limit the Administrative Agent (on behalf of the Lenders) in such operation other than the Leases themselves. No Borrower has executed or granted any modification whatsoever of the Leases, except as indicated on Schedule 11, and to the best of each Borrower’s knowledge there are no defaults now existing under the Leases.

Section 5.2 Lease Covenants and Limitations.

(1) Each Borrower (a) shall perform, or cause to be performed, the obligations which such Borrower is required to perform under the Leases; (b) shall use commercially reasonable efforts to enforce the obligations to be performed by the tenants under the Leases; (c) shall promptly furnish to the Administrative Agent any notice of default or termination received by any Borrower from any tenant under a Material Lease or sent by any Borrower to any tenant under a Material Lease; (d) shall not collect any Rents under any Material Lease for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months rent; (e) during a Cash Trap Period shall not enter into any new Material Lease or Capital Lease, or modify, amend or terminate any existing Material Lease or Capital Lease, without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld; (f) at all times when a Cash Trap Period does not exist, shall provide the Administrative Agent with at least ten (10) days prior written notice of any new Material Lease or Material Capital Lease, or any material modification or amendment of a Material Lease or Material Capital Lease or any termination of any existing Material Lease or Material Capital Lease; (g) shall not further assign or encumber any Lease; and (h) promptly upon the request of the Administrative Agent, shall obtain and furnish to the Administrative Agent written estoppels in form and substance reasonably satisfactory to the Administrative Agent, executed by tenants under Material Leases at the

Properties or lessors under Capital Leases., as applicable, and confirming the term, rent, and other provisions and matters relating to the Leases.

(2) Borrower acknowledges and agrees that the Administrative Agent shall not be obligated to provide a non-disturbance agreement to any tenant under any Lease entered into after the date hereof which has not been reviewed and approved by the Administrative Agent in writing.

(3) Each Borrower shall indemnify, defend and hold the Administrative Agent and each Lender harmless from and against any and all Losses incurred or suffered by any of them in connection with (A) any assignment fees which are due and payable, or claimed by the ground lessor to be due and payable, under Section 14.1 of any of the Tarsadia Ground Leases as a result of or in any way arising from or related to (i) the grant of lien of the Mortgage and the assignment of Sunstone OP’s rights therein to the Administrative Agent, (ii) the foreclosure by the Administrative Agent, or the Administrative Agent’s acceptance of a deed in lieu of foreclosure, of Sunstone OP’s rights in the Tarsadia Ground Leases, or any similar exercise of remedies by the Administrative Agent with respect to any of the Tarsadia Ground Leases or the Tarsadia Properties, or (iii) the sale, conveyance, transfer or other grant by the Administrative Agent of its rights in any of the Tarsadia Ground Leases or the Tarsadia Properties subsequent to its exercise of any of the remedies described in subsection (ii) and (B) any failure, refusal or inability of any ground lessor under any Tarsadia Ground Lease, or any mortgagee or lender of such ground lessor, to release to a Borrower or the Administrative Agent any proceeds of casualty insurance or condemnation proceeds relating to any of the Tarsadia Properties. The liabilities and obligations of the Borrowers and Lenders under this Section 5.2(3) are separate and several and shall survive the termination of this Agreement, the satisfaction and discharge of the Indebtedness, merger and judgment.

Section 5.3 Budgets.

(1) For each Individual Property, each Borrower shall deliver to Lender the following prior to the end of each Fiscal Year during the term of the Loans:

(a) A projection of Operating Revenues, Operating Expenses and cash flow by month for the next Fiscal Year presented in a form consistent with the Uniform System of Accounts (the “Operating Budget”) and including projections of average daily room rates and occupancy levels. Any Operating Expense that will involve a payment to or for the benefit of any Borrower, Manager, or an Affiliate of either shall be noted as a separate line item in the Operating Budget. The Operating Budget will be presented in comparison with the budgeted and actual performance for the then current Fiscal Year.

(b) A projection by month of FF&E and capital expenditures for the next Fiscal Year (the “Capital Budget”).

(c) A narrative description of each Borrower’s plans and goals (the “Business Plan”), including a reasonably detailed marketing plan (specifying, among other things, rack rates being charged at hotels similar in nature and in the general vicinity of the applicable Properties for the next Fiscal Year and, with respect to the two (2) Fiscal Years thereafter, including a projection by summary category of Operating Revenues, Operating Expenses, FF&E costs and capital requirements.

(2) The Operating Budget and the Capital Budget shall constitute the “Annual Budget” for such Fiscal Year; a form of the Annual Budget for the current Fiscal Year is attached hereto as Exhibit 6. The delivery of the Annual Budget shall be deemed a certification by each Borrower that it contains only information and relies only upon assumptions reasonably believed to be correct and achievable by such Borrower and Manager. If requested by the Administrative Agent, the Borrowers and Manager shall meet with the Administrative Agent to explain and discuss the Annual Budget.

(3) If no Cash Trap Period exists at the time of delivery of the Annual Budget to the Administrative Agent, the Operating Budget presented by the Borrowers shall be for information purposes only and the Capital Budget presented by the Borrowers shall be for discussion purposes only, and the Administrative Agent shall have no rights over approval with respect thereto and Borrower shall also have the right to make revisions to the Operating Budget and Capital Budget from time to time without the Administrative Agent’s approval and will deliver a revised Operating Budget and/or Capital Budget to the Administrative Agent for information purposes only. However, if a Cash Trap Period exists at the time of delivery of the Annual Budget to the Administrative Agent, the Administrative Agent shall have the right to approve the Annual Budget in accordance with the following procedures: The Administrative Agent shall promptly review the Annual Budget and shall endeavor to advise the Borrowers, within ten (10) Business Days of receipt of the Annual Budget and Business Plan, of the portions as to which the Administrative Agent has no objection. If requested by the Administrative Agent, the Borrowers and Manager shall meet with the Administrative Agent to explain and discuss the Annual Budget. If the Administrative Agent shall object to the Annual Budget or any portion thereof, the Administrative Agent shall specify its objections and the Borrowers shall submit to the Administrative Agent a new proposed Annual Budget or relevant portion thereof within ten (10) Business Days after notice of the Administrative Agent’s objections. This procedure shall be repeated until a complete approved budget exists. Until such time as an Approved Budget is agreed upon, the prior year’s Approved Budget shall be deemed in effect, subject to reasonable increases for taxes and insurance.

(4) While any Cash Trap Period exists, the Borrowers may not make any changes, modifications or line-item transfers to the Approved Budget then in effect without obtaining the prior written consent of the Administrative Agent, which shall not be unreasonably withheld or delayed.

Section 5.4 Books and Records.

(1) Each Borrower shall keep accurate, complete and detailed books and records including, without limitation, books of account, tax records, guest records, front office records and other records (collectively referred to as the “Books and Records”) in which shall be entered fully and adequately every transaction with respect to the operation of the Individual Property, all substantially in accordance with GAAP. The Books and Records shall be kept on the basis of a calendar accounting year. All of the Books and Records with respect to an Individual Property shall be kept at such Individual Property or at the Borrowers’ corporate headquarters in San Clemente, California, unless otherwise approved in writing by the Administrative Agent.

(2) The Books and Records shall be available to the Administrative Agent, the Lenders and their respective representatives during normal business hours upon reasonable advance notice for examination, audit, inspection, copying and transcription. Each Borrower and its agents shall maintain such control over the Books and Records as is required to protect them from theft, error, fraudulent activity or use for purposes other than the operation of the Properties.

Section 5.5 Notices. Each Borrower shall deliver to the Administrative Agent copies of all notices of default or termination received or given by such Borrower (or its agents or representatives) under any of the Licenses, Policies and other contracts that could materially affect any of the Properties within three (3) Business Days after such notice is given or received, as the case may be. Each Borrower shall also provide the Administrative Agent with copies of all notices and correspondence pertaining to any of the Properties received by such Borrower (or any of such Borrower’s agent or employees) from any governmental authority or from any company providing insurance Policies and all other material notices, within three (3) Business Days after such notices are received.

Section 5.6 Management and Franchises.

(1) Each Borrower shall provide competent and responsible management for each Individual Property (including room rental, maintenance and security) by a manager and pursuant to a written management agreement satisfactory to the Administrative Agent. The Managers and Management Agreements specified on Schedule 5A are currently satisfactory to the Administrative Agent. Any future manager of any Individual Property must be reasonably satisfactory to the Administrative Agent and must be a nationally recognized hotel manager and operator with at least ten (10) years experience. Any management agreement must contain subordination and termination provisions reasonably acceptable to Lender. Except as expressly permitted pursuant to the terms and conditions of the Management Agreements, no Borrower shall modify, amend or terminate any approved management agreement without the Administrative Agent’s prior written consent, not to be unreasonably withheld.

(2) Each Borrower shall maintain franchise agreements with nationally recognized operators of hotels pursuant to franchise agreements reasonably satisfactory to the Administrative Agent. The franchises and Franchise Agreements specified on Schedule 5B are currently satisfactory to the Administrative Agent. Any future franchise agreements must be reasonably acceptable to Administrative Agent. Except as expressly permitted pursuant to the terms and conditions of the Franchise Agreements, no Borrower shall modify, amend or terminate any approved Franchise Agreement without the Administrative Agent’s prior written consent, not to be unreasonably withheld. At all times prior to the repayment in full of the Indebtedness, the Borrowers shall maintain in full force and effect a “comfort letter”, so called, with respect to the Franchise Agreement for each Individual Property, which comfort letter shall be on substantially the same terms and conditions as the comfort letters for each Individual Property delivered to the Administrative Agent on the Closing Date.

Section 5.7 Establishment of Depository Accounts.

(1) Operating Accounts. For each Individual Property, each Borrower shall establish and maintain (or cause the Manager or applicable Operator to establish and maintain) a segregated Depository Account into which such Borrower shall deposit (or shall cause to be deposited) on a daily basis all Operating Revenue from the applicable Individual Property (the “Operating Account”). All Operating Revenues shall be billed and collected in the name of the applicable Borrower, Operator or Manager or its or their respective names which are trademarks and in no other names.

(2) Concentration Account. If the Borrowers so elect, they may establish and maintain (or cause the Manager or applicable Operator to establish and maintain) a segregated Depository Account (the “Concentration Account”) into which the Borrowers shall deposit (or shall cause to be deposited) all Operating Revenues previously deposited in the Operating Accounts.

(3) Limitation on Permitted Uses. Each Borrower shall apply (or cause to be applied) all Operating Revenues as set forth in Section 5.9(1). Except as set forth therein, Operating Revenues shall not be used for distributions to or for the account of such Borrower or any of its Affiliates or applied to the payment of any Borrower’s obligations, debts or expenses not set forth on the then current Approved Budget.

Section 5.8 Establishment and Funding of Reserves With Administrative Agent. As further security for the Loans, each Borrower agrees to establish and fund the following reserves with the Administrative Agent (or, at the election of the Administrative Agent, with a financial institution approved by the Administrative Agent and in an account in the name of the Administrative Agent), to be held by the Administrative Agent as security for the Loans:

(1) Tax and Insurance Reserve.

(a) The Borrowers shall on the date hereof deposit with the Administrative Agent (or, at the election of the Administrative Agent, with a financial institution approved by the Administrative Agent and in an account in the name of the Administrative Agent) the sum of $1,175,000.00 for the purpose of reserving funds for the payment of insurance premiums and Taxes with respect to the Properties (the “Tax and Insurance Reserve”).

(b) Each Borrower shall deposit with the Administrative Agent (for further deposit into the Tax and Insurance Reserve) on a monthly basis:

(i) one-twelfth (l/12th) of the annual charges for Taxes, assessments and similar charges relating to the Properties, or such other monthly amount determined by the Administrative Agent (which determination shall be conclusive in the absence of manifest error) to be necessary to provide sufficient funds for payment of such amounts as and when they shall next become due; and

(ii) one-twelfth (1/12th) of the Insurance Premiums that the Administrative Agent estimates will be payable for the renewal of the coverage afforded by the insurance policies required hereunder upon the expiration thereof, or such other monthly amount determined by the Administrative Agent (which determination shall be conclusive in the absence of manifest error) to be necessary to provide sufficient funds for payment of such amounts as and when they shall next become due.

(c) Not less than two times per year, the Administrative Agent shall review the annual charges for Taxes, assessments and similar charges relating to the Properties and re-determine the monthly amount it deems necessary to receive from the Borrowers in order to provide sufficient funds for payment of such Taxes as and when they shall next become due (such process, a “Tax Escrow Rebalancing”). In addition to each semi-annual Tax Escrow Rebalancing, in the event that Individual Properties with aggregate annual Tax charges in excess of $300,000 have been Released since the most recent Tax Escrow Rebalancing, the Borrowers shall have the right to require the Administrative Agent to conduct another Tax Escrow Rebalancing. If the Administrative Agent determines as a result of any Tax Escrow Rebalancing that the required monthly Tax escrow amount for the Borrowers shall have changed, the Administrative Agent shall notify the Borrowers thereof and each monthly Tax escrow payment thereafter shall reflect the new monthly amount so determined by the Administrative Agent. Under no circumstances shall the Administrative Agent be required to refunds monies from the Tax and Insurance Escrow to Borrower as a result of any Tax Escrow Rebalancing.

(d) Due to the seasonal nature of the Borrowers’ business, the Borrowers may elect in their sole discretion in any month to pay to the Administrative Agent an amount greater than that required to be deposited in the Tax and Insurance Reserve as set forth above. To the extent that the Borrowers have made such excess payments to the Administrative Agent and the Tax and Insurance Reserve is, in the Administrative Agent’s reasonable calculation, over-funded, the Borrowers may elect in any subsequent month to reduce the monthly Tax and Insurance Reserve payment to the Administrative Agent by an amount equal to the amount by which the Administrative Agent has determined that the Tax and Insurance Reserve is over-funded (which determination shall be conclusive in the absence of manifest error).

(e) At its election, the Administrative Agent may establish separate reserve accounts for taxes and insurance premiums, so long as any amounts deposited in or disbursed from the separate tax reserve account are allocable to tax expenses and any amounts deposited in or disbursed from the separate insurance reserve account are allocable to insurance expenses. The provisions of this Agreement which are applicable to the Tax and Insurance Reserve shall be equally applicable to any separate tax reserve account and insurance reserve account established by the Administrative Agent.

(f) Notwithstanding the foregoing provisions of this Section 5.8(1), the Administrative Agent as of the date of this Agreement has agreed not to require the Borrowers to deposit funds for insurance premiums so long as (i) no Cash Trap Event has occurred and (ii) no Event of Default has occurred hereunder. Upon the occurrence of a Cash Trap Event or an Event of Default hereunder, the Administrative Agent shall have the right to require the Borrowers (and each of the Borrowers hereby agrees) to immediately make monthly deposits for insurance premiums into the Tax and Insurance Reserve in accordance with the provisions and requirements of this Section 5.8(1), together with payment of a sum which, together with such monthly deposits, will be sufficient to pay all insurance premiums at least thirty (30) days prior to the date initially due. Nothing in this subsection shall be deemed to limit the obligations of the Borrowers to deposit funds for tax payments into the Tax and Insurance Reserve as of the date of this Agreement.

(2) Capital Expenditure Reserve.

(a) The Borrowers shall on the date hereof deposit with the Administrative Agent (or, at the election of the Administrative Agent, with a financial institution approved by the Administrative Agent and in an account in the name of the Administrative Agent) the sum of $1,156,918.91, which represents all sums heretofore accumulated in the FF&E reserves maintained by Borrower in accordance with the requirements of the Management Agreements for the Properties, as specified on Schedule 9 (the “Capital Expenditure Reserve”).

(b) The Borrowers shall deposit with the Administrative Agent (for further deposit into the Capital Expenditure Reserve), not later than the tenth (10th) day of each month, an amount equal to four percent (4%) [percentage to be confirmed upon completion of underwriting] of the sum of the Operating Revenues for each Individual Property during the preceding month, as calculated based on the Monthly Operating Statement for each Individual Property. At the option of the Administrative Agent, the Administrative Agent may direct the Borrowers to deposit the required Capital Expenditure Reserve amounts directly into the Capital Expenditure Reserve Account and shall notify the Administrative Agent of the date and amount of each such deposit.

(3) Ground Lease Rent Reserve.

(a) The Borrowers shall on the date hereof deposit with the Administrative Agent (or, at the election of the Administrative Agent, with a financial institution approved by the Administrative Agent and in an account in the name of the Administrative Agent) the sum of $285,000.00, which constitutes an amount equal to two (2) times the sum of the monthly rents which are currently payable for the Properties that are the subject of ground leases as set forth on Schedule 10 (the “Ground Lease Rent Reserve”).

(b) Not later than thirty (30) days prior to the effective date of any scheduled increase in the amount of monthly rent under any of the Ground Leases, the Borrowers shall deposit with the Administrative Agent an amount equal to the amount of such increase, such that the Ground Lease Rent Reserve shall contain an amount equal to two (2) times the sum of the monthly ground rents which will be payable under the Ground Leases on the effective date of such increase.

(c) In the event that the Administrative Agent applies any portion of the funds on deposit in the Ground Lease Rent Reserve to the payment of rent under any of the Ground Leases, the Borrowers shall immediately (and in any event within three Business Days) deposit with the Administrative Agent an amount equal to such amount so paid, such that the Ground Lease Rent Reserve shall at all times contain an amount equal to two (2) times the sum of the monthly ground rents which are then currently payable under the Ground Leases.

(4) Deferred Maintenance Reserve. The Borrowers shall on the date hereof deposit with the Administrative Agent (or, at the election of the Administrative Agent, with a financial institution approved by the Administrative Agent and in an account in the name of the Administrative Agent) the sum of $416,600.00, which represents the amount that the Administrative Agent estimates will be required to complete the repairs and replacements for the Properties as specified on Schedule 7, in the event that such repairs or replacements are required during the term of the Loans (the “Deferred Maintenance Reserve”).

(5) Trapped Cash Reserve. During any Cash Trap Period and for each Individual Property, each Borrower shall deposit with the Administrative Agent (or, at the election of the Administrative Agent, with a financial institution approved by the Administrative Agent and in an account in the name of the Administrative Agent) not less frequently than monthly, in arrears, an amount equal to all Net Cash Flow for such Individual Property as set forth in the then current Monthly Operating Statement for such Individual Property (the “Trapped Cash Reserve”).

Section 5.9 Cash Flows; Interest on and Disbursements From Reserves.

(1) Depository Accounts.

(a) So long as there is no Event of Default hereunder and no Event of Default shall be created thereby, each Borrower shall have the right to make disbursements from the Depository Accounts to pay Operating Expenses which are then authorized under the Approved Budget. All checks drawn on the Depository Accounts shall require the signatures of two appropriately insured representatives of such Borrower approved by the Administrative Agent. So long as no Cash Trap Period then exists, any amounts remaining on deposit in the Depository Accounts in excess of those required to pay Operating Expenses as set forth on the Approved Budget and Debt Service may be released to or for the account of such Borrower and distributed by such Borrower to its respective Members, in each case to the extent that such release would not cause the occurrence of a Cash Trap Period.

(b) If at any time there are insufficient funds in the Depository Accounts to make the required periodic deposits to the Reserves or to pay Operating Expenses and Debt Service, the Borrowers shall promptly fund from outside sources the amounts necessary to make such required periodic deposits and to pay all Operating Expenses and Debt Service when due.

(2) Tax and Insurance Reserve.

(a) Each Borrower shall furnish the Administrative Agent with bills for the Taxes and insurance charges for which payments are required at least thirty (30) days prior to the date on which the charges first become payable. If at any time the amount on deposit with the Administrative Agent in the Tax and Insurance Reserve, together with amounts to be deposited by the Borrowers at least thirty (30) days before such charges are payable, is insufficient to pay such charges, the Borrowers shall deposit any deficiency with the Administrative Agent immediately upon demand. The Administrative Agent shall pay such charges to the extent funds are available on deposit with the Administrative Agent in the Tax and Insurance Reserve and the Administrative Agent has received a bill for such charges. The Administrative Agent shall have no obligation to make disbursements from the Tax and Insurance Reserve while any Event of Default exists.

(b) No portion of the funds on deposit in the Tax and Insurance Reserve shall be required to be released by the Administrative Agent as a result of or in connection with the Release of any Individual Property.

(3) Capital Expenditure Reserve.

(a) Funds on deposit in the Capital Expenditure Reserve are to be used for (i) FF&E and (ii) the cost of those repairs and improvements which may be capitalized under the Uniform System of Accounts or, if and to the extent that the Uniform System of Accounts does not address and resolve the categorization of an expenditure, determined using GAAP (each a “Capital Improvement” and collectively, the “Capital Improvements”), in each case to the extent identified in the then effective Annual Budget or, during any Cash Trap Period, the then effective Approved Budget, provided that funds on deposit in the Capital Expenditure Reserve may not be applied to expenses of rebranding or paying for any major capital projects or expenses involving any of the Properties unless approved in advance by the Administrative Agent on behalf of the Lenders, which approval shall not be unreasonably withheld.

(b) The Borrowers may submit an application requesting that the Administrative Agent make a lump sum disbursement from the Capital Expenditure Reserve to pay for expenses incurred for those items of FF&E and/or Capital Improvements that had been (i) previously contained in the then effective Annual Budget or the Approved Budget, as applicable, or (ii) not so contained but submitted to and approved by the Administrative Agent in writing. If the applicable FF&E or Capital Improvements are in the Annual Budget or the Approved Budget, as applicable, or are approved by the Administrative Agent, the Administrative Agent shall disburse funds from the Capital Expenditure Reserve to or for the benefit of the Borrowers for such amounts if each of the following conditions is met:

(i) The Borrowers shall make such request for a disbursement from the Capital Expenditure Reserve via delivery to the Administrative Agent of a draw request that will include the following:

(A) an Officer’s Certificate making the request for a disbursement from the Capital Expenditure Reserve substantially in the form of Exhibit M attached hereto;

(B) a summary schedule of payments identifying expenditures on an Individual Property basis showing the job number, job name, vendor name, invoice number and, if applicable, the check number, check date and check amount and sub-total for each Individual Property in the form attached hereto as Exhibit N; and

(C) unconditional lien waivers and releases from all parties that have provided materials and/or services in connection with any prior disbursements from the Capital Expenditure Reserve.

(ii) If the Borrowers’ disbursement request is properly made and documented in accordance with the provisions of this Section, the Administrative Agent shall disburse the applicable funds from the Capital Expenditure Reserve within five (5) Business Days of receipt of a complete draw request so long as there are sufficient funds in the Capital Expenditure Reserve to satisfy such request; provided, however, that if at the time of any disbursement an unconditional lien waiver or release remains outstanding from a party that furnished materials and/or services and for which a payment has previously been disbursed from the Capital Expenditure Reserve, the Administrative Agent shall have the right to reserve funds in the Capital Expenditure Reserve in an amount equal to the amount previously disbursed for such materials and/or services.

(iii) Requests may be submitted no more frequently than on a monthly basis for any of the Properties unless reasonably necessary under the circumstances.

(iv) On a quarterly basis, Borrowers will deliver to the Administrative Agent copies of the Job Cost Report – CapEx for each Individual Property in the form attached hereto as Exhibit O. The Administrative Agent reserves the right to request copies of invoices and to challenge the validity of payments included in previous disbursements and may require an inspection of any applicable Individual Property related thereto, all at the Borrowers’ expense. The Administrative Agent shall have the right to withhold future disbursements from the Capital Expenditure Reserve if the Administrative Agent subsequently determines that all the conditions precedent and subsequent for a prior disbursement from the Capital Expenditure Reserve were not satisfied. A disbursement by the Administrative Agent from the Capital Expenditure Reserve shall not be construed as evidence that all of the conditions for such disbursement were met. Notwithstanding the foregoing, the Administrative Agent shall not have the right to withhold any disbursements based on the insufficiency of draw requests or supporting information for disbursements paid more than sixteen (16) months prior thereto.

(c) So long as no Event of Default, Cash Trap Event or Franchisor Warning Event exists, (i) the Administrative Agent will, upon Borrowers’ request, commingle in the Capital Expenditure Reserve the deposits made by Borrowers pursuant to Section 5.8(2) of this Agreement and said funds shall not be held by the Administrative Agent in separate accounts for each Individual Property and will not be required to be disbursed on an Individual Property by Individual Property basis; and (ii) a request by a Borrower for disbursement from the Capital Expenditure Reserve with respect to any Individual Property need not be limited to the amount of funds on deposit in the Capital Expenditure Reserve which are allocable to such Individual Property.

(d) If an Event of Default, Cash Trap Event or Franchisor Warning Event exists, the Administrative Agent reserves the right to require the Borrowers to establish separate Capital Expenditure Reserve accounts for each Individual Property or group of Individual Properties and shall not be required, in connection with any request by a Borrower for a disbursement related to any Individual Property or, if applicable, group of Individual Properties, to disburse from the Capital Expenditure Reserve any amounts which are in excess of the funds then on deposit in the Capital Expenditure Reserve which are allocable to such Individual Property or, if applicable, group of Individual Properties.

(e) No portion of the funds on deposit in the Tax and Insurance Reserve shall be required to be released by the Administrative Agent as a result of or in connection with the Release of any Individual Property.

(f) The Administrative Agent shall have no obligation to make disbursements from the Capital Expenditure Reserve while any Event of Default exists.

(4) Deferred Maintenance Reserve.

(a) Funds on deposit in the Deferred Maintenance Reserve are to be applied to the cost of those repairs and replacements designated on Schedule 7 in accordance with the provisions hereinafter set forth.

(b) The Borrowers may submit an application requesting that the Administrative Agent make a disbursement from the Deferred Maintenance Reserve to pay for expenses incurred in connection with such deferred maintenance items. If the applicable deferred maintenance item is in the Approved Budget or is approved by the Administrative Agent, the Administrative Agent shall disburse funds from the Deferred Maintenance Reserve to or for the benefit of the Borrowers for such amounts if each of the following conditions is met:

(i) The Borrowers shall make such request via delivery of the Administrative Agent’s standard form of draw request accompanied by invoices for the amounts requested, together with (as applicable) paid receipts for all costs that were the subject of any prior disbursements from the Deferred Maintenance Reserve and lien waivers and releases from all parties furnishing materials and/or services in connection with such prior disbursements. The Administrative Agent may issue joint checks payable to the applicable Borrowers and the supplier, materialmen, mechanic, subcontractor or other party to whom payment is due. The Administrative Agent may require an inspection of the applicable Individual Property at the Borrowers’ expense prior to making a disbursement related thereto.

(ii) Requests may be submitted no more frequently than on a monthly basis for any of the Properties unless reasonably necessary under the circumstances.

(iii) The Administrative Agent shall have no obligation to make disbursements from the Deferred Maintenance Reserve while any Event of Default exists.

(5) Ground Lease Rent Reserve.

(a) If any Borrower fails to make timely payment of rent under any of the Ground Leases, the Administrative Agent may disburse any portion of the funds then on deposit in the Ground Lease Rent Reserve to the extent necessary to cure such failure or to make such timely payment, as applicable, together with any default interest, late charges or other amounts that may be due and payable under such Ground Lease in connection therewith. In making any such disbursement, the Administrative Agent shall not be limited by the amount of funds on deposit in the Ground Lease Rent Reserve which are allocable to the Individual Property or to the Ground Lease on account of which such payment is being made.

(b) In the event that any of the Individual Properties which is the subject of a Ground Lease is Released, the Administrative Agent shall promptly the disburse to Borrower an amount equal to the funds on deposit in the Ground Lease Rent Reserve which are allocable to such Individual Property, provided that immediately after such disbursement the Ground Lease Rent Reserve shall contain an amount equal to two (2) times the sum of the monthly ground rents which will be payable under the Ground Leases affecting the Individual Properties then remaining as security for the Loans.

(6) Trapped Cash Reserve.

(a) The Administrative Agent shall make disbursements from the Trapped Cash Reserve from time to time as requested in writing by the Borrowers (but not more frequently than monthly) for payment of (i) Operating Expenses which are in accordance with the Approved Budget, but not including any Operating Expenses for which reserves exist under the Capital Expenditure Reserve, Deferred Maintenance Reserve or Ground Lease Rent Reserve, (ii) shortfalls on Debt Service payments, and (iii) repairs, upgrades or improvements to the Properties which are in accordance with the Approved Budget but for which funds are not available from the Capital Expenditure Reserve, in each case with the prior written approval of the Administrative Agent, not to be unreasonably withheld.

(b) The Borrowers shall make such request via delivery of the Administrative Agent’s standard form of draw request accompanied by invoices for the amounts requested, together with (as applicable) paid receipts for all costs that were the subject of any prior disbursements from the Trapped Cash Reserve and lien waivers and releases from all parties furnishing materials and/or services in connection with such prior disbursements. The Administrative Agent may issue joint checks payable to the applicable Borrowers and the supplier, materialmen, mechanic, subcontractor or other party to whom payment is due. The Administrative Agent may require an inspection of the applicable Individual Property at the Borrowers’ expense prior to making a disbursement related thereto.

(c) Upon the termination of any Cash Trap Period, any amounts remaining on deposit in the Trapped Cash Reserve shall be released by the Administrative Agent to the Borrowers in accordance with their written instructions.

(d) Requests for withdrawals of funds in the Trapped Cash Reserve may be submitted no more frequently than on a monthly basis for any of the Properties unless reasonably necessary under the circumstances.

(e) The Administrative Agent shall have no obligation to make disbursements from the Trapped Cash Reserve while any Event of Default exists.

Section 5.10 Pledge and Grant of Security Interest. Each Borrower hereby pledges to the Administrative Agent (on behalf of the Lenders), and grants a security interest in, any and all monies now or hereafter deposited in any of the Depository Accounts and Reserves from time to time as additional security for the payment of the Loans. Each Borrower shall not further pledge, assign or grant any security interest in any of the Depository Accounts or Reserves (or any monies on deposit therein from time to time) or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements (except those naming the Administrative Agent as the secured party) to be filed with respect thereto. Upon the occurrence of an Event of Default, the Administrative Agent may apply any sums then present in the Depository Accounts or Reserves to the payment of the charges for which such funds have been deposited or to the payment of the Loans or any other charges affecting the security of the Loans, as the Administrative Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by the Administrative Agent. Until expended or applied as above provided, such funds shall constitute additional security for the Loans.

Section 5.11 Interest on Funds in Reserves.

(1) Monies on deposit in the Reserves from time to time shall be invested by the Administrative Agent in Permitted Investments selected by it in its discretion from time to time. The Administrative Agent shall not be obligated to obtain any specified rate of return with respect to any investments of such funds and in no event shall the Administrative Agent be liable for any loss of the principal amount of such funds, the risk of such losses to be borne solely by the Borrowers (unless such loss is caused by the Administrative Agent’s conversion or misappropriation of such funds).

(2) Any interest income earned on funds on deposit in the Trapped Cash Reserve shall be redeposited in the Trapped Cash Reserve and shall become part of the Trapped Cash Reserve and constitute additional security for the Loans.

(3) Any interest income earned on the Tax and Insurance Reserve or the Ground Lease Rent Reserve shall accrue for the benefit of the Lenders. Such funds shall be disbursed to the Lenders on a quarterly basis.

(4) Any interest income earned on the Capital Expenditure Reserve or the Deferred Maintenance Reserve accrue for the benefit of the Borrowers, in accordance with their respective rights to such reserved funds. Such funds shall be disbursed to the Borrowers on a quarterly basis, provided that if an Event of Default has occurred and is continuing, any interest that would otherwise be distributable to the Borrowers shall be redeposited in the applicable Reserve Accounts and constitute additional security for the Loans.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers jointly and severally represents and warrants to the Administrative Agent and Lenders and, with respect to Section 6.27, jointly and severally covenants to the Administrative Agent and Lenders that it shall, or shall cause:

Section 6.1 Organization, Power and Authority. Each Borrower and each Borrower Party (1) is duly organized, validly existing and in good standing under the laws of the state of its formation or existence and (2) is in compliance with all legal requirements applicable to doing business in the State. Each Borrower and each Borrower Party has the full power, authority and right to execute, deliver and perform its obligations pursuant to this Agreement and the other Loan Documents to which it is a party. Each Borrower has the full power, authority and right to mortgage each Individual Property pursuant to the terms of the applicable Mortgage.

Section 6.2 Validity of Loan Documents. The execution, delivery and performance by each Borrower and each Borrower Party of the Loan Documents to which it is a party: (1) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (2) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of each Borrower and each Borrower Party, in each case to the extent a party thereto, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

Section 6.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by each Borrower and each Borrower Party, in each case to the extent a party thereto, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of such party pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, operating agreement or other agreement or instrument to which it is a party or by which any of its property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such party or any of such party’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by each Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

Section 6.4 Liabilities; Litigation.

(1) All financial data of the Borrowers including, without limitation, the statements of cash flow and income and operating expense, that have been delivered by or with respect to any Borrower, any Borrower Party or any Individual Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the

Borrowers, the Borrower Parties and Properties, as applicable, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Other than the Loans, no Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to any Borrower and reasonably likely to have a materially adverse effect on the Properties or the operation thereof as hotels, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no materially adverse change in the financial condition, operations or business of any Borrower, any Borrower Party or any Property from that set forth in said financial statements. There is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of any Borrower, threatened, against the Properties, any Borrower or any Borrower Party which if adversely determined could have a material adverse effect on such party, the Properties or the Loans.

(2) Neither any Borrower nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither any Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 6.5 Taxes and Assessments. Except for any Permitted Encumbrances, there are no pending, proposed, special or other assessments for public improvements or otherwise affecting the Properties, nor to each Borrower’s best knowledge are there any contemplated improvements to the Properties that may result in such special or other assessments.

Section 6.6 Other Agreements; Defaults. Neither any Borrower nor any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might materially adversely affect any of the Properties or the business, operations, or condition (financial or otherwise) of any Borrower or any Borrower Party. Neither any Borrower nor any Borrower Party is in violation of any agreement which violation would have a material adverse effect on any of the Properties, any Borrower or any Borrower Party, any Borrower’s or any Borrower Party’s business, properties, or assets, operations or condition, financial or otherwise.

Section 6.7 Title. Each Borrower has good, marketable and insurable title to the Properties, free and clear of all Liens whatsoever except the Permitted Encumbrances. Each Mortgage and the related security instrument creates (1) a valid, perfected Lien on the applicable Individual Property, subject only to Permitted Encumbrances and (2) perfected security interests in and to, and perfected collateral assignments of, all Personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Except as otherwise disclosed on Schedule 14 attached hereto, there are no claims for payment for work, labor or materials affecting any of the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

Section 6.8 Compliance with Law.

(1) Each Borrower has the necessary governmental approvals to own the Individual Properties owned by it, and each Borrower and Operator has the necessary governmental approvals to operate the respective Individual Properties operated by it and to conduct the business now conducted or to be conducted thereon.

(2) Each Borrower and each Operator has all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and operate each of the Properties, as applicable, and carry on its business, and each of the Properties is in compliance with all applicable Legal Requirements and is free of structural defects, and all building systems contained therein are in good working order, subject to ordinary wear and tear. To the best of each Borrower’s knowledge, none of the Properties constitutes, in whole or in part, a legally non-conforming use under applicable Legal Requirements;

(3) Except as set forth on Exhibit F attached hereto, no Condemnation has been commenced or, to any Borrower’s knowledge, is contemplated with respect to all or any portion of the Properties or for the relocation of roadways providing access to the Properties; and

(4) Each Individual Property has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer (including septic) and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located in the public right-of-way abutting each Individual Property or a private right-of-way abutting each Individual Property provided that such private right-of-way is an irrevocable covenant running with the land that may be used by the applicable Borrower for all purposes for which public right-of-ways may be used, and all such utilities are connected so as to serve each Individual Property without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the relevant Individual Property or the applicable utility. All roads necessary for the full utilization of each Individual Property for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are private rights-of-way which are irrevocable covenants running with the land that may be used by the applicable Borrower for all purposes for which public rights-of-ways may be used.

Section 6.9 Location of Borrowers. Each Borrower’s principal place of business and chief executive offices are located at the address shown on its respective signature page of this Agreement. No Borrower has had any other principal place of business or chief executive offices in the five (5) year period immediately preceding the execution and delivery of this Agreement.

Section 6.10 ERISA.

(1) As of the date hereof and throughout the term of the Loans, (a) each Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, and (b) the assets of each Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or if after the date hereof the assets of each

Borrower are plan assets, an applicable prohibited transaction exemption will exist such that the making and/or continuance of the Loans will not be “Prohibited Transactions” under and as such term is defined in Title I of ERISA and Section 4975 of the Code as determined to the Administrative Agent’s reasonable satisfaction based upon the information delivered to the Administrative Agent thirty (30) days prior to any assets of any Borrower becoming “plan assets”; and

(2) As of the date hereof and throughout the term of the Loans (a) each Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with any Borrower are not and will not be subject to state statutes applicable to any Borrower regulating investments of and fiduciary obligations with respect to governmental plans.

Section 6.11 Forfeiture. There has not been and shall never be committed by any Borrower or any Borrower Party or, to the best of each Borrower’s knowledge, has never been committed by any other person in occupancy of or involved with the operation or use of the Properties, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Properties or any part thereof or any monies paid in performance of any Borrower’s obligations under any of the Loan Documents. Each Borrower hereby covenants and agrees not to commit or permit to exist any act or omission affording such right of forfeiture.

Section 6.12 Tax Filings. Each Borrower and each Borrower Party has filed all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by each Borrower and each Borrower Party, respectively. The tax returns of each Borrower and each Borrower Party properly reflect the income and taxes of the applicable Borrower and Borrower Party, for the periods covered thereby.

Section 6.13 Solvency. (1) Neither Borrower nor any Borrower Party has entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (2) each Borrower and each Borrower Party has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loans, the fair saleable value of each Borrower’s assets exceeds and will, immediately following the making of the Loans, exceed such Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Borrower’s assets is and will, immediately following the making of the Loans, be greater than such Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Each Borrower’s assets do not and, immediately following the making of the Loans will not, constitute unreasonably small capital for such entity to carry out its business as conducted or as proposed to be conducted. Each Borrower does not intend to, and does not believe that it will, incur Debt and other liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of obligations of such party). No petition in bankruptcy has been filed against any Borrower or any Borrower Party in the last seven (7) years, and neither any Borrower nor any Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.

Section 6.14 Full and Accurate Disclosure. (i) All written information submitted to the Administrative Agent by any Borrower or any Borrower Party and prepared by any Borrower or any Borrower Party or by any other Person that is an Affiliate of a Borrower or a Borrower Party in connection with the Loans or in satisfaction of the terms thereof, (ii) to the best of the Borrowers’ knowledge, all written information submitted to the Administrative Agent by any Borrower or any Borrower Party and prepared by a third party that is not an Affiliate of any Borrower or any Borrower Party in connection with the Loans or in satisfaction of the terms thereof, and (iii) all statements of fact made by each Borrower or any Borrower Party in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. No statement of fact made by or behalf of any Borrower or any Borrower Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to any Borrower or any Borrower Party which has not been disclosed to the Administrative Agent which materially adversely affects, nor as far as any Borrower can foresee, is likely to materially adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of any Borrower or any Borrower Party.

Section 6.15 Flood Zone. No portion of the improvements comprising any Individual Property is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law, or, if located within any such area, the Borrower which owns or the Operator which operates such Individual Property has obtained and will maintain the insurance prescribed in Section 3.1 hereof.

Section 6.16 Federal Reserve Regulations. No part of the proceeds of the Loans will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

Section 6.17 Not a Foreign Person. Neither any Borrower nor any Borrower Party is a “foreign person” within the meaning of § 1445(f)(3) of the Code.

Section 6.18 Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitutes one (1) or more separate tax lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

Section 6.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

Section 6.20 Insurance. Each Borrower has obtained and has delivered to the Administrative Agent certified copies of all insurance policies reflecting the insurance coverages, amounts and other insurance requirements set forth in this Agreement. Except as set forth in Schedule 4 attached hereto, no claim has been made under any such Policy the amount of which is reasonably expected to exceed $50,000. No Person, including any Borrower or any Borrower Party, has done, by act or omission, anything which would impair the coverage of any such policy.

Section 6.21 Use of Properties. Each Individual Property is and shall be used exclusively as a hotel and other appurtenant and related uses. Without limiting the generality of the foregoing, Sunstone OP covenants and agrees that it shall provide to the Administrative Agent within ten (10) days of receipt thereof copies of any correspondence or requests received by it from the ground lessor of property located at 1752 South Clementine Avenue, Anaheim, California, relating to a change in zoning to permit time share units, and Sunstone OP shall not give any consent related thereto without obtaining the prior written consent of the Administrative Agent, not to be unreasonably withheld.

Section 6.22 Certificate of Occupancy; Licenses. To the best of each Borrower’s knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each of the Individual Properties as a hotel and all current appurtenant and related uses (collectively, the “Licenses”), have been obtained and are in full force and effect. The Borrowers shall keep and maintain all licenses necessary for the operation of each of the Individual Properties as a hotel. The use of each Individual Property as a hotel is in conformity with any applicable certificate of occupancy issued for such Individual Property.

Section 6.23 Physical Condition. Except as expressly set forth in the building condition reports delivered to the Administrative Agent in connection with the initial advance of the Loans, and to the best of each Borrower’s knowledge: each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and no Borrower has received written notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 6.24 Boundaries. Except as disclosed in the Permitted Encumbrances, all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances upon the applicable Individual Property encroach upon any of the improvements, so as to materially adversely affect the value or marketability of the applicable Individual Property except those which are insured against by title insurance.

Section 6.25 Survey. To the best of each Borrower’s knowledge, the survey for each Individual Property delivered to the Administrative Agent in connection with this Agreement does not fail to reflect any material matter affecting such Individual Property or the title thereto.

Section 6.26 Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages encumbering the Properties have been paid, and, under current Legal Requirements, the Mortgages encumbering the Properties are enforceable in accordance with their respective terms by the Administrative Agent or any subsequent holder thereof (on behalf of the Lenders), subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

Section 6.27 Single Purpose Entity. Each Borrower is and shall continue to each be a Special Purpose Entity until the Indebtedness is paid in full. A “Special Purpose Entity” means a corporation, limited liability company or limited partnership:

(1) whose purpose shall be limited solely to, as applicable, (i) owning, holding, selling, leasing, transferring, exchanging, operating and managing the Properties and any other assets which it owns as of the date hereof and (ii) transacting any and all lawful business for which it may be organized under its constitutive law that is incident, necessary and appropriate to accomplish the foregoing;

(2) which shall not acquire any asset or property other than (i) the Properties and any other assets which it owns as of the date hereof, and/or (ii) incidental Personalty necessary for and used or to be used in connection with the ownership or operation of the Properties and any other assets which it owns as of the date hereof;

(3) which shall not engage in any business other than the businesses in which it is engaged as of the date hereof;

(4) which, except for the Management Agreements specified on Schedule 5A and the Operating Leases specified on Schedule 11, shall not enter into any contract or agreement with any Affiliate, any constituent party of itself, any of its owners, any guarantors of its obligations, or any Affiliate of any constituent party, owner or guarantor (collectively, the “Related Parties”) of itself, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms- length basis with third parties not so affiliated with itself or such Related Parties;

(5) which shall not make any loans or advances to any Person and shall not acquire obligations or securities of any Related Party other than those which it has made or owns, as applicable, as of the date hereof;

(6) which is and shall remain solvent and shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due;

(7) which has done or caused to be done and shall do all things necessary to observe organizational formalities and preserve its existence, and shall not, except as otherwise permitted herein, amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld;

(8) which shall maintain all of its books, records, financial statements and bank accounts separate from those of any other Person; except as set forth on Schedule 13 attached hereto, shall file its own tax returns and shall not file a consolidated federal income tax return with any other Person; and shall maintain its books, records, resolutions and agreements as official records;

(9) which shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other related party), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate checks;

(10) which shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(11) which shall not seek its own dissolution, winding up, liquidation, consolidation or merger in whole or in part, or the sale of its material assets (except as expressly permitted herein);

(12) which shall not commingle its assets with those of any other Person and shall hold all of its assets in its own name;

(13) which, except for the Indebtedness, shall not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out as being responsible for the debts or obligations of any other Person;

(14) which shall allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or related party;

(15) which shall not pledge its assets for the benefit of any other Person other than with respect to the Loan or as otherwise permitted herein; and

(16) which shall maintain a sufficient number of employees in light of its contemplated business operations and pay the salaries of its own employees from its own funds.

Section 6.28 Management Agreements. Each of the Management Agreements pursuant to which any Borrower or Operator, as applicable, operates the Properties (a) is in full force and effect and there is no default or violation by any party thereunder and (b) has been entered into with Manager, an Affiliate of the Borrowers. There are no management, operation or similar agreements affecting any of the Properties other than as are disclosed on Schedule 5A, and there are no other fee or payment arrangements in connection with Manager’s performance of its management obligations with respect to each Individual Property except as set forth in the Management Agreements. The Management Agreements disclosed on Schedule 5A (including the amendments disclosed thereon) represent the full and complete terms and provisions of the management contracts entered into between the respective Operators and the Manager which are in effect as of the date hereof, and there are no amendments, modifications, or other agreements relating thereto. The fees due under each Management Agreement, and the terms and provisions of each Management Agreement, are subordinate to this Agreement and to each Mortgage and every other Loan Document. The Manager under each Management Agreement has agreed (a) to attorn to and subordinate its interest in such Management Agreement to the Administrative Agent and (b) that such Management Agreement may be terminated by the Administrative Agent, without cause, at any time after the occurrence of a monetary Event of Default or the acceleration of the Loans by the Administrative Agent, on behalf of the Lenders, following the occurrence of any Event of Default.

Section 6.29 Franchise Agreements. Each of the Franchise Agreements pursuant to which any Borrower, Operator or Manager, as applicable, operates the Properties is in full force and effect; there is no default or violation by any Borrower, Operator or Manager thereunder; and, to the best of each Borrower’s knowledge, there is no default or violation by any franchisor thereunder. The Franchise Agreements disclosed on Schedule 5B (including the amendments disclosed thereon) represent the full and complete terms and provisions of the franchise or license contracts entered into between the respective franchisors or licensors and the Manager which are in effect as of the date hereof, and there are no amendments, modifications, or other agreements relating thereto. There are no franchise or similar agreements affecting any of the Properties other than as are disclosed on Schedule 5B, and there are no other fee or payment arrangements in connection with the franchise rights except as set forth in the Franchise Agreements.

Section 6.30 Investment Company Act Each Borrower is not (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 6.31 Interest Rate Cap Agreement. A complete and correct copy of the Interest Rate Cap Agreement provided by the Borrowers for the benefit of the Administrative Agent (on behalf of the Lenders) is attached hereto as Exhibit G (the “Initial Interest Rate Cap Agreement”). The Interest Rate Cap Agreement is in full force and effect and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights. Not later than 90 days prior to the expiration of any Interest Rate Cap Agreement, the Borrowers shall replace the same with an interest rate cap agreement (i) covering an amount not less than the then outstanding principal balance of the Floating Notes, (ii) issued at a strike price identical to the Initial Interest Rate Cap Agreement, (iii) issued by a counterparty satisfying the Rate Cap Rating Criteria and otherwise reasonably satisfactory to the Administrative Agent, and (iv) otherwise in form and substance reasonably satisfactory to the Administrative Agent (the “Replacement Interest Rate Cap Agreement”). The Borrowers shall maintain in full force and effect an Interest Rate Cap Agreement during the entire term of the Loans so long as any Floating Note has not been paid in full. In the event that (1) an Interest Rate Cap Agreement is terminated for any reason or is otherwise unenforceable by the Administrative Agent (on behalf of the Lenders) or (2) the counterparty executing the Interest Rate Cap Agreement is not a financial institution satisfying the Rate Cap Rating Criteria, the Borrowers shall immediately obtain from a financial institution that satisfies the Rate Cap Rating Criteria a replacement Interest Rate Cap Agreement in form and substance satisfactory to the Administrative Agent in its reasonable discretion.

Section 6.32 Terrorism and Money Laundering.

(1) As of the date hereof and throughout the term of the Loans, to the best of each Borrower’s knowledge: (i) each Borrower; (ii) any person or entity Controlling or Controlled by any Borrower; (iii) if any Borrower is a privately held entity, any person having a beneficial interest in Borrower; or (iv) any person for whom any Borrower is acting as agent or nominee in connection with this transaction, is not a country, territory, individual or entity named on an OFAC list or any other relevant lists maintained by governmental authorities, and is not a person or entity prohibited under the OFAC Programs.

(2) To comply with applicable U.S. anti-money laundering laws and regulations, all payments by any Borrower to the Lenders or from any Lender to any Borrower will only be made in such Borrower’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.

(3) Each Borrower agrees to provide the Administrative Agent and each Lender at any time and from time to time during the term of the Loans with such information as the Administrative Agent or such Lender determines to be necessary or appropriate to comply with the anti-money laundering laws and regulations of any applicable jurisdiction, or to respond to requests for information concerning the identity of any Borrower, any person or entity Controlling or Controlled by any Borrower or any person or entity having a beneficial interest in any Borrower, from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

(4) The representations and warranties set forth in this Section 6.32 shall be deemed repeated and reaffirmed by each Borrower as of each date that any Borrower makes a payment to any Lender under the Notes and other Loan Documents or receives any payment from any Lender. Each Borrower agrees promptly to notify the Administrative Agent and each Lender in writing should such Borrower become aware of any change in the information set forth in these representations.

ARTICLE VII

FINANCIAL REPORTING

Section 7.1 Financial Statements.

(1) Obligations of Borrowers. Each Borrower will keep and maintain or will cause to be kept and maintained, in accordance with GAAP proper and accurate books, records and accounts reflecting the financial affairs of such Borrower and income and expense in connection with the operation on an individual basis of each of the Individual Properties. The Administrative Agent and any Lender shall have the right from time to time at all times during normal business hours, upon reasonable advance notice, to examine such books, records and accounts at the office of such Borrower or at the Individual Property and to make such copies or extracts thereof as the Administrative Agent or Lender shall desire. Upon the occurrence of any Event of Default (following any required notice from the Administrative Agent to the Borrowers and following the expiration of any applicable cure period), each Borrower shall pay any costs and expenses incurred by the Administrative Agent to examine each Borrower’s accounting records with respect to the Properties, as the Administrative Agent shall determine to be necessary or appropriate in the protection of the Lenders’ interests.

(2) Monthly Reports. Each Borrower shall deliver or shall cause to be delivered to the Administrative Agent, within thirty (30) days after the end of each calendar month during the term of the Loans, a report for each Individual Property which shows room availability and occupancy, Operating Revenues, Operating Expenses, overhead costs and other information with respect to such Individual Property during the preceding month, together with a report showing the same information for all of the Properties, on a cumulative basis, during the preceding month (collectively, the “Monthly Operating Statement”). Each Monthly Operating Statement shall be prepared in a manner consistent with the Uniform System of Accounts, shall be in the form of Exhibit I attached hereto, and shall be accompanied by a certificate signed by the chief financial officer of the Borrowers stating that to such officer’s knowledge the attached Monthly Operating Statement is true, correct, accurate and complete and fairly presents the results of the operations of each Individual Property and all of the Properties on a cumulative basis. The Borrowers shall provide the Administrative Agent with the Monthly Operating Statement in electronic form only (unless otherwise requested by the Administrative Agent), provided that with the delivery of the Monthly Operating Statement for December of each year during the term of the Loans, the Borrowers shall provide the Administrative Agent with a hard copy of such Monthly Operating Statement, together with supporting documentation and cumulative detailed backup for the contents of such Monthly Operating Statement.

(3) Quarterly Reports. Each Borrower shall deliver or shall cause to be delivered to the Administrative Agent, within forty-five days after the end of each calendar quarter ending March 31, June 30 and September 30 (a) a report for each Individual Property in the form of Exhibit J attached hereto which shows, among other things, the actual, forecast and variance figures for each Individual Property during the preceding quarter, together with a report showing the same information for all of the Properties, on a cumulative basis, during the preceding quarter (collectively, the “Remainder of Year Quarterly Report”) and (b) a report for each Individual Property in the form of Exhibit K attached hereto which shows, among other things, the trailing twelve-month performance of each Individual Property during the preceding quarter, together with a report showing the same information for all of the Properties, on a cumulative basis, during the preceding quarter (collectively, the “Trailing 12-Month Quarterly Report”and, together with the Remainder of Year Quarterly Report, the “Quarterly Report”). Each Quarterly Report shall be prepared in a manner consistent with the Uniform System of Accounts and shall be accompanied by (a) a certificate signed by the chief financial officer of the Borrowers stating that to such officer’s knowledge the attached Quarterly Report is true, correct, accurate and complete and fairly presents the results of the operations of each Individual Property and all of the Properties on a cumulative basis and (b) the most recent STR Report for each Individual Property. The Borrowers shall provide the Administrative Agent with the Quarterly Report and each STR Report in electronic form only (unless otherwise requested by the Administrative Agent).

(4) Annual Reports. Within one hundred twenty (120) days after the end of each calendar year, the Borrowers shall furnish to the Administrative Agent the following annual financial statements and related certifications and opinions:

(a) Consolidated financial statements audited by a “big four” accounting firm or other nationally recognized accounting firm reasonably acceptable to the Administrative Agent in accordance with GAAP covering Sunstone for such calendar year, and which shall include (i) a consolidated balance sheet, consolidated statement of operations, consolidated statement of cash flow and consolidated statements of changes in members’ equity, (ii) the notes to such consolidated financial statements, and (iii) with respect to Sunstone, an unqualified opinion by the accounting firm which is rendering such financial statements.

(b) A balance sheet, statement of operations and statement of cash flow for each Borrower for such calendar year.

(c) A certificate executed by the chief financial officer of Sunstone and of each Borrower stating that, to the best of said chief financial officer’s knowledge, all of such financial statements, balance sheets, statements of operations and statements of cash flow (i) present fairly in all material respects the financial condition and the results of operations of Sunstone, each Borrower, and the Properties and (ii) have been prepared in accordance with GAAP.

(5) Certification; Supporting Documentation. Each such financial statement shall (a) be certified by the chief financial officer of the applicable Borrower, (b) be derived from the Books and Records maintained by each Borrower either at the applicable Individual Property or at the corporate office of the Borrowers located at 903 Calle Amanecer, Suite 100, San Clemente, CA 92673, (c) follow the general form set forth in the Uniform System of Accounts, and (d) be accompanied with copies of supporting documentation to the extent that the Administrative Agent shall request.

(6) Additional Reports. Each Borrower shall deliver to the Administrative Agent such other information relating to the Borrowers, Operators or Properties as it may reasonably request as soon as reasonably available but in no event later than thirty (30) days after such information becomes available to such Borrower in final form.

(7) Officer Certificates. The chief financial officer of the Borrowers shall not be personally liable for any inaccuracies contained in the officer certificates and related deliveries required by Sections 7.1(2), (3), (4) and (5) hereof.

Section 7.2 Accounting Principles. All financial statements shall be prepared in accordance with generally accepted accounting principles in the United States of America as in effect on the date so indicated and consistently applied, as supplemented by the Uniform System of Accounts (“GAAP”) (or such other accounting basis reasonably acceptable to the Administrative Agent).

Section 7.3 Other Information; Access. Each Borrower shall deliver to the Administrative Agent such additional information regarding such Borrower, its subsidiaries, its business, any Borrower Party and any Individual Property within thirty (30) days after the Administrative Agent’s reasonable request therefor. The Administrative Agent shall have the right to choose and appoint a certified public accountant to perform financial audits as it deems necessary, at Lender’s expense; provided, however, upon the occurrence of an Event of Default and prior to the acceptance of a cure thereof by the Administrative Agent such audits may be performed at the Borrowers’ expense.

Section 7.4 Format of Delivery. Any reports, statements or other information required to be delivered under this Agreement shall be delivered (1) in paper form (unless a specific section of this Agreement states that any such reports, statements or other information shall be delivered only in electronic form) and (2) electronically via e-mail or by delivery of a CD-ROM or other digitally readable device which is compatible with the Administrative Agent’s computer hardware and software and using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

ARTICLE VIII

COVENANTS

Each Borrower covenants and agrees with the Administrative Agent and the Lenders as follows:

Section 8.1 Due on Sale and Encumbrance; Transfers of Interests.

(1) Other than those created by the Loan Documents, without the prior written consent of the Administrative Agent and the Lenders (to the extent required under Section 11.2), and except as expressly permitted by Section 8.1(2):

(a) neither (i) any Borrower, (ii) any Borrower Party, (iii) any other Person having a direct or indirect ownership or beneficial interest in any Borrower or any Borrower Party, nor (iv) any Person that is a manager of any Borrower or any Borrower Party shall (A) directly or indirectly sell, transfer, convey, mortgage, pledge, or assign any interest in any Individual Property or any part thereof (including any partnership, limited liability company or any other, direct or indirect, ownership or management interest in any Borrower or any Borrower Party); (B) further encumber, alienate, grant a monetary Lien or grant any other interest in any Individual Property or any part thereof (including any partnership, limited liability company or management interest or other, direct or indirect, ownership interest in any Borrower or any Borrower Party), whether voluntarily or involuntarily; or (C) enter into any easement or other agreement granting rights in or restricting the use or development of any Individual Property which materially and adversely affects the value of an Individual Property as determined by the Administrative Agent;

(b) no new general partner, manager, member or limited partner having the ability to Control the affairs of any Borrower or any Borrower Party shall be admitted to or created in any Borrower, any Borrower Party or any other Person having a direct or indirect interest (including a management or ownership interest) in any Borrower or any Borrower Party (nor shall any existing general partner, manager, member or Controlling limited partner withdraw from any Borrower, any Borrower Party or any other Person having a direct or indirect interest (including a management or ownership interest) in any Borrower or any Borrower Party), and no change in any Borrower’s or any Borrower Party’s organizational documents relating to Control over any Borrower or any Borrower Party and/or any Individual Property shall be effected; and

(c) no transfer shall be permitted which would cause Sunstone and Westbrook Partners not to maintain one hundred percent (100%) direct or indirect Control of any Borrower or any Borrower Party and any manager of any such entity during the entire term of the Loans or cause any Borrower not to be Controlled and majority-owned, whether directly or indirectly, at all times by Sunstone and Westbrook Partners.

(2) Notwithstanding anything to the contrary contained in this Section 8.1, the following transfers and other transactions shall be permitted and not be deemed a violation or breach of the provisions of Section 8.1(1):

(a) Releases completed in accordance with the requirements of Section 2.7.

(b) The transfer by Westbrook Partners of up to forty-nine and nine-tenths percent (49.9%) of the direct or indirect legal or beneficial ownership of Sunstone, so long as Westbrook Partners at all times continues to own at least fifty and one-tenth percent (50.1%) of the direct or indirect legal or beneficial interest in Sunstone and to Control Sunstone.

(c) A public offering of equity interests in Sunstone or any parent company which directly or indirectly owns Sunstone, so long as immediately after the completion of such public offering Westbrook Partners continues to Control

Sunstone, provided, however, that if the Delevering Prepayment has been made, Westbrook Partners need not continue to Control Sunstone immediately after the completion of such public offering.

(d) A public offering of equity interests in any subsidiary owned directly by Sunstone which is not a Borrower Party and which does not own, directly or indirectly, any legal or beneficial interests in any Borrower, Manager, Operator or Individual Property.

(e) A merger of either Sunstone or a subsidiary of Sunstone with and into a public company or privately held company, or any similar transaction involving Sunstone or a subsidiary of Sunstone, so long as immediately after the completion of such merger or similar transaction (i) the tangible net worth (exclusive of goodwill) of the surviving entity shall be equal to or greater than $250,000,000 and (ii) the surviving entity shall have a ratio of debt to book assets that does not exceed 65%.

(3) As used in this Section 8.1, “transfer” shall include the sale, transfer, conveyance, mortgage, pledge, or assignment of the legal or beneficial ownership of (a) any Individual Property, (b) any partnership interest in any general partner in any Borrower or any Borrower Party that is a partnership, (c) any membership interest in any member, or non-member manager, of any Borrower or any Borrower Party that is a limited liability company, and (d) any voting stock in any general partner in any Borrower or any Borrower Party that is a corporation; “transfer” shall not include (i) the leasing of space within the Properties so long as each Borrower complies with the provisions of the Loan Documents relating to such leasing activity and (ii) the Release of any Individual Property in compliance with the terms of Section 2.7 or Section 3.3(3) hereof.

Section 8.2 Taxes; Charges. Each Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges that may become a Lien upon any Individual Property or become payable during the term of the Loans (the “Taxes”), and will promptly furnish the Administrative Agent with evidence of such payment; however, each Borrower’s compliance with Sections 5.8(1) and 5.9(2) of this Agreement relating to impounds for taxes and assessments shall, with respect to payment of such taxes and assessments, be deemed compliance with this Section 8.2. No Borrower shall suffer or permit the joint assessment of any Individual Property with any other real property constituting a separate tax lot or with any other real or personal property. Each Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien on any Individual Property; however, so long as no Event of Default (following any required notice from the Administrative Agent to the Borrowers and following the expiration of any applicable cure period) shall exist, a Borrower may contest the validity of such claims and demands or Taxes so long as (a) such Borrower notifies the Administrative Agent that it intends to contest such claim or demand or Taxes, (b) such Borrower provides the Administrative Agent with cash or an irrevocable letter of credit issued by a financial institution satisfactory to the Administrative Agent in an amount equal to 110% of the contested amount or such other security satisfactory to the Administrative Agent in its reasonable discretion (including an endorsement to the Administrative Agent’s title insurance policy insuring against such claim or demand) assuring the discharge of such Borrower’s obligations for such claims and demands or payment of Taxes, including interest and penalties, and (c) such Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest or obtains a stay thereof prior to the thirtieth (30th) day preceding the date on which any Individual Property is scheduled to be sold for non-payment. In the event that any Borrower is contesting any Taxes in accordance with this Section 8.2, the Administrative Agent shall not pay such Taxes as required pursuant to Section 5.9(2) hereof provided that such Borrower provides the Administrative Agent with (i) a written request to cease payment of Taxes and (ii) evidence reasonably satisfactory to the Administrative Agent that the Taxes are being contested in accordance with this Section 8.2.

Section 8.3 Control; Management. There shall be no change in any of the Managers under any of the Management Agreements or otherwise with respect to the Properties without the prior written consent of the Administrative Agent. No Borrower shall terminate, replace or appoint any property manager or terminate, cancel, or materially modify the Management Agreement or enter into any agreement relating to the management or operation of the Properties with Manager or any other Person without the Administrative Agent’s prior written reasonable approval; provided, so long as no Event of Default exists and Borrower provides written notice to the Administrative Agent, the Borrowers may, upon the expiration of the term of any Management Agreement, extend or renew said Management Agreement on substantially the same terms and conditions as the then existing Management Agreement and, with the Administrative Agent’s prior written approval, not to be unreasonably withheld, to make such revisions thereto as may be reasonably required for tax planning purposes of the Borrowers and/or the Borrower Parties. Each Borrower, upon the request of the Administrative Agent, shall terminate the Manager, without penalty or fee, if at any time during the Loans, (1) the Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, (2) the Manager is in default under the Management Agreement beyond any applicable notice and cure period or (3) there exists a monetary Event of Default or the Loans have been accelerated by the Administrative Agent, on behalf of the Lenders, following the occurrence of any Event of Default. At such time as the Manager may be so removed, a replacement manager and management agreement acceptable to the Administrative Agent shall assume management of the Properties and shall receive a property management fee not to exceed then current market rates. If at any time the Administrative Agent consents to the appointment of a new manager, such new manager and each Borrower shall, as a condition of the Administrative Agent’s consent, execute a Manager’s Consent and Subordination of Management Agreement in the form then used by the Administrative Agent. Each property manager shall be required to hold and maintain all necessary licenses, certifications and permits required by law. Each Borrower shall fully perform all of its covenants, agreements and obligations under the Management Agreement.

Section 8.4 Operation; Maintenance; Inspection.

(1) Each Borrower shall observe and comply with all Legal Requirements applicable to the ownership, use and operation of the Properties unless it contests such Legal Requirement in the same manner as it would contest Taxes pursuant to Section 8.2 hereof. Each Borrower shall maintain the Properties in good condition and promptly repair any damage or casualty. Each Borrower shall permit the Administrative Agent and the Lenders and their agents, representatives and employees, upon reasonable prior notice to the Borrowers and during normal business hours, to inspect the Properties and conduct such environmental and engineering studies as the Administrative Agent may require subject to Section 4.3(3), provided such inspections and studies do not materially interfere with the use and operation of the Properties and the costs and expenses related thereto are paid by the Administrative Agent, unless such costs and expenses are to be paid by the Borrowers pursuant to any other section contained herein or the other Loan Documents.

(2) With respect to the Four Points Sheraton Silverthorne located at 560 Silverthorne Lane, Silverthorne, Colorado, the Borrowers, within six (6) months after the date hereof, shall cure all defaults under the Franchise Agreement relating to such facility arising from such facility’s failure of the “Guest Satisfaction Index” relating thereto.

(3) With respect to the Embassy Suites located at 9801 Airport Boulevard, Los Angeles, California, the Borrowers, within six (6) months after the date hereof, shall cure all defaults under the Franchise Agreement relating to such facility arising from the failure of such facility to comply with the “Product Improvement Plan” relating thereto.

Section 8.5 Taxes on Security. Without duplication of the requirements contained in Section 2.6 hereof, the Borrowers shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on the Administrative Agent or any Lender. If there shall be enacted any law (1) deducting the Loans from the value of any Individual Property for the purpose of taxation, (2) affecting any Lien held by the Administrative Agent or any Lender on any Individual Property, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes so as to increase the amount of taxes payable by the Administrative Agent or any Lender, the Borrowers shall promptly pay to the Administrative Agent, on demand, all taxes, costs and charges relating to the Loans for which the Administrative Agent or any Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loans usurious, then instead of collecting such payment, the Administrative Agent may (and on the request of the Controlling Lenders shall) declare all amounts owing under the Loan Documents to be immediately due and payable within thirty (30) days thereafter without any Prepayment Fee (except a Libor Breakage Fee, if such payment is made on a day other than on the last day of an Interest Period).

Section 8.6 Legal Existence; Name; Etc. Each Borrower shall preserve and keep in full force and effect its existence as a Special Purpose Entity as required pursuant to Section 6.27 hereof, and no Borrower shall change its name, identity, or the location of its chief executive office or principal place of business unless such Borrower (a) shall have provided the Administrative Agent at least 30 days prior written notice thereof, and (b) shall have taken all actions necessary or requested by the Administrative Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.

Section 8.7 Affiliate Transactions. Without the prior written consent of the Administrative Agent, which shall not be unreasonably withheld, delayed or conditioned, no

Borrower may engage in any transaction affecting any Individual Property with an Affiliate of any Borrower, other than the Management Agreements and the Operating Leases.

Section 8.8 Further Assurances. Each Borrower shall promptly (1) cure any defects in the execution and delivery of the Loan Documents, and (2) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as the Administrative Agent may reasonably request to further evidence and more fully describe the collateral for the Loans, to correct any omissions in the Loan Documents, to perfect, protect or preserve any liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith.

Section 8.9 Estoppel Certificates. Each Borrower, within ten (10) Business Days after request, shall furnish to the Administrative Agent a written statement, duly acknowledged, setting forth the amount due on the Loans, the terms of payment of the Loans, the date to which interest has been paid, whether to the best of such Borrower’s knowledge any offsets or defenses exist against the Loans and, if any are alleged to exist, the nature thereof in detail, and such other matters as the Administrative Agent reasonably may request.

Section 8.10 Notice of Certain Events. Each Borrower shall promptly notify the Administrative Agent of (1) any Event of Default, together with a detailed statement of the steps being taken to cure such Event of Default; (2) any written notice of default received by such Borrower or the Operator under other obligations relating to the Properties or otherwise material to such Borrower’s business; and (3) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between a Borrower or an Operator and any governmental authority, materially adversely affecting such Borrower, Operator or any Individual Property.

Section 8.11 Indemnification. Each Borrower shall indemnify, defend and hold the Administrative Agent and each Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the reasonable fees and actual expenses of their counsel, in connection with (1) any inspection, review or testing of or with respect to any Individual Property (the costs and expenses of such inspection, review or testing shall be paid as otherwise set forth in this Agreement), (2) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not the Administrative Agent or any Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loans) in any way related to the execution, delivery or performance of any Loan Document or to any Individual Property, (3) any proceeding instituted by any Person claiming a Lien, and (4) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loans, any Individual Property, or any of the transactions contemplated in the Loan Documents due to other than the Administrative Agent’s or Lender’s acts, including with respect to the foregoing items (1) through (4) those arising from the joint, concurrent, or comparative negligence of the Administrative Agent or any Lender, except to the extent any of the foregoing is caused by the Administrative Agent’s or any Lender’s gross negligence or willful misconduct.

Section 8.12 Payment for Labor and Materials. Each Borrower will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Individual Property and never permit to exist beyond the due date thereof in respect of any Individual Property or any part thereof any lien or security interest, even though inferior to the liens and the security interest hereof, and in any event never permit to be created or exist in respect of any Individual Property or any part thereof any other or additional lien or security interest other than the liens or security interests hereof, except for the Permitted Encumbrances; provided, however, each Borrower shall have the right to contest such bills or costs in accordance with Section 8.2 hereof.

Section 8.13 Alterations. Each Borrower shall obtain the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed, to any alterations to any Improvements on any individual Property other than alterations performed in connection with the restoration of the Individual Property after the occurrence of a casualty in accordance with the terms and provisions of this Agreement; provided, however, the Administrative Agent may reasonably request that the Borrowers deliver additional collateral as additional security for the Loans in connection with any such alterations. Notwithstanding the foregoing, the Borrowers shall have the right, without obtaining the prior written consent of the Administrative Agent, to make alterations which (a) are provided for in the Approved Budget then in effect or (b) which cost less than $250,000.

Section 8.14 Handicapped Access.

(a) Each Borrower agrees that the Properties shall at all times comply in all material respects to the extent applicable with the requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, “Access Laws”).

(b) Notwithstanding any provisions set forth herein or in any other document regarding the Administrative Agent’s approval of alterations of the Properties, no Borrower shall alter any of the Properties in any manner which would materially increase any Borrower’s responsibilities for compliance with the applicable Access Laws without the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned. The foregoing shall apply to tenant improvements constructed by any Borrower or by any of its tenants. The Administrative Agent may condition any such approval upon receipt of a certificate of Access Law compliance from an architect, engineer, or other person reasonably acceptable to the Administrative Agent.

(c) Each Borrower agrees to give prompt notice to the Administrative Agent of the receipt by such Borrower of any written complaints related to violation of any Access Laws with respect to any Individual Property and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.

ARTICLE IX

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default under the Loans:

Section 9.1 Payments. Any Borrower’s failure to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents within five (5) days of (and including) the day it is due, or any Borrower’s failure to pay the Loans at the Maturity Date, whether by acceleration or otherwise, or any Borrower’s failure to pay the Extension Fee on or prior to the Maturity Date.

Section 9.2 Insurance. Any Borrower’s failure to maintain insurance as required under Section 3.1 of this Agreement.

Section 9.3 Single Purpose Entity. If any Borrower or Operator materially breaches any of its covenants with respect to maintaining its status as a “single purpose entity” pursuant to Section 6.27.

Section 9.4 Taxes. If any of the taxes are not paid when the same are due and payable; provided, however, a Borrower shall have the right to contest the amount of taxes due if such Borrower provides to the Administrative Agent with adequate funds and assurances as required pursuant to Section 8.2 hereof.

Section 9.5 Sale, Encumbrance, Etc. The sale, transfer, conveyance, pledge, mortgage or assignment of any part or all of any Individual Property, or any interest therein, or of any interest in any Borrower, in violation of Section 8.1 of this Agreement.

Section 9.6 Representations and Warranties. Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made or deemed made.

Section 9.7 Other Encumbrances. The acceleration of any debt or the exercise of any remedies under any document or instrument, other than the Loan Documents, evidencing or creating a monetary Lien on an Individual Property or any part thereof; provided, however, this provision shall not be deemed to permit any such monetary Lien on any Individual Property other than the Mortgages and other Loan Documents securing the Loans.

Section 9.8 Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against any Borrower, any Borrower Party, any other Person having an ownership interest in any Individual Property, or any Operator (but expressly excluding any Borrower or Borrower Party that has been released from its obligations and liabilities under the Loan Documents in accordance with the terms of Section 2.7(3) of this Agreement) (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of ninety (90) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 9.9 Voluntary Petitions, Etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing;

Section 9.10 Budgets; Financial Statements. Any Borrower’s failure to deliver the budgets and financial statements required pursuant to Article V or Article VII hereof within the time frame provided therein and the continuance of such failure for thirty (30) days after notice by the Administrative Agent to such Borrower.

Section 9.11 Interest Rate Cap Agreement. The Borrowers’ failure to replace any Interest Rate Cap Agreement by a date no later than ninety (90) days prior to its expiration or other termination with a Replacement Interest Rate Cap Agreement satisfying the requirements of Section 6.31.

Section 9.12 Default Under Other Agreements. The occurrence of an event of default under any of the Ground Leases or Franchise Agreements and the expiration of any applicable notice or cure periods thereunder.

Section 9.13 Covenants. Any Borrower’s failure to perform or observe any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents and not specified above, including, without limitation, any such failure under any Mortgage, and the continuance of such failure for thirty (30) days after notice by the Administrative Agent to the Borrowers; however, the Borrowers shall have an additional ninety (90) days to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) such failure can reasonably be cured but cannot reasonably be cured within thirty (30) days; and (c) the Borrowers are diligently undertaking to cure such default.

All notices and cure periods described herein shall not be applicable to any event which with the giving of notice, the passage of time or both would constitute an Event of Default, if such event has occurred as of the date on which the Administrative Agent commences a nonjudicial foreclosure proceeding with respect to another Event or Events of Default. Such event shall constitute an independent Event of Default hereunder.

ARTICLE X

REMEDIES

Section 10.1 Remedies - Insolvency Events. Upon the occurrence of any Event of Default described in Section 9.8 or 9.9, the obligations of the Administrative Agent (on behalf of Lenders) to advance amounts hereunder, expressly including, but not limited to the obligation to make any Earnout Advances, shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by the Borrowers; however, if the Bankruptcy Party under Section 9.8 or 9.9 is other than a Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at the Administrative Agent’s election.

Section 10.2 Remedies - Other Events. Except as set forth in Section 10.1 above, while any Event of Default exists, the Administrative Agent may (1) by written notice to the Borrowers, declare the entire amount of the Loans to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by the Borrowers, (2) terminate the obligation, if any, of the Lenders to advance amounts hereunder, expressly including, but not limited to the obligation to make any Earnout Advances, and (3) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.

Section 10.3 Lender’s Right to Perform the Obligations. If any Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then upon the occurrence of any Event of Default (following any required notice from the Administrative Agent to the Borrowers and following the expiration of any applicable cure period), and without further notice to or demand upon any Borrower and without waiving or releasing any other right, remedy or recourse the Administrative Agent or any Lender may have because of such Event of Default, the Administrative Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of the Borrowers, and shall have the right to enter upon the Properties for such purpose and to take all such action thereon and with respect to the Properties as it may deem necessary or appropriate and to take all other action it may deem necessary or appropriate with respect to any Event of Default. If the Administrative Agent shall so elect to pay any sum due with reference to any Individual Property or with reference to any Event of Default (following any required notice from the Administrative Agent to the Borrowers and following the expiration of any applicable cure period), the Administrative Agent may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any such payments to protect the security intended to be created by the Loan Documents, the Administrative Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Additionally, after the occurrence of an Event of Default (following any required notice from the Administrative Agent to the Borrowers and following the expiration of any applicable cure period), if any Hazardous Materials affect or threaten to affect any Individual Property, the Administrative Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials as required by Environmental Laws. Each Borrower shall indemnify, defend and hold the Administrative Agent and the Lenders harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable out-of-pocket attorneys’ fees, costs and expenses incurred or accruing by reason of any acts performed by the Administrative Agent or any Lender pursuant to the provisions of this Section 10.3. All sums paid by the Administrative Agent pursuant to this Section 10.3. and all other sums expended by the Administrative Agent or any Lender to which it shall be entitled to be indemnified, together with interest thereon at the highest Default Rate then applicable to any Type of Loan from the date of such payment or expenditure until paid, shall constitute additions to the Loans, shall be secured by the Loan Documents and shall be paid by the Borrowers to the Administrative Agent upon demand.

Section 10.4 Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.

(1) Each Borrower acknowledges that the Administrative Agent has made the Loans to the Borrowers upon the security of the Borrowers’ collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of the Properties taken separately. Each Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (a) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Notes; (b) an Event of Default under the Notes or this Agreement shall constitute an Event of Default under each Mortgage; and (c) each Mortgage shall constitute security for the Notes as if a single blanket lien were placed on all of the Properties as security for the Notes.

(2) To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of any Borrower, and others with interests in any Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of the Administrative Agent (on behalf of the Lenders) under the Loan Documents to a sale of the Properties for the collection of the Indebtedness without any prior or different resort for collection or of the right of the Administrative Agent to the payment of the Indebtedness (on behalf of the Lenders) out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to any Borrower which would require the separate sale of the Properties or require the Administrative Agent to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure each Borrower does hereby expressly consents to and authorizes, at the option of the Administrative Agent, the foreclosure and sale either separately or together of any combination of the Properties.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by telecopy or e-mail (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 11.1) All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to any Borrower:	To such address included on such Borrower’s signature page hereto.

With a copy to:	Allen Matkins Leck Gamble & Mallory LLP
515 South Figueroa Street
7th Floor
Los Angeles, California 90071-3398
Attention: Michael F. Sfregola
Telecopy: (213) 620-8816
E-mail: msfregola@allenmatkins.com

If to Administrative Agent:	Massachusetts Mutual Life Insurance Company
c/o David L. Babson & Company Inc.
1500 Main Street, Suite 2100
Mail Stop: TS21
Springfield, MA 01115
Attention: Richard F. McKeever, Director
Real Estate Finance Group
Telecopy: (413)226-2432
E-mail: rmckeever@dlbabson.com

With copies to:	Massachusetts Mutual Life Insurance
Company
c/o David L. Babson & Company Inc.
1500 Main Street, Suite 2100
Mail Stop: TS28
Springfield, MA 01115
Attention: Dean A. Dulchinos,
Assistant Vice President
and Counsel
Telecopy: (413) 226-1079
E-Mail: ddulchinos@dlbabson.com

and	Day, Berry & Howard LLP
One Canterbury Green
Stamford, CT 06901-2047
Attention: Michael P. Byrne, Esq.
Telecopy: (203) 977-7301
E-mail: mpbyrne@dbh.com

If to Lender:	To Administrative Agent as set forth above
and, if different, to each other addressee
included on such Lender’s signature page
hereto.

Any communication so addressed and mailed shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee, and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by the Administrative Agent, a Lender or Borrower, as the case may be. If given by telecopy or by e-mail, a notice shall be deemed given and received when the telecopy or e-mail is transmitted to the party’s telecopy number or e-mail address specified above, and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 11.1. Any party may designate a change of address by written notice to each other party by giving at least ten (10) days prior written notice of such change of address.

Section 11.2 Amendments, Waivers, Etc.

(1) Subject to any consents required pursuant to this Section 11.2, Section 13.3 and any other provisions of this Agreement and any other Loan Document which expressly require the consent, approval or authorization of the Controlling Lenders, this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by the Borrowers and the Administrative Agent; provided that, the Administrative Agent may (without any Lender’s consent) give or withhold its agreement to any amendments of the Loan Documents or any waivers or consents in respect thereof or exercise or refrain from exercising any other rights or remedies which the Administrative Agent may have under the Loan Documents or otherwise provided that such actions do not, in the Administrative Agent’s judgment reasonably exercised, materially adversely affect the value of any collateral, taken as a whole, or represent a departure from the Administrative Agent’s standard of care described in Section 13.5 (and the assignment or granting of a participation by any Lender shall not limit or otherwise affect its discretion in respect of any of the foregoing), except that the Administrative Agent will not (provided that no Lender’s consent shall be required for any of the following which are otherwise required under the Loan Documents): (a) without the consent of each Lender affected thereby, agree to reduce the principal amount of the Loans or reduce the interest rate thereon; (b) without the consent of each Lender: (i) modify any of the provisions of this Section, the definition of “Controlling Lenders” or any other provision in the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder or (ii) extend any stated Payment Date for principal of or interest on the Loans payable to such Lender; or (c) without the consent of the Controlling Lenders: (i) release the Borrower or any other party from liability under the Loan Documents, (ii) release or subordinate in whole or in part any material portion of the collateral given as security for the Loans, (iii) modify the terms of any Event of Default, (iv) take any actions or exercise any remedies with respect to such Event of Default (other than any actions which the Administrative Agent believes should be taken to protect the rights of the Administrative Agent (on behalf of the Lenders) or of the Lenders under the Loan Documents on an emergency basis and within the Administrative Agent’s standard of care described in Section 13.5) or (v) consent to (A) the sale, transfer or encumbrance of any portion of any Individual Property (or any interest therein) or any direct or indirect ownership interest therein, provided that the Administrative Agent shall not be required to obtain the prior consent of the Lenders to any Release or other sale or transfer which is expressly permitted by the terms of this Agreement if the conditions to such Release or other sale or transfer set forth herein have been satisfied or (B) the incurrence by Borrower of any additional indebtedness secured by any Individual Property, in each case to the extent (and subject to any standard of reasonability) such consent is required under the Loan Documents.

(2) Notwithstanding anything to the contrary contained in this Agreement, any modification or supplement of Article 13, or of any of the rights or duties of the Administrative Agent hereunder, shall require the consent of the Administrative Agent.

Section 11.3 Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between the Borrowers, the Administrative Agent and the Lenders with respect to the Loans are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to the Administrative Agent or any Lender or charged by any Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loans would be usurious under applicable law (including the laws of the State and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited, without any Prepayment Fee, on the Notes of the related Type by the holders thereof; and (2) if maturity is accelerated by reason of an election by the Administrative Agent in accordance with the terms hereof, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread among Notes of the related Type from the date of advance until payment in full thereof so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be cancelled automatically on the Notes of the related Type as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited, without any Prepayment Fee, on the Notes. The terms and provisions of this Section 11.3 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts as set forth in Section 11.19 hereof, except that if at any time the laws of the United States of America permit the Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the Commonwealth of Massachusetts (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which the Lenders may contract for, take, reserve, charge or receive under the Loan Documents.

Section 11.4 Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 11.5 Reimbursement of Expenses. Each Borrower shall pay or reimburse on demand of the applicable party for: (a) all reasonable out-of-pocket fees, costs and expenses incurred by the Administrative Agent in connection with the making of the Loans, including out-of-pocket fees, costs and expenses of the Administrative Agent’s attorneys, environmental, engineering and other consultants, title insurance premiums, and fees, charges or taxes for the negotiation, recording or filing of Loan Documents, subject to the terms of and limitations contained in that certain commitment letter dated as of June 17, 2003 and entered into by and among the Administrative Agent and the Borrowers, (b) to the extent set forth in another section contained herein or in any other Loan Documents, all reasonable out-of-pocket fees, costs and expenses of the Administrative Agent in connection with the administration of the Loans, including audit costs, inspection fees, settlement of Condemnation and casualty awards, and premiums for title insurance and endorsements thereto in each case in accordance with the terms and provisions contained in this Agreement and (c) all out-of-pocket fees, costs and expenses expended, advanced or incurred by the Administrative Agent and the Lenders to collect the Notes, or to enforce the rights of the Administrative Agent and the Lenders under this Agreement or any other Loan Document, or to defend or assert the rights and claims of the Administrative Agent and the Lenders under the Loan Documents or with respect to the Properties (by litigation or other proceedings), which amounts will include all court costs, attorneys’ fees, costs and expenses, fees, costs and expenses of auditors and accountants, and investigation fees, costs and expenses as may be incurred by the Administrative Agent and the Lenders in connection with any such matters (whether or not litigation is instituted), together with interest at the highest Default Rate then applicable to any Type of Loan on each such amount from the date of disbursement until the date of reimbursement to the Administrative Agent and the Lenders, all of which shall constitute part of the Loans and shall be secured by the Loan Documents. This provision is separate and several and shall survive merger and judgment.

Section 11.6 Approvals; Third Parties; Conditions. All approval rights retained or exercised by the Administrative Agent and the Lenders with respect to Leases, contracts, plans, studies and other matters are solely to facilitate the Lenders’ credit underwriting, and shall not be deemed or construed as a determination that the Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by any Borrower or any other Person. This Agreement is for the sole and exclusive use of the Administrative Agent, the Lenders and the Borrowers and may not be enforced, nor relied upon, by any Person other than the Administrative Agent, the Lenders and the Borrowers. All conditions of the obligations of the Administrative Agent and the Lenders hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of the Administrative Agent and the Lenders, their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that the Lenders will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Administrative Agent and the Lenders at any time in their sole discretion.

Section 11.7 Lenders and Administrative Agent Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give the Administrative Agent or any Lender the right or power to exercise Control over the affairs or management of any Borrower, the power of the Administrative Agent and the Lenders being limited to the rights to exercise the remedies referred to in the Loan Documents. The relationship between the Borrowers and the Lenders is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between the Administrative Agent, the Lenders and any Borrower or to create an equity in the Properties in the Administrative Agent or any Lender. The Administrative Agent and the Lenders neither undertake nor assume any responsibility or duty to any Borrower or to any other person with respect to the Properties or the Loans, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents: (1) neither the Administrative Agent nor any Lender is, nor shall be construed as, a partner, joint venturer, alter ego, manager, Controlling person or other business associate or participant of any kind of any Borrower or its stockholders, members, or partners and neither the Administrative Agent nor any Lender intends to ever assume such status; (2) no Lender or the Administrative Agent shall in any event be liable for any Debts, expenses or losses incurred or sustained by any Borrower; and (3) no Lender or the Administrative Agent shall be deemed responsible for or a participant in any acts, omissions or decisions of any Borrower or its stockholders, members, or partners. The Administrative Agent, the Lenders and the Borrowers disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between the

Administrative Agent, the Lenders and Borrowers, or to create an equity in the Properties in the Administrative Agent or any Lender, or any sharing of liabilities, losses, costs or expenses.

Section 11.8 Time of the Essence. Time is of the essence with respect to this Agreement.

Section 11.9 Successors and Assigns; Secondary Market Transactions.

(1) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Administrative Agent and its permitted successors and assigns as administrative agent hereunder, the Lenders and each successor and assign thereof which is the registered owner of any Note, and the Borrowers, provided, however, that no Borrower shall assign any of its rights or obligations under this Agreement (except as otherwise expressly permitted by this Agreement) without the prior written consent of Administrative Agent, on behalf of the Lenders, and provided further that, notwithstanding anything to the contrary contained herein or in any other Loan Document, any transfer or assignment by any Lender of all or a portion of its interest, rights or obligations under this Agreement, any Note or any other Loan Document shall be made in accordance with the applicable provisions of this Agreement and shall not be effective until the identity of the transferee or assignee is registered in the Register as a registered owner of the related Note. A certificate that such registration has been completed shall be promptly provided by Administrative Agent to the Borrowers, the relevant Lender or any transferee or successor thereof and such certificate shall constitute conclusive evidence of such registration and the effectiveness of such transfer or assignment.

(2) Secondary Market Transactions. Each Borrower acknowledges that (a) each Lender may without the consent from such Borrower or prior notice to such Borrower (i) sell all or a portion of its Notes together with its rights as a Lender with respect to such Type of Notes under this Agreement and the other Loan Documents as set forth herein to one or more Institutional Investors, (ii) participate and/or syndicate the Loans, subject to Section 11.22 hereof, to one or more Institutional Investors, or (iii) otherwise sell, transfer or assign the Loans or interests therein to Institutional Investors in one or more transactions (the transactions referred to in clause (a) are hereinafter also each referred to as a “Secondary Market Transaction”), (b) after such time as the Earnout Advances shall have been fully funded or shall have expired, the Administrative Agent may without the consent of such Borrower or notice to such Borrower sell or transfer all or any portion of its rights and obligations as administrative agent hereunder or under any of the other Loan Documents as permitted in Section 13.8 hereof, and/or (c) the Administrative Agent may without the consent of such Borrower or notice to such Borrower sell or transfer all or any portion of its rights and obligations as administrative agent hereunder if (i) the Administrative Agent is required to resign or is removed by the Lenders in connection with any syndication, participation or other agreement governing co-investment in the Loan and/or (ii) the Administrative Agent is exiting the business of serving as administrative agent on commercial loans similar to the Loans. Each Borrower shall reasonably cooperate with the Administrative Agent and each Lender in effecting any such Secondary Market Transaction and shall reasonably cooperate and use all reasonable efforts to satisfy the market standards to which the Administrative Agent and each Lender customarily adheres or which may be reasonably required by any participant, investor, purchaser or any Rating Agency involved in any Secondary Market Transaction (including, without limitation, delivery of opinions of counsel in form and substance similar to the opinions of counsel delivered to the Administrative Agent on the date hereof and delivery of estoppel certificates of each Borrower, each Borrower Party and each Manager). Each Borrower shall provide such information and documents relating to the Borrowers and the Properties as the Administrative Agent and each Lender may reasonably request in connection with such Secondary Market Transaction. In addition, each Borrower shall make available to the Administrative Agent and the Lenders all information concerning the Properties, its business and operations that the Administrative Agent and the Lenders may reasonably request. The Administrative Agent and the Lenders shall be permitted to share all information with the participants, investors, purchasers, investment banking firms, Rating Agencies, accounting firms, law firms and third-party advisory firms involved with the Loans and Loan Documents or the applicable Secondary Market Transaction. The Administrative Agent and the Lenders and all of the aforesaid participants, investors, purchasers, advisors, Rating Agencies and professional firms shall be entitled to rely on the information supplied by or on behalf of the Borrowers. Each Borrower also agrees to execute any amendment of or supplement to this Agreement and the other Loan Documents as the Administrative Agent and the Lenders may reasonably request in connection with any Secondary Market Transaction, provided that such amendment or supplement does not (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Notes, (ii) modify or amend any other economic term of the Loans or (iii) materially increase any Borrower’s obligations or materially diminish any Borrower’s rights under the Loan Documents.

(3) The liabilities and obligations of both the Borrowers and Lenders under Section 11.9 shall survive the termination of this Agreement and the satisfaction and discharge of the Indebtedness.

(4) The Administrative Agent (on behalf of the Lenders) shall have the right subject to Section 11.22 with respect to a Secondary Market Transaction from time to time to sever the Notes and the other Loan Documents into two or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as the Administrative Agent shall determine in its sole discretion in connection with a Secondary Market Transaction or for purposes of evidencing and enforcing its rights and remedies provided hereunder. Each Borrower shall execute and deliver to the Administrative Agent from time to time, promptly after the request of the Administrative Agent, a severance agreement and such other documents as the Administrative Agent shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to the Administrative Agent. Each Borrower hereby absolutely and irrevocably appoints the Administrative Agent (on behalf of Lenders) as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, each Borrower ratifying all that its said attorney shall do by virtue thereof. The provisions of this paragraph are subject to Sections 2.1(3)(b), (c) and (d).

(5) All reasonable out-of-pocket third party expenses incurred in connection with Sections 11.9(2) and (4) and Section 11.10 hereof shall be paid by the Administrative Agent (on behalf of the Lenders), except as may be otherwise agreed by the Borrowers. Each Borrower shall provide invoices or other evidence of such expenses to the Administrative Agent (on behalf of the Lenders) for its review and approval prior to incurring any such charges. Notwithstanding anything to the contrary contained herein, this Section 11.9(5) shall not limit any Borrower’s liability in connection with the indemnifications provided by any Borrower in such sections.

Section 11.10 Renewal, Extension or Rearrangement. All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, Conversion, increase or rearrangement of the Loans. For portfolio management purposes, the Administrative Agent may elect to divide the Loans into two or more separate loans evidenced by separate promissory notes so long as the payment and other obligations of the Borrowers are not effectively increased or otherwise modified or the rights and benefits given to the Borrowers under the Loan Documents are not affected. Each Borrower agrees to reasonably cooperate with the Administrative Agent and to execute such documents as the Administrative Agent reasonably may request to effect such division of the Loans. The provisions of this paragraph are subject to Sections 2.1(3)(b), (c) and (d).

Section 11.11 Waivers. No course of dealing on the part of the Administrative Agent or any Lender, their officers, employees, consultants or agents, nor any failure or delay by the Administrative Agent or any Lender with respect to exercising any right, power or privilege of the Administrative Agent or any Lender under any of the Loan Documents, shall operate as a waiver thereof.

Section 11.12 Cumulative Rights. Rights and remedies of the Administrative Agent and the Lenders under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 11.13 Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 11.14 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 11.15 Promotional Material. Each Borrower authorizes the Administrative Agent and each Lender to issue press releases, advertisements describing in general terms or in detail the Administrative Agent’s or Lender’s participation in this transaction. All references to the Administrative Agent, Lender or Borrower in any press release or advertisement issued by any Borrower, the Administrative Agent, Lender, and/or any of their respective principals, affiliates or agents must be approved in advance of issuance by the other party; provided, however, that such approval shall not be required with respect to the Administrative Agent’s or any Lender’s marketing or promotional activities in connection with a syndication or Secondary Market Transaction.

Section 11.16 Survival. All of the representations, warranties, covenants, and indemnities of each Borrower hereunder (including environmental matters under Article 4, the obligations under Section 2.7, and under the indemnification provisions of the other Loan Documents shall survive (a) the repayment in full of the Loans and the release of the Liens evidencing or securing the Loans, (b) the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Properties to any party, whether or not an Affiliate of Borrower and (c) in the case of any Lender that may assign any interest in its Commitment or Loans hereunder in accordance with the terms of this Agreement, the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.

Section 11.17 WAIVER OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH BORROWER, THE ADMINISTRATIVE AGENT OR ANY LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY SUCH OTHER PARTY.

Section 11.18 Waiver of Punitive or Consequential Damages. None of the Administrative Agent, the Lenders or any Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loans or the transaction contemplated hereby, including any breach or other default by any party hereto.

Section 11.19 Governing Law. (1) THIS AGREEMENT WAS NEGOTIATED IN THE COMMONWEALTH OF MASSACHUSETTS, AND MADE BY THE ADMINISTRATIVE AGENT AND LENDERS AND ACCEPTED BY THE BORROWERS IN THE COMMONWEALTH OF MASSACHUSETTS, AND THE PROCEEDS OF THE NOTES DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE COMMONWEALTH OF MASSACHUSETTS, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH COMMONWEALTH (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE

UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS SHALL OTHERWISE GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER, THE ADMINISTRATIVE AGENT AND LENDERS HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTES.

(2) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT THE ADMINISTRATIVE AGENT’S OPTION (OR SHALL IF SO DIRECTED BY THE MAJORITY LENDERS) BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF BOSTON, COUNTY OF SUFFOLK, MASSACHUSETTS, AND EACH BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT CT CORPORATION SYSTEM, 101 FEDERAL STREET, SUITE 300, BOSTON, MA 02110 AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN BOSTON, MASSACHUSETTS, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE COMMONWEALTH OF MASSACHUSETTS. EACH BORROWER (A) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (B) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN BOSTON, MASSACHUSETTS (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (C) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN BOSTON, MASSACHUSETTS OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.20 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Administrative Agent, the Lenders and the Borrowers and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. The parties hereto acknowledge that the Lenders and the Administrative Agent may enter into a separate written agreement which will relate to the relationship among and between the Lenders and the Administrative Agent with respect to the Loans.

Section 11.21 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 11.22 Assignments and Participations.

(1) Assignments by Borrower. No Borrower may assign any of its rights or obligations hereunder or under the Notes without the prior consent of the Administrative Agent except as otherwise expressly permitted pursuant to this Loan Agreement.

(2) Assignments by the Lenders. Each Lender may assign any of its Loans, its rights and obligations under this Agreement, its Notes and other Loan Documents as provided in Section 2.1 (3)(d) and in Section 11.9(1).

(3) Participations. A Lender may sell or agree to sell to one or more other Persons (each a “Participant”) a participation in all or any part of any Loans held by it, or in its Commitment, provided that such Participant shall not have any rights or obligations under this Agreement or any Note or any other Loan Document (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable by the Borrowers to any Lender in respect of Loans held by it shall be determined as if such Lender had not sold or agreed to sell any participations in such Loans, and as if such Lender were funding each of such Loans in the same way that it is funding the portion of such Loans in which no participations have been sold.

(4) Certain Pledges. In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.22 (but without being subject thereto), any Lender may (without notice to any Borrower, the Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Loans and Note shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

(5) Provision of Information to Assignees and Participants. A Lender may furnish any information concerning any Borrower or any of its Affiliates in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

Section 11.23 Brokers and Financial Advisors. Each Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Each Borrower hereby agrees to indemnify, defend and hold each Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including each Lender’s attorneys’ fees, costs and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of any Person other than any Lender, Administrative Agent or their affiliates in connection with the transactions contemplated herein. The provisions of this Section 11.23 shall survive the expiration and termination of this Agreement and the payment of the Indebtedness.

Section 11.24 Servicer. At the option of the Administrative Agent, the Loans may be serviced by a Servicer/Trustee (“Servicer”) selected by the Administrative Agent. Administrative Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (“Servicing Agreement”) between the Administrative Agent and Servicer.

ARTICLE XII

LIMITATIONS ON LIABILITY

Section 12.1 Limitation on Liability.

(1) Notwithstanding anything to the contrary contained in the Loan Documents, except as provided below, the Borrowers shall not be personally liable for amounts due under the Loan Documents or other obligations under the Loan Documents. Each Borrower, jointly and severally, shall be personally liable to the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders shall have full recourse to the Borrowers, to the extent provided below in connection with the following: (1) any Borrower’s commission of a criminal act – recourse liability for any Losses incurred by the Administrative Agent or the Lenders in connection with such act, (2) insurance proceeds and/or Awards received by any Borrower but not paid over or applied in accordance with the Loan Documents – recourse liability for the amount of insurance and/or condemnation proceeds not paid over to the Administrative Agent or applied in accordance with the Loan Documents; (3) the fraud or intentional material misrepresentation by any Borrower or any Borrower Party made in or in connection with the Loan Documents or the Loans – full recourse liability for the entire Indebtedness under the Loans; (4) misappropriation of security deposits, advances or prepaid rents, cancellation or termination payments and other similar sums received by any Borrower from any tenants or other occupants of any Individual Property – recourse liability for the amount of security deposits, advances or prepaid rents, and cancellation or termination payments not applied or paid over to the Administrative Agent in accordance with the terms of the Loan Documents or applied to Operating Expenses; (5) rents, revenues or other income of any Individual Property which are not applied to payments due under the Loan Documents or to real and personal property taxes, capital improvements to such Individual Property or operating expenses of such Individual Property (including, without limitation, any deposits, reserves or escrows required by a Loan Document), thereby resulting in or contributing materially to a default under the Loan Documents – recourse liability to the extent of the rents, revenues and other income which are misapplied; provided, however, that no Borrower shall have any personal liability for Losses based on distributions of Operating Revenues, Net Operating Income or Net Cash Flow of an Individual Property to a Borrower, or any general partner, principal, stockholder, member or manager of a Borrower, made in good faith (after determining the sufficiency of Operating Revenues of an Individual Property to cover the payments due under the Loan Documents and operating expenses of such Individual Property) more than one hundred eighty (180) days prior to an Event of Default; (6) any Borrower’s indemnification of the Administrative Agent and/or any Lender with respect to environmental matters as provided in the Loan Documents – recourse liability for any Losses incurred by the Administrative Agent or the Lenders in connection with such matters; (7) any Borrower’s failure to maintain or pay premiums when due for any insurance as required by this Agreement or to pay any taxes or assessments affecting any Individual Property, except to the extent such Borrower has made all payments to the Tax and Insurance Reserve as and when required pursuant to Section 3.4 hereof and with respect to such insurance the failure to maintain such insurance is due solely to the non-payment thereof – recourse liability for any Losses incurred by the Administrative Agent or the Lenders in connection with such failure to maintain insurance or pay premiums; (8) damage or destruction to any Individual Property caused by the willful misconduct or omissions of any Borrower, its agents or employees – recourse liability for any Losses incurred by the Administrative Agent or the Lenders in connection with such acts or omissions; (9) any Borrower’s obligations with respect to environmental matters under Article 4 – recourse liability for any Losses incurred by the Administrative Agent or the Lenders in connection with such matters; (10) any Borrower’s failure to pay for any Losses incurred by the Administrative Agent or any Lender arising out of any claim or allegation made by any Borrower, its successors or assigns, or any creditor of any Borrower, that this Agreement or the transactions contemplated by the Loan Documents establish a joint venture, partnership or other similar arrangement between any Borrower, the Administrative Agent and any Lender – recourse liability for any Losses incurred by the Administrative Agent or the Lenders in connection with such matters; (11) the failure to return, or reimburse the Administrative Agent for, any FF&E taken from the Property by or on behalf of any Borrower and not replaced with FF&E of the same utility and of the same or greater value – recourse liability for the replacement value of the FF&E which is taken and not replaced; (12) any act of arson or malicious destruction or waste by any Borrower or any Borrower Party – recourse liability for any Losses incurred by the Administrative Agent or the Lenders in connection with such act; or (13) any brokerage commission or finder’s fees claimed in connection with the transactions contemplated by the Loan Documents which arise out of any Borrower’s actions or omissions – recourse liability for any Losses incurred by the Administrative Agent or the Lenders in connection with such actions or omissions (each of the foregoing exceptions, collectively, the “Non-Recourse Exceptions”).

(2) Notwithstanding anything to the contrary in this Agreement, the Notes or any of the Loan Documents, (i) the Administrative Agent and Lenders shall not be deemed to have waived any right which Lenders or the Administrative Agent may have under Section 506(a), 506(b), llll(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Indebtedness secured by the Mortgages or to require that all collateral shall continue to secure all of the Indebtedness owing to Lenders in accordance with the Loan Documents, and (ii) the Indebtedness and all amounts payable under the Loan Documents shall be fully recourse to each Borrower in the event that: (A) there is an Event of Default under Sections 9.9 hereof; (B) an involuntary case or other proceeding is commenced against any Bankruptcy Party by an Affiliate of any Borrower, Borrower Party, or Operator which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property; (C) an involuntary case or other proceeding is commenced against any Bankruptcy Party by a third party creditor with the cooperation of or in concert with an any Borrower, Borrower Party, or Operator (or any Affiliate of any of the foregoing Persons) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property; (D) any Borrower fails to obtain the Administrative Agent’s prior written consent to any subordinate financing, any mezzanine financing or other voluntary lien encumbering any Individual Property or the equity interests in any Borrower Party; or (E) any Borrower fails to obtain the Administrative Agent’s prior written consent to any assignment, transfer, or conveyance of any Individual Property or any material interest therein as required by the Loan Documents.

(3) Whenever the obligations of any of the Borrowers are satisfied in part by any payment or foreclosure or other exercise of remedies, then at the Administrative Agent’s election the obligations which constitute non-recourse liabilities shall be deemed satisfied first before any obligations which constitute or fall within the Non-Recourse Exceptions.

Section 12.2 Limitation on Liability of the Administrative Agent’s and the Lenders’ Officers, Employees, etc. Any obligation or liability whatsoever of the Administrative Agent or any Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of the Administrative Agent’s or such Lender’s respective assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of the Administrative Agent’s or any Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

ARTICLE XIII

THE ADMINISTRATIVE AGENT

Section 13.1 Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 13.5 and the first sentence of Section 13.6 shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents):

(a) shall have no duties or responsibilities except those expressly set forth in this Agreement, in the other Loan Documents and in any written agreement entered into by the Lenders and the Administrative Agent with respect to the

Loan, and shall not by reason of this Agreement, any other Loan Document or any such written agreement be a trustee or fiduciary for any Lender;

(b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Borrower or any other Person to perform any of its obligations hereunder or thereunder; and

(c) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except to the extent any such action taken or omitted violates the Administrative Agent’s standard of care set forth in the first sentence of Section 13.5.

The Administrative Agent may employ agents and attomeys-in-fact, and may delegate all or any part of its obligations hereunder, to third parties and shall not be responsible for the negligence or misconduct of any such agents, attorneys-in-fact or third parties selected by it in good faith. Without limiting the foregoing, if the Administrative Agent is not qualified in a particular jurisdiction to hold the Mortgaged Property (as defined in the related Mortgage) or to exercise remedies with respect thereto on behalf of the Lenders, the Administrative Agent may subcontract with a qualified third party to do so, with the Administrative Agent remaining responsible for directing the activities of any such subcontractor in accordance with the provisions of this Agreement. The Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Administrative Agent and such assignment or transfer of the Note (or such portion thereof as has been so assigned or transferred) has been registered on the Register in accordance with Article 2 hereof. Without limiting the generality of the foregoing provisions of this Section 13.1, the Administrative Agent shall also be entitled to retain a Controlled servicer and/or other sub-servicers to perform its loan servicing and administration duties to be performed under this Agreement on behalf of the Lenders. Any sub-servicer retained by the Administrative Agent shall also be entitled to employ one or more sub-servicers (which may also include a Controlled servicer) in connection with performance of their loan servicing and administration duties. Such retention shall not relieve the Administrative Agent of any of its obligations as the administrative agent under this Agreement, and the Administrative Agent shall be and remain solely responsible for such obligations and for the fees and expenses of such sub-servicers payable under sub-servicing agreements.

Section 13.2 Fees. On each Payment Date, Borrower shall pay in arrears to the Administrative Agent an administration and servicing fee equal to one-twelfth (1/12th) of ten (10) basis points multiplied by the average daily outstanding principal balance of the Loans during the preceding Loan Month (the “Administrative Agent Servicing Fee”).

Section 13.3 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, e-mail, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Controlling Lenders, and such instructions of the Controlling Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

Section 13.4 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default unless the Administrative Agent has received notice from a Lender or a Borrower specifying such Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of an Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 13.7) take such action with respect to such Event of Default and other matters relating to the Loans after an Event of Default as may be taken by the Administrative Agent hereunder and, if applicable, under any written contract entered into by the Lenders and the Administrative Agent with respect to the Loans. Not more often than once every 6 consecutive months during (a) the continuance of an Event of Default which has resulted in the acceleration of the Loans, and (b) any period thereafter during which the Administrative Agent is exercising remedies or has taken title to one or more of the Individual Properties, Senior Lenders holding at least 51% of the aggregate outstanding principal amount of the Senior Loans may send written notice to the Administrative Agent requesting that the Administrative Agent hire a reputable MAI appraiser to determine the Appraised Value of the Properties. Promptly after receipt of such appraisals, the Administrative Agent shall send copies thereof to the Lenders together with written notice regarding whether or not an Appraisal Event has occurred based on the results of such appraisals. If the Appraised Value of the Properties is less than or equal to the sum of (i) all amounts then due and owing the Administrative Agent under the Loan Documents and (ii) the aggregate outstanding principal amount of the Senior Loans and all other amounts then due and owing the Senior Lenders under the Loan Documents, an “Appraisal Event” shall have occurred.

Section 13.5 Rights as a Lender. If the Administrative Agent is also a Lender hereunder it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of lending, trust or other business with any Borrower (and any of its Affiliates) as if it were not acting as the Administrative Agent, and the Administrative Agent and its affiliates may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 13.6 Standard of Care; Indemnification. In performing its duties under the Loan Documents, the Administrative Agent will exercise the same degree of care as the

Administrative Agent normally exercises in connection with real estate loans in which no syndication or participations are involved, but the Administrative Agent shall have no further responsibility to any Lender except as expressly provided herein and except for its own gross negligence or willful misconduct which resulted in actual loss to such Lender, and, except to such extent, the Administrative Agent shall have no responsibility to any Lender for the failure by the Administrative Agent to comply with any of the Administrative Agent’s obligations to any Borrower under the Loan Documents or otherwise. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 11.5, but without limiting the obligations of any Borrower under Section 11.5) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that any Borrower is obligated to pay under Section 11.5, but excluding, unless a Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the Administrative Agent’s breach of its standard of care set forth in the first sentence of this Section.

Section 13.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of any Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. Subject to the provisions of the first sentence of Section 13.5, the Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Properties or the books of any Borrower or any of its Affiliates. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or as otherwise agreed by the Administrative Agent and the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or any of its affiliates.

Section 13.8 Failure to Act. Except for action expressly required of the Administrative Agent hereunder, and under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 13.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 13.9 Resignation of Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers but such resignation shall not be effective until a new successor Administrative Agent accepts such appointment. Upon any such resignation, the Controlling Lenders shall have the right to appoint a successor Administrative Agent, which successor shall: (a) be a financial institution that has knowledge and experience comparable to the resigning Administrative Agent’s knowledge and experience in the servicing of loans similar to the Loans hereunder; and (b) be subject to the approval of the Borrowers, which approval shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Controlling Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation of the retiring Administrative Agent, then the retiring Administrative Agent shall appoint an interim successor Administrative Agent as determined by the retiring Administrative Agent in its reasonable discretion, to serve in such capacity until such time as the Controlling Lenders and the Borrowers agree upon a successor administrative agent, and upon the acceptance of such appointment by the successor Administrative Agent, the retiring Administrative Agent’s resignation shall become effective and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 13.9). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 13 and Section 11.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

[NO FURTHER TEXT ON THIS PAGE]

EXECUTED as an instrument under seal as of the date first written above.

SENIOR LENDERS:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	David L. Babson & Company Inc., its authorized agent

By:
Name:
Title:

JUNIOR LENDERS:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	David L. Babson & Company Inc., its authorized agent

By:
Name:
Title:

[Signatures continue on the following page]

BORROWER:

SUNSTONE LAX AIRPORT, LLC

By:
Jon Kline
Vice President

Principal place of business and chief executive office:

903 Calle Amanecer, Suite 100 San Clemente, CA 92673

Address for Notices:

c/o Sunstone Hotel Investors, L.L.C.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673

[Signatures continue on the following page]

BORROWER:

SUNSTONE SH HOTELS L.L.C.

By:
Jon Kline
Vice President

Principal place of business and chief executive office:

903 Calle Amanecer, Suite 100 San Clemente, CA 92673

Address for Notices:

c/o Sunstone Hotel Investors, L.L.C.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673

[Signatures continue on the following page]

BORROWER:

SUNSTONE OP PROPERTIES L.L.C.

By:
Jon Kline
Vice President

Principal place of business and chief executive office:

903 Calle Amanecer, Suite 100 San Clemente, CA 92673

Address for Notices:

c/o Sunstone Hotel Investors, L.L.C.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673

[Signatures continue on the following page]

BORROWER:

SUNSTONE CHANDLER, LLC

By:
Jon Kline Vice President

Principal place of business and chief executive office:

903 Calle Amanecer, Suite 100
San Clemente, CA 92673

Address for Notices:

c/o Sunstone Hotel Investors, L.L.C.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673

[Signatures continue on the following page]

BORROWER:

SHP OGDEN, LLC

By:
Jon Kline Vice President

Principal place of business and chief executive office:

903 Calle Amanecer, Suite 100
San Clemente, CA 92673

Address for Notices:

c/o Sunstone Hotel Investors, L.L.C.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673

[Signatures continue on the following page]

ADMINISTRATIVE AGENT:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	David L. Babson & Company Inc., its authorized agent

By:
Name:
Title:

EXHIBIT A

LEGAL DESCRIPTIONS OF PROPERTIES

(See attached)

EXHIBIT B-1

[Form of Senior Floating Note]

SENIOR PROMISSORY NOTE

$	August , 2003
Boston, Massachusetts

FOR VALUE RECEIVED, SUNSTONE LAX AIRPORT, LLC, SUNSTONE SH HOTELS L.L.C., SUNSTONE OP PROPERTIES L.L.C., SUNSTONE CHANDLER, LLC, AND SHP OGDEN, LLC, jointly and severally, hereby promise to pay to                          or, provided that the registration provisions referred to below have been satisfied, to its successors and assigns (a “Lender”), the principal sum of [                    ] AND 00/100 Dollars ($                    ) in lawful money of the United States of America and in immediately available funds to the account of the Lender, pursuant to written instructions provided by the Lender to the Borrowers and to the Administrative Agent referred to below or, if so directed by the Lender, to such Administrative Agent for the account of the Lender (the Agreement referred to below hereby constituting such a direction), on the dates and in the principal amounts provided in the Agreement, and to pay interest on the unpaid principal amount of such Loan, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Agreement.

The date, amount, and interest rate of the Loan made by the Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books, provided that the failure of the Lender to make any such recordation shall not affect the obligations of the Borrowers to make a payment when due of any amount owing under the Agreement or hereunder in respect of the Loan made by the Lender.

This Note is one of the Senior Floating Notes referred to in the Loan Agreement, dated as of August     , 2003 (as modified and supplemented and in effect from time to time, the “Agreement”) between the Borrowers, the lenders party thereto (including the Lender) and Massachusetts Mutual Life Insurance Company (together with its successors and permitted assigns as administrative agent thereunder, the “Administrative Agent”), and evidences the Loan made by the Lender thereunder.

Terms used but not defined in this Note have the respective meanings assigned to them in the Agreement. This Note is secured by, and has the benefit of, the Mortgages on all of the Properties, the Assignments of Leases and Rents with respect to all of the Properties, the Collateral Assignment of Interest Rate Cap Agreement, the Subordination of Management

Agreement, the Hazardous Materials Indemnity Agreement and certain other Loan Documents. This Note is subject to the terms and provisions of the Agreement.

The Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayment of this Note, in whole or in part, upon the terms and conditions specified therein.

This Note is subject to certain registration provisions set forth in the Agreement and may only be assigned and transferred by the Lender in compliance with such provisions.

THIS SENIOR FLOATING NOTE MAY ALSO BE SUBJECT TO CERTAIN RESTRICTIONS ON SALE OR TRANSFER AS SET FORTH IN SECTION 2.1 (f) OF THE AGREEMENT.

Notwithstanding anything contained herein to the contrary, the Borrowers’ liability hereunder is subject to the limitation on liability provisions of Article 12 of the Agreement, which Article 12 is incorporated herein by reference, mutatis mutandis, as if such Article 12 was set forth in full herein.

The liabilities of each Person identified as a “Borrower” below shall be joint and several under this Agreement.

This Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

[BORROWER SIGNATURE PAGES FOLLOW]

BORROWER:

SUNSTONE LAX AIRPORT, LLC

By:
Name:
Title:

Address for Notices:

c/o Sunstone Hotel Investors, L.L.C.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673

[Signatures continue on the following page]

BORROWER:

SUNSTONE SH HOTELS L.L.C.

By:
Name:
Title:

Address for Notices:

c/o Sunstone Hotel Investors, L.L.C.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673

[Signatures continue on the following page]

BORROWER:

SUNSTONE OP PROPERTIES L.L.C

By:
Name:
Title:

Address for Notices:

c/o Sunstone Hotel Investors, L.L.C.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673

[Signatures continue on the following page]

BORROWER:

SUNSTONE CHANDLER, LLC

By:
Name:
Title:

Address for Notices:

c/o Sunstone Hotel Investors, L.L.C.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673

[Signatures continue on the following page]

BORROWER:

SHP OGDEN, LLC

By:
Name:
Title:

Address for Notices:

c/o Sunstone Hotel Investors, L.L.C.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673

EXHIBIT B-2

[Form of Junior Floating Note]

JUNIOR PROMISSORY NOTE

$	August , 2003
Boston, Massachusetts

FOR VALUE RECEIVED, SUNSTONE LAX AIRPORT, LLC, SUNSTONE SH HOTELS L.L.C., SUNSTONE OP PROPERTIES L.L.C., SUNSTONE CHANDLER, LLC, AND SHP OGDEN, LLC, jointly and severally, hereby promise to pay to                                          or, provided that the registration provisions referred to below have been satisfied, to its successors and assigns (a “Lender”), the principal sum of [                        ] AND 00/100 Dollars ($                        ) in lawful money of the United States of America and in immediately available funds to the account of the Lender, pursuant to written instructions provided by the Lender to the Borrowers and to the Administrative Agent referred to below or, if so directed by the Lender, to such Administrative Agent for the account of the Lender (the Agreement referred to below hereby constituting such a direction), on the dates and in the principal amounts provided in the Agreement, and to pay interest on the unpaid principal amount of such Loan, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Agreement.

The date, amount, and interest rate of the Loan made by the Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books, provided that the failure of the Lender to make any such recordation shall not affect the obligations of the Borrowers to make a payment when due of any amount owing under the Agreement or hereunder in respect of the Loan made by the Lender.

This Note is one of the Junior Floating Notes referred to in the Loan Agreement, dated as of August    , 2003 (as modified and supplemented and in effect from time to time, the “Agreement”) between the Borrowers, the lenders party thereto (including the Lender) and Massachusetts Mutual Life Insurance Company (together with its successors and permitted assigns as administrative agent thereunder, the “Administrative Agent”), and evidences the Loan made by the Lender thereunder.

THIS JUNIOR FLOATING NOTE IS SUBORDINATE AND JUNIOR TO THE SENIOR FLOATING NOTES IN PRIORITY OF RIGHTS TO RECEIVE PAYMENTS AND IN CERTAIN OTHER RESPECTS, ALL AS SET FORTH IN THE AGREEMENT.

Terms used but not defined in this Note have the respective meanings assigned to them in the Agreement. This Note is secured by, and has the benefit of, the Mortgages on all of the Properties, the Assignments of Leases and Rents with respect to all of the Properties, the Collateral Assignment of Interest Rate Cap Agreement, the Subordination of Management Agreement, the Hazardous Materials Indemnity Agreement and certain other Loan Documents. This Note is subject to the terms and provisions of the Agreement.

The Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayment of this Note, in whole or in part, upon the terms and conditions specified therein.

This Note is subject to certain registration provisions set forth in the Agreement and may only be assigned and transferred by the Lender in compliance with such provisions.

THIS JUNIOR FLOATING NOTE MAY ALSO BE SUBJECT TO CERTAIN RESTRICTIONS ON SALE OR TRANSFER AS SET FORTH IN SECTION 2.1(f) OF THE AGREEMENT.

Notwithstanding anything contained herein to the contrary, the Borrowers’ liability hereunder is subject to the limitation on liability provisions of Article 12 of the Agreement, which Article 12 is incorporated herein by reference, mutatis mutandis, as if such Article 12 was set forth in full herein.

The liabilities of each Person identified as a “Borrower” below shall be joint and several under this Agreement.

This Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

[BORROWER SIGNATURE PAGES FOLLOW]

BORROWER:

SUNSTONE LAX AIRPORT, LLC

By:
Name:
Title:

Address for Notices:

c/o Sunstone Hotel Investors, L.L.C.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673

[Signatures continue on the following page]

BORROWER:

SUNSTONE SH HOTELS L.L.C.

By:
Name:
Title:

Address for Notices:

c/o Sunstone Hotel Investors L.L.C.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673

[Signatures continue on the following page]

BORROWER:

SUNSTONE OP PROPERTIES L.L.C.

By:
Name:
Title:

Address for Notices:

c/o Sunstone Hotel Investors, L.L.C.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673

[Signatures continue on the following page]

BORROWER:

SUNSTONE CHANDLER, LLC

By:
Name:
Title:

Address for Notices:

c/o Sunstone Hotel Investors, L.L.C.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673

[Signatures continue on the following page]

BORROWER:

SHP OGDEN, LLC

By:
Name:
Title:

Address for Notices:

c/o Sunstone Hotel Investors, L.L.C.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673

EXHIBIT C

[Form of Assignment and Acceptance]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan Agreement dated as of August         , 2003 (as amended and in effect on the date hereof, the “Agreement”), among SUNSTONE LAX AIRPORT, LLC, SUNSTONE SH HOTELS L.L.C., SUNSTONE OP PROPERTIES L.L.C., SHP OGDEN, LLC, and SUNSTONE CHANDLER, LLC, each a Delaware limited liability company, the Lenders named therein and MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as Administrative Agent for the Lenders. Terms defined in the Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the Note set forth below together with the Assignor’s rights and obligations as a Lender with respect to such Note under the Agreement. The Assignee hereby acknowledges receipt of a copy of the Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Agreement and, in each case, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall relinquish its rights and be released from its obligations under the Agreement with respect to the Note it has transferred to Assignee. In case of a transfer of any Note to Assignee, this Assignment and Acceptance shall not be effective without compliance with the registration requirements of Section 11.9(1) of the Agreement.

This Assignment and Acceptance is being delivered to Administrative Agent together with such representations and warranties of Assignee and any opinion of counsel with respect to such transfer as Administrative Agent may reasonably require and, if the Assignee is not already a Lender under the Agreement, an administrative questionnaire in the form supplied by Administrative Agent, duly completed by the Assignee.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

The Assignor represents and warrants to the Assignee that the Assignor is the registered owner of the Note which Assignor has transferred to Assignee free and clear of any adverse interest therein. The Assignor and the Assignee represent and warrant to each other that they are, respectively, authorized to execute and deliver this Assignment and Acceptance.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

Description of Note:

The terms set forth above and below are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

The undersigned hereby consents to the within assignment.

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY
As Administrative Agent

By:	David L. Babson & Company Inc.
Its authorized agent

By:
Name:
Title:

EXHIBIT D

ORGANIZATION CHART OF BORROWER AND BORROWER PARTIES

EXHIBIT E

ALLOCATED LOAN AMOUNTS AND PERCENTAGES

Individual Property:	Allocated Loan Amount:	Allocated Percentage:
Property name/address	$	%

EXHIBIT F

CONDEMNATIONS AND POTENTIAL CONDEMNATIONS

EXHIBIT G

INTEREST RATE HEDGE AGREEMENT

EXHIBIT H

FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENT

EXHIBIT I

FORM OF MONTHLY OPERATING STATEMENT

EXHIBIT J

FORM OF REMAINDER OF YEAR QUARTERLY REPORT

EXHIBIT K

FORM OF TRAILING 12-MONTH QUARTERLY REPORT

EXHIBIT L

FORM OF SMITH TRAVEL RESEARCH REPORT

EXHIBIT M

FORM OF CAPEX DRAW REQUEST

EXHIBIT N

FORM OF CAPEX DRAW SUMMARY

EXHIBIT N

FORM OF JOB COST REPORT – CAPEX

SCHEDULE 1

COMMITMENTS

SENIOR LENDER	COMMITMENT FOR SENIOR FLOATING LOANS

Massachusetts Mutual Life Insurance Company	$ Senior Floating Loans (subject to increase to up to $ pursuant to the provisions of Section 2.9 or Section 2.10)

JUNIOR LENDER	COMMITMENT FOR JUNIOR FLOATING LOANS

Massachusetts Mutual Life Insurance Company	$ Junior Floating Loans (subject to increase to up to $ to the provisions of Section 2.9 or Section 2.10)

AGGREGATE COMMITMENT FOR ALL FLOATING LOANS:

$345,000,000 Floating Loans (subject to increase to up to $399,500,000 pursuant to the provisions of Section 2.9 or Section 2.10)

SCHEDULE 2

CLOSING CONDITIONS

The closing and advance of the Loans shall be subject to the Administrative Agent’s receipt, review, approval and/or confirmation of the following, at the Borrowers’ cost and expense to the extent provided in the term sheet, each in form and content reasonably satisfactory to the Administrative Agent:

1. The Borrowers shall have provided the Administrative Agent with a description of the ownership and Control structure of the Borrower and the Borrower Parties and any entities or individuals serving as sponsors or indemnitors in connection with the Loan, including such organization chart(s) as shall be reasonably required to accurately describe such structure.

2. Each Borrower, each Borrower Party and any other Person whose signature is required on a document for the closing of the Loans shall have executed and delivered the Loan Documents.

3. The Borrowers shall have paid all fees and expenses in connection with the transaction at the times and to the extent required by the term sheet.

4. The Borrowers shall have furnished all documentation required by the Administrative Agent, including an opinion of the Borrowers’ counsel satisfactory to the Administrative Agent (i) confirming the legal existence and the due authorization of each Borrower and each Borrower Party, the general partners or managing members of each Borrower, each Borrower Party, and such other Persons as are reasonably required by the Administrative Agent, (ii) opining that the Loan Documents are legal, valid, binding and enforceable, and (iii) opining as to such other matters as the Administrative Agent may reasonably request or as are commonly required by lenders of commercial mortgage loans.

5. Each Borrower, each Borrower Party, and such other Persons as are reasonably required by the Administrative Agent shall furnish to the Administrative Agent an affidavit relating to such Person’s organization and authority, and there shall be attached thereto certified copies of all of their respective organizational documents and documents, consents and/or resolutions evidencing their respective existence, good standing, capacity and authority to engage in this transaction and in any transaction or business in connection with which the Loans are made, and the qualifications of signers to execute the Loan Documents.

6. Each Borrower, each Borrower Party, and such other Persons as are reasonably required by the Administrative Agent shall furnish prior to the closing and with each disbursement of the Loan (and subsequently upon request) such audited financial statements prepared by an independent party as may be required by the Administrative Agent, attesting to such Person’s financial condition. Each Borrower shall also provide certified copies of the tax returns for such Persons as Lender may request. At the time set for each disbursement of the Loans, the Administrative Agent may require updated audited financial statements and/or tax returns for all or any of the forgoing Persons and the properties and shall be satisfied that there has been no material adverse change in any rent roll submitted in connection with the closing of the Loans or in the financial condition of the foregoing Persons or the Properties from that shown on the financial statements required to be submitted in connection with closing of the Loans and that none of the above Persons are involved and have not in the past been involved in any bankruptcy, reorganization or insolvency proceedings, and that such parties are not and have not been in default on any indebtedness owing to any Lender or to any affiliate of any Lender or on any indebtedness obtained for commercial purposes. As of the time of each disbursement of the Loans, no default shall have occurred and be continuing in the performance of any obligation, covenant or provision contained in any instruments evidencing or securing the Loans or incidental to it. The Administrative Agent shall have the right to obtain investigative consumer credit reports and such other references on the Borrowers or the Borrower Parties as the Administrative Agent deems appropriate, and each Borrower agrees to furnish upon request an authorization to obtain such a report and references for any party referenced above.

7. On the Closing Date, the Borrowers shall own free and clear of all liens, security interests and encumbrances, all Personalty used or maintained in connection with or derived from the operation of the Properties. The Borrowers shall give the Administrative Agent an inventory of the Personalty by serial number or account number, as appropriate. The Loan Documents shall create a properly perfected first priority security interest on all Personalty. The Personalty and the Properties shall not be subject to any other encumbrance. Any leased Personalty and all costs in connection therewith must be disclosed to and approved by the Administrative Agent and the Lenders and, upon approval, assigned to the Administrative Agent (on behalf of the Lenders). With respect to any assigned Personalty leases, the Borrowers shall also obtain for the benefit of the Lenders a recognition agreement in a form satisfactory to the Administrative Agent from all such lessors of Personalty.

8. The Borrowers shall give to the Administrative Agent a present, irrevocable and recordable assignment of all leases, rents and revenues that now or hereafter affect or are derived from the Properties. The Borrowers shall also give the Administrative Agent a first priority security interest in all income (including accounts) derived from the operation of the Properties. The signed original (or a signed copy certified to be true, correct and complete by the applicable Borrowers) of all leases, including amendments and exhibits, shall be deposited with the Administrative Agent prior to the closing of the Loans. All leases and tenancies shall be in form and substance satisfactory to Lender. Borrower shall use commercially reasonable efforts to furnish a tenant estoppel letter for each tenant of the Properties on a form satisfactory to the Administrative Agent indicating the tenant has unconditionally accepted and occupies its premises, is paying the rent required under its lease, that its lease is in full force and effect without default and certifying or agreeing to such other matters as Lender may require. Each Borrower shall submit to the Administrative Agent on the Closing Date and each disbursement date, a rent roll certified by such Borrower as true and correct as of such date. Any ground lease upon the Properties shall be in all respects satisfactory to the Administrative Agent, and the fee owner(s) shall provide the Administrative Agent with an estoppel letter and an acknowledgement and recognition agreement that is satisfactory to the Administrative Agent.

9. The Borrowers shall have provided evidence of insurance as required by this Agreement.

10. The Borrowers shall have provided an ALTA (or equivalent) mortgagee policy of title insurance, on the ALTA 1970 form (or a 1992 form with an endorsement deleting the creditors rights exception) or other title insurance policy(s) as the Administrative Agent shall require insuring that each Mortgage is a first-priority Lien on the applicable Individual Property and related collateral in form and substance satisfactory to the Administrative Agent, together with such affirmative insurance and endorsements as the Administrative Agent shall require. The Borrowers shall also provide reinsurance reasonably acceptable to the Administrative Agent on the then current ALTA Facultative form with direct access and in such amounts as the Administrative Agent shall determine. The Borrowers shall cause to be furnished endorsements to each such title policy for each Earnout Advance made after the initial closing.

11. The Borrowers shall have furnished to the Administrative Agent at least ten (10) Business Days prior to the scheduled closing date three (3) copies of an as-built survey of each Individual Property prepared by a licensed surveyor or engineer, of current date, and certified to the Administrative Agent (on behalf of the Lenders) and the title insurance company with a form of certification acceptable to the Administrative Agent. Each survey shall be satisfactory in all respects to the Administrative Agent and shall have been prepared in accordance with the Administrative Agent’s “Minimum Requirements for Surveys.”

12. On the Closing Date and on each Disbursement Date, the Properties (including all buildings and improvements) shall have been completed to the Administrative Agent’s satisfaction, substantially in accordance with the plans and specifications approved by the Administrative Agent, and shall not have been damaged by fire or other casualty or be the subject of condemnation proceedings or to the actual knowledge of any Borrower any threat of condemnation proceedings.

13. Each Borrower shall have submitted to the Administrative Agent for its approval, not later than ten (10) days from the date on which the Lenders issue a commitment for the Loans, final, complete and signed architectural, civil, structural, foundation, plumbing, electrical and mechanical plans and specifications and a soil report for the Properties, including all buildings and improvements constructed and to be constructed. No material change shall be made in the final plans and specifications without the prior written consent of the Administrative Agent.

14. The Administrative Agent may retain outside consulting engineers (collectively, the “Consulting Engineers”) to review the plans and specifications and soil report described in the immediately preceding section to review and/or complete the Engineering Requirements and Environmental Requirements (each as hereinafter defined), to review any seismic or other engineering reports and to make inspections of the Properties. The Borrowers’ costs under this section for the Consulting Engineers are included within the Due Diligence Fee provided for in the term sheet. Any third-party reports supplied by the Borrowers in order to satisfy the Engineering Requirements or the Environmental Requirements must be approved by and satisfactory to the Administrative Agent and Borrower must cause each third-party consultant to deliver to the Administrative Agent a reliance letter for the benefit of the Administrative Agent in form and substance satisfactory to the Administrative Agent.

15. On the Closing Date, each Individual Property shall be in compliance with all federal, state and local laws, ordinances, rules and regulations respecting the environment and, additionally, shall be free from asbestos, toxic mold, hydrocarbons and any substance deemed a toxic or hazardous substance under federal, state or local laws, ordinances, rules and regulations (collectively, “Hazardous Materials”). No portion of the Properties shall be leased, used or occupied for dry cleaning operations, or the storage of any chemicals used in the dry cleaning process.

16. Prior to disbursement of the Loan, each Borrower shall furnish the Administrative Agent with an environmental site assessment satisfactory to the Administrative Agent and prepared by an independent environmental consultant approved by Lender (the “Environmental Consultant”) showing that each Individual Property meets the requirements of the immediately preceding section. The environmental site assessment shall be performed in accordance with Lender’s “Minimum Standards for Environmental Site Assessments”. All costs and expenses of the Environmental Consultant and the environmental site assessment shall be included in the Due Diligence Fee. The requirements set forth in this section and the immediately preceding section are collectively referred to as the “Environmental Requirements.”

17. In connection with the delivery of all third party reports, each Borrower will be required to comply with the Administrative Agent’s standard “Instructions to Borrowers on Engineering Issues” The Administrative Agent’s “Minimum Requirements for Surveys”, the Administrative Agent’s “Environmental Requirements” and the Administrative Agent’s Instructions to Borrowers on Engineering Issues” are collectively referred to herein as the “Engineering Requirements.”

18. The Borrowers shall have furnished proof satisfactory to the Administrative Agent that each Individual Property is in compliance with all federal, state and local government laws, regulations and ordinances including, but not limited to land use, development, zoning, building codes, American with Disabilities Act, and the Environmental Requirements.

19. All appraisals, environmental reports and building condition reports delivered to the Administrative Agent prior to the execution of this Agreement shall be, to the extent then available, certified to the Administrative Agent (on behalf of the Lenders) without modification or change thereto in the form reasonably requested by the Administrative Agent which may include certification to additional participants, co-lenders and/or investors in a Secondary Market Transaction.

20. The Borrowers shall have furnished to the Administrative Agent originals or copies of the Management Agreements and Approved Franchise Agreements, certified by each Borrower as being true, correct and complete.

21. The Borrowers shall have deposited with the Administrative Agent the amounts required to fund the Reserves.

22. There shall not have occurred since the date of the term sheet any material adverse change, or any material deterioration thereof, in the financial condition of the Borrower or any Borrower Party or any material adverse change in the condition (financial or otherwise) of any Individual Property.

23. No material condemnation (other than those condemnations or potential condemnations listed on Exhibit F attached hereto) or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any Individual Property; no Individual Property shall have suffered any significant damage by fire or other casualty which has not been repaired; no structural change to any Individual Property shall have occurred or to any of the improvements thereon, no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any third party or governmental authority, which would have, in the Administrative Agent’s reasonable judgment, a material adverse effect on any Borrower, any Borrower Party, any Individual Property, the Administrative Agent or any Lender.

24. All fees and commissions (other than fees or commissions that are the Administrative Agent’s or Lender’s direct obligations) payable to real estate brokers, mortgage brokers, or any other brokers or agents in connection with the Loans shall have been paid.

25. The Borrowers shall have furnished the Interest Rate Cap Agreement covering the original principal amount of the Floating Notes and in all respects satisfactory to the Administrative Agent.

26. All outstanding indebtedness and all other amounts secured by the Properties shall have been paid in full and a release of all security documents filed or of record with respect to such liens.

27. The representations and warranties contained in this Loan Agreement and in all other Loan Documents shall be true and correct.

28. No Event of Default shall have occurred or exist.

29. All reasonable out-of-pocket expenses incurred by the Administrative Agent and Lenders in connection with the Loans shall have been paid or shall be paid out of the proceeds of the Loans including, without limitations, legal fees and disbursements of the Administrative Agent’s and Lenders’ counsel and of local counsel, credit/application fees, accounting fees, third party report costs, recording fees, title insurance premiums, lien and UCC searches, survey costs and other reasonable out-of-pocket expenses related to due diligence and closing.

SCHEDULE 3

HOTEL ACCOMMODATIONS, ROOM NUMBERS AND TYPES, ETC.

SCHEDULE 4

INSURANCE CLAIMS

Claim Detail	Status	Incurred Loss	Incurred Total	Paid Loss	Paid Total
General Liability Losses:

Property Losses:

TOTAL:

	Status	Incurred Medical	Incurred Indemnity	Incurred Expense	Paid Medical	Paid Indemnity
Workers Compensation

TOTAL:

SCHEDULE 5

HOTEL OPERATING AGREEMENTS

SCHEDULE 5A

MANAGEMENT AGREEMENTS AND MANAGERS

SCHEDULE 5B

FRANCHISE AGREEMENTS

SCHEDULE 6

INITIAL APPROVED BUDGET

SCHEDULE 7

DEFERRED MAINTENANCE SCHEDULE

Property Name and Address	Maintenance Work Required	Estimate of Cost and Amount Deposited in Deferred Maintenance Reserve on Closing Date

SCHEDULE 8

IMMEDIATE RELEASE PROPERTIES

SCHEDULE 9

CAPITAL EXPENDITURE RESERVES

Property Name and Address	Current Capital Expenditure Reserve Percentage (as set forth in Management Agreement)	Amount of Current FF&E Reserves Transferred to Capital Expenditure Reserve on Closing Date

SCHEDULE 10

GROUND LEASES AND GROUND LEASE RENT AMOUNTS

Property Name and Address	Ground Lease information (including current monthly ground rent)

TOTAL CURRENT MONTHLY GROUND RENT DUE UNDER GROUND LEASES:

SCHEDULE 11

OPERATING LEASES AND OTHER LEASES AFFECTING PROPERTIES

Operating Leases:

Material Leases:

Capital Leases:

Other Leases:

SCHEDULE 12

ENVIRONMENTAL MATTERS

SCHEDULE 13

ENTITIES FILING CONSOLIDATED TAX RETURNS

SCHEDULE 14

MECHANIC’S LIENS, ETC.

SCHEDULE 15

ILLUSTRATIONS OF CALCULATION OF

ADMINISTRATIVE AGENT LOST SERVICING FEE

The operation of the definition of “Administrative Agent Lost Servicing Fee” is illustrated by the following chart and examples, which are provided for reference only. In the event of any conflict or ambiguity between the terms of the definition of “Administrative Agent Lost Servicing Fee” the following chart or examples, the terms of the definition of “Administrative Agent Lost Servicing Fee” shall control in all respects.

		Time at which prepayment is made
		Loan Months 1-3	Loan Months 4-12	Loan Months 13-
Percentage by which aggregate principal amounts prepaid (including amount of current prepayment) is to be multiplied in order to calculate Administrative Agent Lost Servicing Fee	If Cumulative Prepayment Amount (including amount of prepayment being made) during first 3 Loan Months was equal to or less than $50,000,000	0%	0.20%	0%
	If Cumulative Prepayment Amount (including amount of prepayment being made) during first 3 Loan Months was greater than $50,000,000	0.25%	0.20%	0%

Example 1. Borrowers make a prepayment of $20,000,000 during the third Loan Month. They have made no previous prepayments. There is no Administrative Agent Lost Servicing Fee due in connection with such prepayment.

Example 2. Borrowers make a prepayment of $20,000,000 during the third Loan Month. They have made two previous prepayments of $20,000,000 each. The previous prepayments, taken together with the current prepayment, yield an aggregate principal prepayment of $60,000,000. There is an Administrative Agent Lost Servicing Fee due which is equal to 0.25% multiplied by $60,000,000, or $150,000.

Example 3. Borrowers make a prepayment of $20,000,000 during the eighth Loan Month. They made three previous prepayments of $20,000,000 each during the first three Loan Months. The previous prepayments, taken together with the current prepayment, yield an aggregate principal prepayment of $80,000,000. There is an Administrative Agent Lost Servicing Fee due which is equal to 0.20% multiplied by $80,000,000, or $160,000. However, the Borrowers should have paid an Administrative Agent Lost Servicing Fee of $150,000 at the time of the third prepayment. If such amount was actually paid, the Borrowers receive a credit against such amount, and the Administrative Agent Lost Servicing Fee due in connection with the most recent prepayment is the difference, $10,000.

LIST OF DEFINED TERMS

$ 8
Access Laws	2
Additional Costs	2
Adjusted Libor Rate	2
Administrative Agent	2
Administrative Agent Loss Servicing Fee	2,3
Affiliate	3
Agreement	3
Allocated Loan Amount	3
Allocated Percentage	4
Alternate Interest Rate	4
Alternate Interest Rate Loans	4
Annual Budget	4
Applicable Lending Office	4
Appraisal Event	4
Appraised Value	4
Approved Budget	4
Approved Financial Institution	4
Approved Franchise Agreements	4
Assignment and Acceptance	5
Assignments of Leases and Rents	5
Assignments of Licenses	5
Award	5
Bankruptcy Party	5
Basle Accord	5
Books and Records	5
Borrower	5
Borrower Party	5
Business Day	5
Business Plan	5
Capital Budget	6
Capital Expenditure Reserve	6
Capital Lease	6
Cash Trap Period	6
Casualty Consultant	6
Casualty Retainage	6
Closing Date	6
Code	6
Collateral Assignment of Interest Rate Cap Agreement	6
Commitment	6
Concentration Account	6
Condemnation	7

Condemnation Limit	7
Condemnation Proceeds	7
Continuation	7
Continue	7
Continued	7
control	7
controlled	7
controlling	7
Conversion	7
Convert	7
Converted	7
Debt	7
Debt Service	8
Default Rate	8
Deferred Maintenance Reserve	8
Delevering Prepayment	8
Delevering Prepayment Fee	8
Deposit Account Control Agreement	8
Depository Account	8
Dollars	8
DSCR	9
Earnout Advance	9
Environmental Laws	9
ERISA	9
Event of Default	9
Exchange Act Filing	9
Extension Fee	9
Extension Right	9
FF&E	9
Fiscal Year	9
Fitch	9
Floating Interest Rate	9,11,21
Floating Loan Amount	10,12,21
Floating Loans	10,12,22
Floating Notes	10,12,22
Franchise Agreement	10
Franchisor Warning Event	10
Funds Release Limit	10
GAAP	10
Ground Lease Rent Reserve	10
Hazardous Materials	10
Hazardous Materials Indemnity Agreement	10
Immediate Release	10
Immediate Release Property	10
Improvements	10
Indebtedness	10

Individual Property	11
Initial Interest Rate Cap Agreement	11
Institutional Investors	11
Insurance Premiums	11
Insurance Proceeds	11
Interest Period	11
Interest Rate	11
Interest Rate Cap Agreement	11
Leases	12
Legal Requirements	12
Lender	12,22
Lenders	12,22
Libor Base Rate	12
Libor Breakage Fee	13
Licenses	13
Lien	13
Limited Guaranty	13
Loan Documents	13
Loan Month	14
Loan Year	14
Loans	14
Loan-to-Value-Ratio	14
Majority Lenders	7
Management Agreement	14
Manager	14
Material Capital Lease	14
Material Lease	14
Maturity Date	14
Maximum Loan to Value Ratio	15
Membership Pledge	15
Minimum DSCR Event	15
Monthly Operating Statement	15
Moody’s	15
Mortgage	15
Multi-Party Agreement	15
Net Cash Flow	15
Net Operating Income	15
Net Proceeds	16
Net Proceeds Deficiency	16
Net Sales Proceeds	16
Non-Recourse Exceptions	16
Notes	16
OFAC	16
OFAC Programs	16
Operating Account	16
Operating Budget	16

Operating Expenses	16
Operating Lease	17
Operating Revenues	17
Operator	18
Other Release	18
Other Release Property	18
Participant	18
Payment Date	18
Permitted Encumbrances	18
Permitted Investment	18
Person	19
Personalty	19
Policies	19
Prepayment Fee	19
Prime Rate	19
Properties	19
Rate Cap Rating Criteria	19
Rating Agencies	20
Register	20
Regulation D	20
Regulatory Change	20
Related Parties	20
Release	20
Release Amount	20
Rents	21
Replacement Interest Rate Cap Agreement	21
Reserve Requirement	21
Reserves	21
Restoration	21
S&P	21
Scheduled Payment	21
Secondary Market Transaction	21
Security Agreements	21
Servicer	22
Servicing Agreement	22
Severed Loan Documents	22
Site Assessment	22
Special Earnout Advance	22
Special Earnout Calculation Date	22
Special Earnout Valuation Limit	22
Special Purpose Entity	22
Standard Earnout Advance	22
Standard Prepayment Fee	23
State	23
Stock Pledge	23
STR Report	23

Subordination of Management Agreements	23
Sunstone	24
Tarsadia Anaheim Ground Lease	24
Tarsadia Anaheim Property	24
Tarsadia Floor Release Amount	24
Tarsadia Ground Lease	24
Tarsadia Los Angeles Ground Lease	24
Tarsadia Los Angeles Property	24
Tarsadia Property	24
Tarsadia San Diego Ground Lease	24
Tarsadia San Diego Property	25
Tax and Insurance Reserve	6,9,25
Tax Escrow Rebalancing	25
Taxes	25
Title Policy	25
Trailing Twelve-Month NOI	25
Trapped Cash Reserve	25
Type	25
Uniform System of Accounts	25